CONSTRUCTION AND TERM LOAN AGREEMENT

by and between

LCS-Westminster Partnership III LLP, an Iowa limited liability partnership
Borrower

and

NATIONAL HEALTH INVESTORS, INC.,
a Maryland corporation Lender
Dated: February 10, 2015

TABLE OF CONTENTS
Page
ARTICLE 1    LOANS    20

1.1	Principal 21

1.2	Interest 21

1.3	Interest Reserve Account 22

1.4	Regulatory Change; Conversion of Interest Rate 22

1.5	Payments 23

1.6	Prepayment 24

1.7	Guarantees 25

1.8	Participations, Pledges and Syndication and Securitization 25

1.9	Assignment of Borrower’s Rights 26
ARTICLE 2    CONDITIONS OF BORROWING    27

2.1	Pre-Closing Requirements 27

2.2	Loan Documents 30

2.3	Title Insurance 31

2.4	Opinion of Attorneys 31
ARTICLE 3    ADVANCES OF LOANS    31

3.1	General 31

3.2	Draw Requests with Respect to Loan B and Loan A Phase II Term Debt 33

3.3	Loans in Balance 35

3.4	Inspections 36

3.5	Lender’s Responsibilities 36

3.6	Retainage 37
ARTICLE 4    REPRESENTATIONS AND WARRANTIES    39

4.1	Borrower’s Formation and Powers 39

4.2	Authority 39

4.3	No Approvals 39

4.4	Legal and Valid Obligations 40

4.5	Litigation 40

4.6	Condition of Facility 40

4.7	Permits, Filings 40

4.8	Title to Land 41

4.9	Payment of Taxes 41

4.10	Agreements 41

4.11	No Defaults under Loan Documents or Other Agreements 41

4.12	Boundary Lines; Conformance with Governmental Requirements and Restrictions 41

4.13	No Condemnation Proceeding 42

4.14	Loans in Balance 42

4.15	Federal Reserve Regulations 42

4.16	Investment Company Act 42

4.17	Unregistered Securities 42

4.18	Accuracy of Information 42

4.19	ERISA Compliance 42

4.20	Compliance 42

4.21	Employees 43

4.22	Consents 43

4.23	Environmental Laws 43

4.24	Changes in Third-Party Payors 44

4.25	Financial Statements 44

4.26	Surveys and Reports 45

4.27	Insurance 45

4.28	Anti-Terrorism Regulations 45

4.29	Subsidiaries 46

4.30	Leases 46

4.31	Ownership and Control of Borrower 46

4.32	Other Indebtedness 46

4.33	Construction of Phase II Expansion 46
ARTICLE 5    COVENANTS OF BORROWER    47

5.1	Completing Construction 47

5.2	Changing Costs, Scope or Timing of Work 47

5.3	Paying Costs of the Project and the Loans 48

5.4	Using Proceeds of the Loans 48

5.5	Keeping of Records 49

5.6	Providing Updated ALTA Surveys 49

5.7	Maintaining Insurance Coverage 49

5.8	Transferring, Assigning, Conveying or Encumbering the Facility 49

5.9	Complying with the Loan Documents and Other Documents 49

5.10	Appraisals 50

5.11	Reporting Requirements 50

5.12	Financial Covenants 53

5.13	Taxes and Claims 54

5.14	Compliance with Applicable Laws 54

5.15	Notice 54

5.16	Merger, Consolidation and Transfers of Equity 54

5.17	Distributions 55

5.18	Construction Permits and Licenses 55

5.19	Patriot Act 55

5.20	Related Party Transactions 55

5.21	Leases 55

5.22	Debt; Operations and Fundamental Changes of Borrower 55

5.23	Accessibility Regulation 56

5.24	Condition Material Adverse Occurrence 56

5.25	Maintenance 57

5.26	Minimum Capital Expenditures 57

5.27	Management Agreement 58

5.28	Development Agreement, Architects Agreement 58

5.29	Representations and Warranties 59

5.30	Licensing Opinion 59

5.31	Post Closing Deliveries 59
ARTICLE 6    DEFAULTS    59

6.1	Events of Default 59

6.2	Rights and Remedies 62

6.3	Completion of Project by Lender 63

6.4	Deposit Account Control Agreement 63
ARTICLE 7    LOAN ADVANCES TO CURE BORROWER’S DEFAULTS    64
7.1    Authorization to Make Loan Advances to Cure Borrower’s Defaults    64

ARTICLE 8    PURCHASE OPTION, RIGHT OF FIRST REFUSAL AND RIGHT
OF FIRST OFFER    64

8.1	Purchase Option 64

8.2	Right of First Refusal 66

8.3	Right of First Offer 68

8.4	Specific Enforcement 69

8.5	Common Provisions 69

8.6	Assignability 70
ARTICLE 9    MISCELLANEOUS    70

9.1	Waiver and Amendment 70

9.2	Expenses and Indemnities 70

9.3	Binding Effect; Waivers; Cumulative Rights and Remedies 72

9.4	Incorporation by Reference 72

9.5	Survival 72

9.6	Governing Law; Waiver of Jury Trial; Jurisdiction 73

9.7	Counterparts 73

9.8	Notices 73

9.9	No Third Party Reliance 74

9.10	Time of the Essence 74

9.11	No Oral Modifications 74

9.12	Captions 75

9.13	Borrower-Lender Relationship 75

9.14	Recourse 75
.

EXHIBITS
EXHIBIT A DRAW REQUEST

EXHIBIT B PROJECT BUDGET

EXHIBIT C LEGAL DESCRIPTION

EXHIBIT D SWORN CONSTRUCTION COST STATEMENT

EXHIBIT E INSURANCE REQUIREMENTS

EXHIBIT F OWNERSHIP CHART

EXHIBIT G CERTIFICATE OF COMPLIANCE

EXHIBIT H DACA

EXHIBIT I MANAGEMENT AGREEMENT

SCHEDULES

SCHEDULE 4.5    LITIGATION SCHEDULE 4.30    LEASES SCHEDULE 4.32    INDEBTEDNESS
SCHEDULE 5.31    POST-CLOSING DELIVERIES

CONSTRUCTION AND TERM LOAN AGREEMENT
THIS CONSTRUCTION AND TERM LOAN AGREEMENT (this “Agreement”) is made and entered into this 10th day of February, 2015, by and between LCS-WESTMINSTER PARTNERSHIP III LLP, an Iowa limited liability partnership (the “Borrower”), whose address is 400 Locust Street, Suite 820, Des Moines, IA 50309, and NATIONAL HEALTH INVESTORS, INC., a Maryland corporation (the “Lender”), whose address is 222 Robert Rose Drive, Murfreesboro, Tennessee 37129.

Borrower has requested that the Lender provide to Borrower (a) a term loan (“Loan A”) in the maximum principal sum of up to $60,000,000 for the purpose of refinancing existing debt of the Borrower, funding the Interest Reserve Account (as hereinafter defined) and funding approved hard and soft costs of developing and constructing the Phase II Expansion (as hereinafter defined) as set forth in the Project Budget (as hereinafter defined) and (b) a construction loan (“Loan B” and together with Loan A, the “Loans” and each individually, a “Loan”) in the maximum principal sum of up to $94,500,000 for the purpose of funding the Interest Reserve Account and funding approved hard and soft costs of developing and constructing the Phase II Expansion as set forth in the Project Budget

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Advances (as hereinafter defined) to be made by Lender pursuant to this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

DEFINITIONS:

For purposes of this Agreement, the following terms shall have the following respective meanings, unless the context hereof clearly requires otherwise:

“Accessibility Regulation”: means any federal, state or local law, statute, code, ordinance, rule, regulation or requirement including, without limitation, under the United States Americans With Disabilities Act of 1991, as amended, (the “ADA”) relating to accessibility to facilities or properties for disabled, handicapped, physically challenged persons or other persons covered by the ADA.

“Account Pledge Agreement”: That Pledge and Security Agreement dated of even date herewith executed by Borrower with respect to all of its right, title and interest in and to the Escrow Account and the Interest Reserve Account, together with all amendments and modifications thereto hereafter entered into in accordance with the terms of this Agreement.

“Accounts”: The Borrower’s accounts receivable (including healthcare insurance receivables and Medicare or other governmental healthcare payments, if any), and other rights to payment arising from the Facility now existing or hereafter arising and whether or not for the sale or provision of goods or services to residents or patients, including, but not limited to occupancy charges of all kinds (including, without limitation, Initial Entrance Fee Receipts, Entrance Fee Receipts and monthly or other fees paid by residents or patients).
“Advances”: Any portion of the Loan A Commitment or Loan B Commitment advanced by Lender to or for the benefit of Borrower in accordance with this Agreement.

“Affiliate”: Any other Person directly or indirectly controlling, controlled by or under common control with such Person. As used in this definition, “control”, (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, through the ownership of voting securities, partnership interests or other equity interests, or through any other means, including the right to act as managing member.

“Affiliate Operator”: As defined in Section 8.1 of this Agreement.

“Agreement”: This Construction and Term Loan Agreement, including any amendments hereof and supplements hereto executed by Borrower, Lender and consented to by the Guarantor.

“Allowable Development Fees”: Development Fees which, prior to the payment in full of the Loan B Note, shall not exceed 4% of the GMP contract amount under the General Contract (exclusive of the Development Fees) and shall be paid pursuant to Section 3.2(e) hereof.

“Amended and Restated Management Agreement”: The Amended and Restated Management Agreement attached hereto as Exhibit I, together will all amendments and modifications thereto hereafter entered into and approved by Lender if required in accordance with this Agreement.

“Amended Management Agreement Effective Date”: The date which is thirty (30) days after the delivery to DSHS of the DSHS Management Agreement Notice.

“Anti-Terrorism Laws”: Any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Lender Secrecy Act, and the Law administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

“Application and Certification for Payment”: An itemized statement of the costs of the Project and other information on AIA Forms G702 and G703 signed and sworn to by the General Contractor and signed and approved by the Project Architect and accompanied by the Sworn Construction Cost Statement.

“Appraisal”: Any appraisal of the Facility that may be required by Lender from time-to- time pursuant to Section 5.10 of this Agreement which shall be (a) addressed to Lender, (b) prepared by an appraiser acceptable to Lender, (c) in substantial conformance with the regulations promulgated by the appropriate federal regulatory agency pursuant to Section 1110 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (12 U.S.C. § 3339), as amended, and the regulations thereunder, and (d) subject to the review and approval of

Lender. For avoidance of doubt, the requirements of this definition do not apply to any appraisal obtained pursuant to Article 8 hereof.

“Architect’s Agreement”: That certain agreement between Borrower and the Project Architect for design of the Phase II Expansion in both form and substance satisfactory to Lender, together with all amendments and modifications thereto hereafter entered into and approved by Lender if required in accordance with the terms of this Agreement.

“Assignment of Contracts, Plans, Agreements and Permits”: That certain Assignment of Contracts, Plans, Agreements and Permits from Borrower to Lender dated on or about the date hereof, together with all amendments and modifications thereto hereafter entered into in accordance with the terms of this Agreement.

“Assignment of Leases”: That certain Assignment of Leases and Rents dated the date hereof from Borrower to Lender for the benefit of Lender with respect to the Loans, together with all amendments and modifications thereto hereafter entered into in accordance with the terms of this Agreement.

“Attrition Income”: The amount of Entrance Fee Receipts (excluding Initial Entrance Fee Receipts) received by Borrower in the subject period, less the amounts which are paid by Borrower from such Entrance Fee Receipts (excluding Initial Entrance Fee Receipts) during the same period pursuant to the terms of the Residency Agreements in respect of the repayment of amounts due thereunder to such patients or residents who have left the Facility.

“Authorized Officer”: A duly authorized manager or officer of Borrower or a manager or designated officer of the managing partner of Borrower.

“Benefit Plan”: Each employee benefit plan covered by Title IV of ERISA whether now in existence or hereafter instituted, of Borrower or any ERISA Affiliate.

“Blocked Person”: As that term is defined in Section 4.28 below.

“Borrower”: Shall have the meaning assigned said term in the introductory paragraph hereof.

“Borrower’s Organizational Documents”: The Statement of Qualification of Borrower
filed with the Iowa Secretary of State on January 2, 2004, and Borrower’s Amended and Restated Limited Liability Partnership Agreement dated February 10, 2015, including any amendments thereof and supplements thereto.

“Borrower’s Partnership Agreement”: Borrower’s Amended and Restated Limited Liability Partnership Agreement dated February 10, 2015, including any amendments thereof and supplements thereto.

“Bring Down Certificate”: As that term is defined in Section 3.2 below.

“Business Day”: Any day other than a Saturday, a Sunday, or a legal holiday on which Lender is not open for business.

“Capitalized Lease Obligations”: Any obligation of Borrower to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligation is, or in accordance with GAAP (including Accounting Standards Codification Subtopic 840-30 Capital Leases as issued by the Financial Accounting Standards Board) is required to be, classified and accounted for as a capital lease on a balance sheet of Borrower at the time incurred; and for purposes of this Agreement the amount of each Capitalized Lease Obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash and Investments”: means the sum of all unencumbered (except encumbrances in favor of Lender) cash and cash equivalents and unencumbered (except encumbrances in favor of Lender) marketable securities, but excluding donor-restricted funds, refundable deposits and any reserves or funds which by Law or contract cannot be utilized promptly by the Borrower for debt service and operating expenses when due and payable, as shown on the most recent audited or unaudited financial statements of the Borrower.

“Cash Deficiency Amount”: As that term is defined in Section 5.12(c).

“Change of Control”: The result caused by the occurrence of any event or series of events which results in (i) the failure of LCS Parent and Westminster Parent collectively, to own directly, at least 66 2/3% of Borrower’s partnership interests (including voting rights and economic interests) free of any lien or pledge other than in favor of Lender, (ii) the failure of any Minority Partner to execute a Partnership Pledge Agreement in favor of Lender, (iii) the failure of LCS Parent to be the managing partner under Borrower’s Partnership Agreement or the amendment of Borrower’s Partnership Agreement to reduce LCS Parent’s authority, (iv) the failure of Life Care Services Communities LLC to own directly 100% of LCS Parent’s voting rights and economic interests, (v) the failure of Life Care Companies LLC to own directly 100% of the voting rights and economic interests of Life Care Services Communities LLC, the Developer and the Manager, or (vi) the failure of Life Care Services LLC to manage the day to day operations of Borrower pursuant to the Management Agreement. Notwithstanding the foregoing, Westminster Parent and LCS Parent may transfer partnership interests in the Borrower between one another as a result of an equity contribution in accordance with the terms of Borrower’s Partnership Agreement so long as LCS Parent continues to be the managing partner under Borrower’s Partnership Agreement and Borrower’s Partnership Agreement is not amended to reduce LCS Parent’s authority thereunder in any respect. Notwithstanding the foregoing, transfers or pledges by limited partners in the direct and indirect owners of Westminster Parent shall not constitute a Change of Control, nor shall Economic Interests Pledges by parties owning interests above the LCS Parent or Westminster Parent, so long as (x) no such Economic Interests Pledge shall result in a change in the Persons responsible for the day to day operations of Borrower, (y) clause (vi) above continues to be satisfied, and (z) such Economic Interest Pledges do not limit Lender’s rights under the Partnership Interest Pledge Agreements, including without limitation, Lender’s rights to receive distributions from Borrower on the terms specified therein.

“Closing Date”: February 10, 2015.

“Closing Date Management Agreement”: That certain Management Agreement for management and operation of the Facility, dated as of November 13, 2006, by and between Borrower and Manager.
“Code”: The Internal Revenue Code of 1986, as amended. “Collateral Documents”: As defined in Section 8.1 of this Agreement.
“Commitment”: The sum of: (i) the aggregate maximum unpaid principal amount of the Loan A Commitment, and (ii) the aggregate maximum unpaid principal amount of the Loan B Commitment.
“Commitment Fee”: The fee equal to the lesser of (i) one percent (1%) of the total Commitment and (ii) $1,545,000, payable on the Closing Date with proceeds of Loan B.
“Completion”: (a) Completion shall mean that (i) the Phase II Expansion is completed in accordance with the Plans, as approved by Lender, paid for in full, free of all mechanics’, laborers’, materialmens’ and other similar lien claims unless contested in compliance with this Agreement, and completion has been certified by the Project Architect and approved by the Inspecting Consultant; (ii) a certificate of substantial completion for the Phase II Expansion has been signed by Borrower and the Project Architect and delivered to Lender; (iii) Lender has received acceptable evidence that all Governmental Requirements and all private restrictions and covenants relating to the Phase II Expansion have been complied with or satisfied or waived and that one or more final certificates of occupancy for the Phase II Expansion been issued by all appropriate governmental authorities without material conditions.
“Completion Date”: On or before January 31, 2017; provided however, the Completion Date shall be automatically extended, for a period of not more than forty five (45) days unless a longer period is approved by Lender in the exercise of its reasonable discretion, in the event that Completion is delayed by reason of acts of God; strikes; material shortage or unavailability of necessary labor or materials; lockouts or labor difficulty; explosion; sabotage; riot or civil commotion; act of war, fire or other casualty; legal requirements; and causes beyond the reasonable control of Borrower (collectively, “Excusable Delays”).
“Completion Guaranty”: The Completion Guaranty Agreement entered into by Guarantor for the benefit of Lender, together with all amendments and modifications thereto hereafter entered into in accordance with the terms of this Agreement.
“Condition Material Adverse Occurrence”: Any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which Lender determines in its reasonable discretion would materially adversely affect the financial condition or value of, or operations at, the Facility, but which does not constitute a Material Adverse Occurrence.
“Construction Commencement Date”: February 10, 2015.

“Construction Statement”:    A current, detailed statement of hard and soft costs associated with managing, developing, and constructing the Phase II Expansion, in form and substance acceptable to Lender, certified as true, correct and complete by an Authorized Officer of Borrower, and expressly showing all variations from the Project Budget for the period covered thereof.
“Consultants”: Third party experts retained by Lender to assist it in connection with closing, advancing, disbursing or administering the Loans.
“Contingent Monetary Liabilities”: With respect to Borrower and its Subsidiaries, if any, all of any such Person’s liabilities and obligations for moneys borrowed or payments of moneys owed on claims which have been liquidated in amount, which are contingent upon and will not mature unless and until the occurrence of some event or circumstance, including but not limited to such Person’s liability under or with regard to guaranties and indemnities, purchase agreements, letters of credit, and recourse indebtedness on projects sold to other Persons.
“Covenant Make-Whole Amount”: As that term is defined in Section 5.12(d). “DACA”: A Deposit Account Control Agreement executed by the Depository Bank for the benefit of Lender substantially in the form attached hereto as Exhibit H, or in such other form as may be agreed upon by Lender and Borrower with the Depository Bank, together with all amendments and modifications thereto hereafter entered into in accordance with the terms of this Agreement.
“Days Cash on Hand” means, as of the date of calculation, the amount determined by dividing (a) the amount of Cash and Investments of Borrower on such date (exclusive of amounts held in the Interest Reserve Account) by (b) the quotient obtained by dividing Operating Expenses for the immediately preceding twelve (12) month period, as shown in the most recent audited or unaudited financial statements of Borrower, as applicable, by 365.
“Days Cash on Hand Requirement” means ninety (90) days.
“Depository Bank” The bank at which the Facility Bank Accounts are maintained.
“Debt Service Coverage Ratio”: A fraction in which (a) for any quarterly period ending prior to the Phase II Measurement Date, the numerator is the amount of the Net Operating Income from the Phase I Portion of the Facility in the aggregate for the measurement period, and the denominator is the sum of the interest payments due from Borrower under the Loan A Phase I Note during the measurement period, and (b) for any quarterly period ending after the Phase II Measurement Date, the numerator is the amount of the Net Operating Income from the Facility (including the Phase II Expansion) in the aggregate for the measurement period, and the denominator is the sum of the interest payments (excluding, however, the amount of any interest funded from the Interest Reserve Account) paid or accrued from Borrower under the Notes (including the Loan B Note and the Loan A Phase II Note) during the measurement period.

“Deed of Trust”: That certain Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing executed by Borrower in favor of Lender, together with all amendments and modifications thereto hereafter entered into in accordance with the terms of this Agreement.

“Default”: Any event which, with the giving of notice to Borrower or the lapse of time, or both, would constitute an Event of Default.
“Default Rate”: The lesser of four percent (4%) per annum in excess of the Loan Rate or the maximum lawful rate of interest which may be charged, if any.
“Department”: The Washington State Department of Health. “Developer”: LCS Development LLC, an Iowa limited liability company.
“Development Agreement”: That certain Amended and Restated Development Agreement for development of the Facility, dated as of February 10, 2015 by and between Borrower and Developer, together with all amendments and modifications thereto hereafter entered into and approved by Lender if required in accordance with this Agreement.
“Development Fee Subordination Agreement”: That certain Development Fee Subordination Agreement dated as of the date of this Agreement entered into by Developer for the benefit of Lender, together with all amendments and modifications thereto hereafter entered into in accordance with the terms of this Agreement.
“Development Fees”: The Development Fees payable to Developer pursuant to the Development Agreement.
“Draw Request”: With respect to an Advance of proceeds of the Loans under Loan B or the Loan A Phase II Amount, a request for such Advance in the form of Exhibit A attached hereto, accompanied by a spreadsheet summary of the Project Budget and a current Construction Statement.
“DSHS”: The Washington Department of Social and Health Services. “DSHS Management Agreement Notice”: As defined in Section 2.1(ii).
“Due Diligence Fee”: The nonrefundable fee paid by Borrower to Lender in the amount of $100,000 to offset, and to be applied toward: (i) Lender’s costs and expenses incurred in connection with Lender’s due diligence review and activities in preparation for the closing of the Loans, (ii) Lender’s expenses to be paid by Borrower pursuant to Section 9.2 of this Agreement, and (ii) in the event of any excess Due Diligence Fee over Lender’s costs and expenses, the Commitment Fee.
“Economic Interests Pledge” means a pledge or security interest in the right to receive distributions, dividends, or other proceeds originating from Borrower by the indirect owners of Borrower; provided such proceeds were paid in compliance with this Agreement and further provided that such pledge or other security interest does not encumber any other rights associated with an indirect ownership interest in Borrower, including without limitation voting or control rights.
“Entrance Fee Receipts”: Amounts received by Borrower in respect of “entrance payments” (including the portion of thereof constituting loans made by Residents to Borrower,

but excluding any refundable resident deposits described in any Residency Agreement or similar agreement with respect to those living units, whether held in escrow or otherwise set aside pursuant to the requirements of any such agreement or a reservation agreement prior to the occupancy of the living unit covered by such Residency Agreement or similar agreement (which amounts shall be included if and when occupancy occurs)).
“Environmental Audit”: The Phase I Environmental Site Assessment prepared by Partner Engineering and Science, Inc., dated October 29, 2014, and addressed to Lender.
“Environmental Law”: Any of: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. §9601, et seq.; (b) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendment of 1984, 42 U.S.C.A.
§6901 et seq.; (c) the Clean Air Act, 42 U.S.C.A. §7401 et seq., (d) the Clean Water Act of 1977, 33 U.S.C.A. §1251 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C.A. §12601 et seq.; and (f) all other federal, state or local laws now existing or hereafter enacted relating to air pollution, water pollution, noise control and/or the generation, handling, discharge, disposal, recovery, storage or treatment of on-site or off-site hazardous substances, materials or wastes or other contaminants, pollutants or wastes of any kind, as each of the foregoing may be amended from time to time.
“Environmental Liability”: Any claim, demand, obligation, cause of action, allegation, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, diminution in value or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien.
“Environmental Lien”: A Security Interest in favor of any third party for: (a) any liability under an Environmental Law; or (b) damages arising from or costs incurred by such third party in response to a release or threatened release of hazardous or toxic waste, substance or constituent into the environment.
“Equipment”: All furniture, fixtures, equipment and personal property, if any, owned by Borrower and located or to be located in or on, and used in connection with the construction, management, maintenance or operation of, the Facility.
“ERISA”: The Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, and the rules and regulations promulgated thereunder by any governmental agency or authority, as from time to time in effect.
“ERISA Affiliate”: Any trade or business (whether or not incorporated) which is a member of a group of which Borrower or any of its Affiliates is a member and which is under common control within the meaning of Section 414 of the Code, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Event”: (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30 day notice to the PBGC under such regulations); (b) the withdrawal of Borrower or any ERISA

Affiliate from a Benefit Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the filing of a notice of intent to terminate a Benefit Plan or the treatment of a Benefit Plan amendment as a termination under Section 4041 of ERISA; (d) the institution of proceedings to terminate a Benefit Plan by the PBGC under Section 4042 of ERISA; or (e) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan.
“Escrow Account”: shall mean an interest bearing account established by Lender in the name of Borrower into which any Covenant Make-Whole Amounts, Cash Deficiency Amounts, Targeted Expenditure Shortfalls, Initial Entrance Fee Receipts (only following the occurrence and during the continuation of an Event of Default), and other amounts required to be held in escrow by Lender hereunder shall be deposited.
“Excluded Taxes” Any of the following taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, imposed as a result of Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof); and (b) in the case of a Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of Lender pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office.
“Existing Mortgage Debt”: The Indebtedness owed by Borrower to Capital One, National Association pursuant to that certain Term Loan Agreement dated as of December 23, 2013.
“Event of Default”: An Event of Default specified in Section 6.1 hereof.
“Facility”: The continuing care retirement community (“CCRC”) commonly known as “Timber Ridge at Talus” and located at 100 Timber Ridge Way NW, Issaquah, WA 98027. Except as otherwise specifically provided to the contrary, references herein to the Facility shall mean the Phase I Portion of the Facility in operation on the Closing Date and the Phase II Expansion, both during construction and as in operation following Completion.
“Facility Bank Accounts” shall mean any and all bank accounts into which all of the Facility’s cash and cash equivalents (including, without limitation Entrance Fee Receipts) are deposited by Borrower and/or Manager.
“Fair Market Value”: As defined in Section 8.1 of this Agreement.
“Final Price Term Sheet”: As defined in Section 8.1.3(iv) of this Agreement. “Financial Statements”: As defined in Section 4.25 of this Agreement.

“Fiscal Year”: The period of January 1 of any year through December 31 of such calendar year.
“GAAP”: Generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the audited financial statements delivered to Lender pursuant to Article V. Whenever any accounting term is used herein and is not otherwise defined, it shall be interpreted in accordance with GAAP.
“General Contract”: Construction Contract dated December 12, 2014, by and between Borrower and General Contractor, which provides for a guaranteed maximum price of
$97,489,618, together with all amendments and modifications thereto hereafter entered into and approved by Lender if required in accordance with this Agreement.
“General Contractor”: The Weitz Company, LLC.
“Geotechnical Report”: The Geotechnical Engineering Report dated February 13, 2008 and the Technical Memorandum dated April 12, 2013, each prepared by Golder Associates, Inc.
“Governmental Authority”: Any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise) whether now or hereafter in existence.
“Governmental Requirements”: All laws, statutes, codes, ordinances, and governmental rules, regulations and requirements of a Governmental Authority applicable to Borrower, Lender or the Facility, including without limitation Environmental Laws, and the requirements of the Americans with Disabilities Act of 1990, as amended, and all regulations thereunder, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Facility or any part thereof, including any which may (i) require repairs, modifications or alterations in or to the Facility or any part thereof, or (ii) in any way limit the use and enjoyment thereof.
“Guarantor”: Life Care Companies, LLC, an Iowa limited liability company.
“Guaranties” Collectively, the Completion and Payment Guaranties.
“Hazardous Substance”: Any substance, material or constituent defined in or governed by any Environmental Law as a dangerous, toxic or hazardous pollutant, contaminant, chemical waste, material or substance, and also including urea-formaldehyde, polychlorinated biphenyls, dioxin, radon, asbestos, asbestos containing materials, nuclear fuel or waste, radioactive materials, explosives, carcinogens and petroleum products, including but not limited to crude oil or any fraction thereof, natural gas, natural gas liquids, gasoline and synthetic gas, or any other waste, material, substance, pollutant or contaminant which would subject the owner or operator of the Facility to any damages, penalties or liabilities under any applicable Environmental Law.
“In Balance”: As defined in Section 3.3.
“Indebtedness”: In all cases without duplication, all items of indebtedness or liability of Borrower at any time which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a consolidated balance sheet of Borrower as of the date of determination, including: (a) indebtedness for borrowed money; (b) Capitalized Lease Obligations; (c) obligations under direct or indirect guaranties of indebtedness or obligations of others referred to in clause (a) or (b) above; (d) any indebtedness secured by any Security Interest on the property of such entity; (e) liabilities in respect of unfunded vested benefits under any Benefit Plan for which the minimum funding standards of Section 302 of ERISA have not been met; and (f) Contingent Monetary Liabilities.
“Indemnified Parties”: As defined in Section 9.2(b) of this Agreement.
“Indemnity: The Environmental Indemnity Agreement of even date herewith executed by Borrower and Guarantor, including any amendments thereof and supplements thereto executed by Borrower, Guarantor and Lender.
“Independent Public Accountants”: Any nationally recognized firm of independent certified public accountants which is reasonably acceptable to Lender.
“Initial Entrance Fee Receipts” Entrance Fee Receipts received upon the initial occupancy of any unit in the Phase II Expansion not previously occupied.
“Inspecting Consultant”: Brian Lubben of Nor-Son, and/or any other independent architect, engineer or consultant selected by Lender for any purpose provided for in this Agreement.
“Interest Reserve Account”: An interest-bearing account that will be established by Lender in the name of Borrower into which Lender shall deposit Advances made pursuant to Section 1.3 of this Agreement.
“Land”: That certain real property in Issaquah, Washington on which the Facility is situated, as more specifically described on Exhibit C, attached hereto and made a part hereof by this reference.
“LCS Parent”: LCS Timber Ridge LLC, an Iowa limited liability company.
“Lease”: Any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in the Facility, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
“Lease Documents”: As defined in Section 8.1 of this Agreement. “Lease Term Sheet”: As defined in Section 8.1 of this Agreement.

“Lender”: Shall have the meaning assigned said term in the introductory paragraph hereof.
“Lender Due Diligence Period”: As defined in Section 8.1 of this Agreement. “Lender Insurance Cure”: As defined in Section 5.7 of this Agreement.
“Loan A” Shall have the meaning assigned said term in the introductory paragraphs
“Loan A Commitment”: An amount of up to $60,000,000.
“Loan A Maturity Date”: February 10, 2025.
“Loan A Notes”: Collectively, the Loan A Phase I Note and the Loan A Phase II Note.
“Loan A Phase I Amount”: That portion of the Loan A Commitment equal to the amount needed to pay off the Existing Mortgage Debt plus closing costs and expenses in connection with the Loan A Phase I Note and subject to a maximum amount of $28,000,000.

“Loan A Phase I Note”: The full recourse Promissory Note of even date herewith in the amount of the Loan A Phase I Amount executed and delivered by Borrower to Lender including any amendments thereof and supplements thereto executed by Borrower and Lender.

“Loan A Phase II Amount”: That portion of the Loan A Commitment equal to the difference between the Loan A Commitment and the Loan A Phase I Amount.

“Loan A Phase II Note”: The full recourse Promissory Note of even date herewith in the amount of the Loan A Phase II Amount executed and delivered by Borrower to Lender including any amendments thereof and supplements thereto executed by Borrower and Lender.

“Loan A Rate”: A fixed rate of interest equal to six point seven five percent (6.75%) per annum, which rate shall be increased by 0.10% annually beginning on January 1, 2018 and each January 1 thereafter.

“Loan B”: Shall have the meaning assigned said term in the introductory paragraphs hereof.

“Loan B Commitment”: An amount of up to $94,500,000.

“Loan B Maturity Date”: February 10, 2020.

“Loan B Note”: The full-recourse Promissory Note of even date herewith in the amount of the Loan B Commitment, executed and delivered by Borrower to Lender including any amendments thereof and supplements thereto executed by Borrower and Lender.

“Loan B Rate”: A fixed rate of interest equal to eight percent (8%) per annum.

“Loan Documents”: The documents described in Section 2.2 of this Agreement, and any other documents which evidence, secure and/or govern the Loans, including, but not limited to, this Agreement, the Notes, the Deed of Trust, the Guaranties, the Indemnity, the Security Agreement, the Pledge Agreements, the Account Pledge Agreement, the Management Subordination Agreement, the Assignment of Contracts, Plans, Agreements and Permits, the Plans, and rights related thereto, and any amendments thereof and supplements thereto executed by Borrower and the parties thereto.
“Loan Rate”: The Loan A Rate or the Loan B Rate, as the context requires.
“Loans”: Shall have the meaning assigned said term in the introductory paragraph hereof.
“Management Agreement”: From the Closing Date to the Amended Management
Agreement Effective Date, the Closing Date Management Agreement and from and after the Amended Management Agreement Effective Date, the Amended and Restated Management Agreement.
“Management Subordination Agreement”: That certain Management Subordination Agreement dated as of the date of this Agreement entered into by Manager for the benefit of Lender, together with all amendments and modifications thereto hereafter entered into in accordance with this Agreement.
“Manager”: Life Care Services, LLC, an Iowa limited liability company, or any successor manager approved by Lender pursuant to the terms of this Agreement.
“Material Adverse Occurrence”: Any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which Lender determines in its reasonable discretion would materially adversely affect the ability of Borrower or Guarantor to perform its obligations as and when required under any of the Loan Documents.
“Material Contract”: Any and all subcontracts under the General Contract having a contract sum in excess of $500,000, and any and all other contracts, whether entered into under the General Contract or not, having a contract sum in excess of $500,000, including without limitation engineering, architectural, and construction contracts relating to the Project.
“Maturity Date”: The Loan A Maturity Date or the Loan B Maturity Date, as the context requires.
“Medicaid”: The medical assistance program established by Title XIX of the Social Security Act, as amended.
“Medicare”: The health insurance program for the aged and disabled established by Title XVIII of the Social Security Act, as amended.

“Medicare Receivable”: Any account that arises from the provision of health care services (and any services, or sales ancillary thereto) and that is payable pursuant to an agreement entered into between a health care facility and a federal or state agency or other Person administering Medicare, pursuant to which the health care facility agrees to provide services or merchandise for patients under Medicare in accordance with the terms of such agreement and the Medicare Regulations.
“Medicare Regulations”: Collectively (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act, as amended, or elsewhere) affecting Medicare and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of any governmental or regulatory authority promulgated pursuant to or in connection with any of such federal statutes, in each case as such statutes, rules, regulations, manuals, orders and guidelines may be supplemented, amended or otherwise modified from time to time.
“Minority Partner”: Any person or entity who holds directly or indirectly the partnership interests (including voting rights and economic interests), not to exceed 33 1/3%, in Borrower which are not required to be held by LCS Parent and Westminster Parent.
“Monthly Reporting Statement”: Collectively (a) a detailed month end balance sheet and year-to-date statement of income and expenses reflecting applicable revenues and expenses for developing, managing, maintaining and operating the Facility in form and substance acceptable to Lender, (b) a rent roll or census report, as applicable, setting forth the number of licensed and/or available units and/or beds and the number of occupied units/beds by payor type and (c) a detailed calculation of Attrition Income for the applicable month, in each case, certified as true, correct and complete by an Authorized Officer of Borrower.
“Negotiation Period”: As defined in Section 8.1 of this Agreement.
“Net Operating Income”: For any period, the difference in Revenues and Operating Expenses for the Facility for the applicable period plus, for purposes of calculating the Debt Service Coverage Ratio, any interest expense on Indebtedness (other than capitalized interest) deducted from Revenues as an Operating Expense.
“Notes”: The Loan A Note and the Loan B Note, collectively. “Notice Date” As defined in Section 8.1 of this Agreement.
“Operating Budget”: A detailed listing of all anticipated annual income and expenses from and for managing, maintaining and operating the Facility, prepared by Borrower and in form and substance reasonably acceptable to Lender. For the avoidance of doubt, the Operating Budget delivered pursuant to Section 2.1 shall be prepared with respect to (a) the Phase I Portion of the Facility for the year ending December 31, 2015 and (b) the Phase II Expansion for the two year period following the Completion Date. The Operating Budgets delivered pursuant to Section 5.11 from and after November 2015 shall be prepared with respect to the next succeeding year’s operation of the Facility as a whole (including the Phase II Expansion).

“Operating Expenses” For any period, the aggregate of all expenses of Borrower calculated under GAAP, including without limitation (A) management fees payable by Borrower in an amount equal to the greater of (i) actual management fees paid or (ii) an assumed management fee equal to five percent (5%) of the Facility’s gross revenues, (B) an assumed capital expenditure amount equal to $500/bed or unit, as applicable, and (C) taxes incurred by Borrower during such period (other than income taxes), minus (a) depreciation and amortization,
(b) any expenses deemed extraordinary expenses (including without limitation any non-recurring acquisition expenses) in Lender’s reasonable discretion, losses on the sale of assets other than in the ordinary course of business and losses on the extinguishment of debt or termination of pension plans, (c) losses resulting from any reappraisal, revaluation or write-down of assets other than bad debts, (d) non-cash expenses including bad debt expense to the extent offset from Revenues, and (e) amounts expensed by Borrower on the financial statements that qualify to be capitalized in Lender’s reasonable discretion with respect to capital repairs and/or improvements to the Facility.
“Operating Lease”: As defined in Section 8.1 of this Agreement. “Parent Entities”: As defined in Section 8.1.3(iv) of this Agreement.
“Parking License”: That certain Temporary License Agreement dated October 15, 2014 by and between the Borrower and Talus Corporate Center, LLC, a Washington limited liability company.
“Partnership Interest Pledge Agreements” Those certain Pledge Agreements entered into by LCS Parent and Westminster Parent and by any Minority Partner, if applicable, as amended or restated from time to time.
“Payment Guaranty”: The Payment and Performance Guaranty Agreement entered into by Guarantor for the benefit of Lender, as amended or restated from time to time.
“PBGC”: The Pension Benefit Guaranty Corporation or any successor board, authority, agency, officer or official of the United States administering the principal functions assigned on the date hereof to the Pension Benefit Guaranty Corporation under ERISA.
“Permitted Affiliate Transactions”: Means (i) the provision of insurance brokerage services by an Affiliate of the Borrower to the Borrower on terms not less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties, so long as such Affiliate’s only remuneration for such services are customary and reasonable brokerage fees paid by the insurance companies providing insurance policies to the Borrower, (ii) the provision of group purchasing services by an Affiliate of the Borrower to the Borrower on terms not less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties, so long as such Affiliate’s only remuneration for such services are fees paid by the vendors participating in such program, the amount of such fees do not exceed three percent (3%) of the payments to such vendors, and such arrangements are terminable by the Borrower without penalty on not more than sixty (60) days written notice, (iii) the operation of an assistance in living program (home health services) by an Affiliate of the Borrower for the Borrower under the terms of a written agreement in customary form and amount and approved in writing by the Lender, (iv) the Development Agreement, and (v) the Management Agreement.

“Permitted Encumbrances”: The liens, charges and encumbrances on title to the Land
(i) listed on Schedule B to the Title Policy on the Closing Date or on the Survey, (ii) any other encumbrances accepted by Lender, in advance of recordation, (iii) liens in favor of Lender securing Loan A and Loan B, (iv) liens, if any, for property taxes or other charges not yet due and payable and not delinquent or which are being contested as permitted in this Agreement;
(iv) any workers’, mechanics’ or other similar liens on the Land for work in progress for which payment is not delinquent and will be paid in the ordinary course of business or which are being contested as permitted in this Agreement, (v) liens on fixed assets and purchase money indebtedness as permitted in this Agreement, and (vi) easements, rights of way and other recorded covenants, conditions, restrictions, and other similar encumbrances recorded in connection with the construction of the Phase II Expansion or imposed by law which, either individually or in the aggregate, do not detract from the value of the Facility and are to be used in connection with the ordinary conduct of the businesses of the Borrower; provided that any temporary easements, rights of way or similar encumbrances which are granted or arise in connection with the construction of the Phase II Expansion will be promptly released once construction is completed and will not be regarded as Permitted Encumbrances after the Completion Date.
“Person”: An individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.
“Phase I Portion of the Facility”: The 184 independent living units and 36 skilled nursing beds that are in operation at the Facility as of the Closing Date.
“Phase II Expansion”: The additional 145 independent living units, 9 skilled nursing beds, 14 assisted living units and 12 memory care units that are being constructed on the Land.
“Phase II Measurement Date”: The last day of the first calendar quarter ending after the 36th month following the issuance of the temporary or permanent certificate of occupancy for the Phase II Expansion.
“Plans”: The final construction plans for the Phase II Expansion, including drawings, specifications, details, manuals, and construction timeline, as approved by Lender as of the Closing Date, and including any changes thereto after the Closing Date which are either permitted hereunder without the approval of Lender or are approved by Lender in accordance with the terms of this Agreement.
“Post Closing Deliveries”: As defined in Section 5.31 of this Agreement.
“Prepayment Fee”: With respect to a prepayment of Loan A, an amount equal to (A) five percent (5%) of the outstanding principal amount prepaid if such prepayment occurs on or after the third (3rd) anniversary of the Closing Date but prior to the fourth (4th) anniversary of the Closing Date, (B) four percent (4%) of the outstanding principal amount prepaid if such prepayment occurs on or after the fourth (4th) anniversary of the Closing Date but prior to the fifth (5th) anniversary of the Closing Date, (C) three percent (3%) of the outstanding principal amount prepaid if such prepayment occurs on or after the fifth (5th) anniversary of the Closing Date but prior to the sixth (6th) anniversary of the Closing Date, (D) two percent (2%) of the outstanding principal amount prepaid if such prepayment occurs on or after the sixth (6th)

anniversary of the Closing Date but prior to the seventh (7th) anniversary of the Closing Date, (E) one percent (1%) of the outstanding principal amount prepaid if such prepayment occurs on or after the seventh (7th) anniversary of the Closing Date but prior to the date which is six months prior to the Loan A Maturity Date, and (F) zero percent (0%) thereafter. Notwithstanding the foregoing, there shall be no Prepayment Fee due if Loan A is being prepaid in connection with Lender’s exercise of its Purchase Option pursuant to Article 8 of this Agreement, in connection with the application of insurance proceeds or condemnation awards pursuant to Section 5 of the Deed of Trust.
“Price and Material Lease Terms Negotiation Period”: As defined in Section 8.1 of this Agreement.
“Price Term Sheet”: As defined in Section 8.1 of this Agreement. “Project”: The construction of the Phase II Expansion on the Land. “Project Architect”: Rice Fergus Miller, Inc.
“Project Budget”: An itemized certified statement of actual and estimated costs to be incurred by Borrower with respect to the construction of the Phase II Expansion, including, but not limited to, certain approved third party design and pre-development expenses, construction costs (excluding overages), costs of furniture, fixtures and Equipment, appropriate contingencies, jurisdictional fees, impact fees, license and permit fees, legal fees, financing costs and related transaction expenses, as set forth in Exhibit B attached hereto and made a part hereof, certified by Borrower and approved by Lender in its sole discretion, as the same may be amended or supplemented as provided for in this Agreement.
“Protective Advance”: All necessary costs and expenses (including attorneys’ fees and disbursements) incurred by Lender (a) in order to remedy an Event of Default under the Loan Documents, which Event of Default, by its nature, may impair any portion of the collateral for the Loans or the value of such collateral, interfere with the enforceability or enforcement of the Loan Documents, or otherwise materially impair the payment of the Loans (including, without limitation, the costs of unpaid insurance premiums, foreclosure costs, costs of collection, costs incurred in bankruptcy proceedings and other costs incurred in enforcing any of the Loan Documents); or (b) in respect of the operation of the Facility following a foreclosure under the Deed of Trust.
“PSA”: As defined in Section 8.1 of this Agreement.

“PSA Acceptance Notice:” As defined in Section 8.1.4 of this Agreement. “PSA Declination Notice:” As defined in Section 8.1.4 of this Agreement. “Purchase Notice”: As defined in Section 8.1 of this Agreement. “Purchase Option”: As defined in Section 8.1 of this Agreement.

“Purchase Option Window”: A 120 day period beginning at the earlier of (a) February 10, 2019 and (b) the date on which the Monthly Reporting Statement delivered pursuant to Section 5.11 of this Agreement (as reviewed and confirmed by Lender) reflects that the Phase II Expansion had an average occupancy rate of 90% or higher for the preceding two consecutive calendar quarters. Upon request of either party, the parties will execute a confirmation of the Purchase Option Window start date and end date.
“Purchase Price”: As defined in Section 8.1 of this Agreement.
“Purchase Price Acceptance Notice:” As defined in Section 8.1.3(iv) of this Agreement. “Purchase Price Declination Notice: As defined in Section 8.1.3(iv) of this Agreement
“Quarterly Reporting Statement”: Collectively, (a) a detailed quarter end balance sheet and a quarter end and year-to-date statement of income and expenses reflecting applicable revenues and expenses for developing, managing, maintaining and operating the Facility in form and substance acceptable to Lender, (b) a rent roll or census report, as applicable, setting forth the number of licensed and/or available units and/or beds and the number of occupied units/beds by payor type, (c) a detailed calculation of Attrition Income for the applicable quarter, and (d) upon Lender’s request (i) a comparison of the quarter end and year-to-date statement of income and expenses showing all variations from the Operating Budget for the period covered thereby,
(ii) a statement of cash flows for the applicable period and/or (iii) an aged accounts receivable and aged accounts payable report that ties to the quarter end balance sheet, in each case, certified as true, correct and complete by an Authorized Officer of Borrower.
“Real Property”: As defined in Section 4.23 of this Agreement.
“Regulatory Change”: Any change, after the date of this Agreement, in United States federal, state or foreign laws, regulations or treaties, or the adoption or making after such date of any interpretations, directives or requests applying to Lender of or under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
“Reimbursement Contracts”: All third party reimbursement contracts for the Facility that are now or hereafter in effect with respect to patients qualifying for coverage under the same, including Medicare and private insurance agreements, as and if applicable.
“Related Party”: Any one or more of the following: (a) Guarantor, (b) Manager, (c) Developer, (d) LCS Parent, or (e) Westminster Parent.
“Release Documentation”: As defined in Section 5.28 of this Agreement.
“Residency Agreement”: Any written agreement or contract, as amended from time to time, between the Borrower and a Resident giving the Resident certain rights of occupancy in the Facility, and providing for the provision of certain services to such Resident (whether such services are provided in the independent living, assisted living, memory care or skilled nursing portion of the Facility), which is in a form that has been approved by Lender in its reasonable discretion.

“Resident”: The occupant or prospective occupant of a unit or bed at the Facility.
“Resident Loan Deed of Trust”: That certain Deed of Trust and Indenture of Trust dated as of February 1, 2008, executed by the Borrower for the benefit of Wells Fargo Bank, N.A., as security for the obligations of Borrower with respect to the certain of the Resident Loans, as amended prior to the Closing Date and as the same may be further amended from and after the Closing Date if and as required or permitted by the terms of this Agreement.
“Resident Loans” Loans made by residents to Borrower pursuant to Borrower’s form of “50% Return-of-Capital Residency Agreement”, “80% Return-of-Capital Residency Agreement” or similar form of Residency Agreement, whether or not the same are secured by the Resident Loan Deed of Trust.
“Revenues” means, for any period, the sum of the Borrower’s (a) gross service fee revenues less contractual allowances and provisions for uncollectible accounts, discounted care, and free care (to the extent related revenue is booked), plus (b) other operating revenues (excluding amortized Entrance Fee Receipts), plus (c) non-operating revenues, all as determined in accordance with GAAP consistently applied, and plus (d) Attrition Income; provided, however, that no determination thereof shall take into account (w) unrealized gains or losses on investments, (x) any gain or loss resulting from the early extinguishment of Indebtedness, and (y) insurance (other than rent loss and business interruption) and condemnation proceeds. For purposes of any calculation that is made with reference to both Revenues and Expenses, any deduction from gross patient services revenues otherwise required by the preceding provisions of this definition shall not` be made if and to the extent that the amount of such deduction is included in Expenses. In no event shall any funds released or paid from the Interest Reserve Account or any other escrow required hereunder constitute “Revenues.”
“ROFO Notice”: As defined in Section 8.3 of this Agreement. “ROFO Period”: As defined in Section 8.3 of this Agreement. “ROFO PSA”: As defined in Section 8.3 of this Agreement. “ROFO Terms”: As defined in Section 8.3 of this Agreement.
“ROFR Exercise Notice”: As defined in Section 8.2 of this Agreement. “ROFR Exercise Period”: As defined in Section 8.2 of this Agreement. “ROFR Notice”: As defined in Section 8.2 of this Agreement.
“ROFR PSA”: As defined in Section 8.2 of this Agreement.
“ROFR Third Party”: As defined in Section 8.2 of this Agreement.
“Security Agreement”: That certain Security Agreement executed by Borrower in favor of Lender as the same may be amended from time to time.

“Security Interest”: Any lien, pledge, mortgage, encumbrance, charge or security interest of any kind whatsoever (including, without limitation, the lien or retained security title of a conditional vendor) whether arising under a security instrument or as a matter of law, judicial process or otherwise or the agreement by Borrower or any of its Subsidiaries to grant any lien, security interest or pledge, mortgage or encumber any asset.
“Subordination Agreement”: The Acknowledgment and Subordination Agreement dated as of the Closing Date made by Wells Fargo Bank, N.A., as beneficiary and trustee, in favor of Lender with respect to the Resident Loan Deed of Trust.
“Subsidiary”: Any corporation or other entity of which more than 50% of the outstanding capital stock or interests having ordinary voting power to elect a majority of the board of directors or the board of governors or otherwise to control the activities of such entity (irrespective of whether or not at the time other class or classes of the equity of such entity shall or might have voting power upon the occurrence of any contingency), is at the time directly or indirectly owned by Borrower and one or more of their respective Subsidiaries, or by one or more other Subsidiaries.
“Survey”: As defined in Section 2.1 of this Agreement.
“Surviving Loan Liabilities”: As defined in Section 8.5 of this Agreement.
“Sworn Construction Cost Statement”: An itemized, certified statement of actual and estimated costs of the Project, in the form of Exhibit D attached hereto and hereby made a part hereof, signed and sworn to by Borrower and/or the General Contractor, as applicable, as the same may be amended or supplemented with the approval of Lender from time to time, and consistent with the items enumerated in the Project Budget.
“Targeted Expenditure Amount”: An amount equal to (a) for periods ending between the Closing Date and the fifth anniversary of the Closing Date, $500.00 per unit (in the case of assisted living or independent living units) or bed (in the case of skilled nursing beds), as applicable, per annum for each of the units and/or beds in the Phase I Portion of the Facility and
(b) for periods ending after the fifth anniversary of the Closing Date, $500.00 per unit or bed, as applicable, per annum for each of the units and/or beds in the entire Facility, including the Phase II Expansion.
“Targeted Expenditure Shortfall”: As defined in Section 5.26 of this Agreement. “Third Party ROFO Transaction”: As defined in Section 8.3 of this Agreement. “Title Company”: First American Title Insurance Company.
“Title Policy”: An ALTA extended coverage mortgagee’s title insurance policy (ALTA 2006 Loan Policy of Title Insurance, or equivalent or other form satisfactory to Lender), with such endorsements as Lender may require, issued by the Title Company in the amount of the Loans insuring the lien of the Deed of Trust through incremental coverage over mechanics’ liens with each draw as security for all Advances of the Loans pursuant to the terms of this Agreement, subject only to the Permitted Encumbrances.

“USA Patriot Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“Westminster Parent”: Westminster – LCS III LLC.
ARTICLE 1
LOANS
1.1    Principal. Subject to the terms and conditions hereof:

(a)    Loan A. Lender agrees to lend to Borrower and Borrower agrees to borrow from Lender, the proceeds of Loan A, from time to time in accordance with the terms hereof until the Loan A Maturity Date, for the purpose of refinancing the existing debt of the Borrower, funding certain costs of the Loan, the Interest Reserve Account and funding the approved hard and soft costs of developing and constructing the Phase II Expansion as set forth in the Project Budget. Lender shall not make any advances with respect to the Loan A Phase II Amount until Lender has made Advances equal to the full amount of the Loan B Commitment. All Advances made by Lender in respect of Loan A shall be evidenced by the Loan A Notes in accordance with the terms of this Agreement. The entire principal balance of Loan A shall mature and be payable on the Loan A Maturity Date; provided that Lender in its sole discretion may extend the Loan A Maturity Date in connection with Lender’s purchase of the Facility pursuant to Article 8 to the closing date of the purchase and sale under that Article. No portion of Loan A shall be funded with Plan Assets if such funding would cause Borrower to incur any prohibited transaction excise tax under Section 4975 of the Code.
(b)    Loan B. Lender agrees to lend to Borrower and Borrower agrees to borrow from Lender, the proceeds of Loan B, from time to time in accordance with the terms hereof until the Loan B Maturity Date, for the purpose of funding the Interest Reserve Account, the Commitment Fee and funding the approved hard and soft costs of developing and constructing the Phase II Expansion set forth in the Project Budget. All Advances made by Lender in respect of Loan B shall be evidenced by the Loan B Note. Monthly principal payments shall be due with respect to the Loan B Note on or before the tenth (10th) day of each month in an amount equal to one hundred percent (100%) of the prior month’s Initial Entrance Fee Receipts, if any, from the Phase II Expansion. Within five (5) days after the end of each month, Borrower shall provide Lender with a schedule of Initial Entrance Fee Receipts for the Phase II Expansion and such supporting documentation with respect thereto that Lender may reasonably request to verify the prior month’s Initial Entrance Fee Receipts and the amount of the required principal payment. The remaining outstanding principal balance of the Loan B Note shall mature and be payable on the Loan B Maturity Date; provided that Lender in its sole discretion may extend the Loan B Maturity Date in connection with Lender’s purchase of the Facility pursuant to Article 8 to the closing date of the purchase and sale under that Article (the “Option Closing Date”); provided, further that the Loan B Maturity Date will be automatically extended to the date that is six (6) months following the termination of the purchase and sale transaction prior to the Option Closing Date in the event Lender defaults in its obligation to purchase the Facility or otherwise terminates its obligation to purchase the Facility for any reason other than a default by Borrower of its obligations under Article 8. Following the occurrence and during the continuance of an Event of Default, upon Lender’s request, Borrower shall deposit all Initial Entrance Fee Receipts for the Phase II Expansion into the Escrow Account immediately upon receipt thereof and Lender shall be authorized to apply such amounts to payment of the Loans in accordance with this Agreement and the deposit account control agreement related to the Escrow Account. No portion of Loan B shall be funded with Plan Assets if such funding would cause Borrower to incur any prohibited transaction excise tax under Section 4975 of the Code;
1.2    Interest. Borrower shall pay to Lender interest on the Loan A Notes computed at Loan A Rate and on the Loan B Note computed at the Loan B Rate.
(a)    Interest shall accrue on each and every Advance from and after the date it is made by Lender to Borrower. Interest on the Notes computed at the applicable Loan Rate shall be payable, as accrued, on the first day of each calendar month, commencing on the first day of the next calendar month following the calendar month in which the initial Advance under such Note is made hereunder, and all unpaid, accrued interest shall be paid in full at the time all Advances are paid in full. Interest computed at the applicable Loan Rate shall be computed on the basis of a 365 day year, but shall be charged for the actual number of days principal is unpaid. If all unpaid Advances made by Lender with respect to a Loan have not been repaid on or before the Maturity Date with respect to such Loan, then the entire unpaid balance of all Advances made by Lender on both Loans shall (without notice to or demand upon Borrower) become due and payable on said date, together with all unpaid, accrued interest thereon, and with interest computed at the Default Rate from and after that date until all Advances are paid in full. Interest at the Default Rate shall be payable on the first day of each calendar month or on demand, at Lender’s option.
(b)    In the event that Borrower fails to make any required payment of principal or interest on the Notes (other than the balloon payment at such Note’s Maturity Date) on or before the fifth (5th) day following the due date thereof, Borrower shall pay to Lender, in addition to interest at the Default Rate, a late payment charge equal to five percent (5%) of the amount of the overdue payment, for the purpose of reimbursing Lender for a portion of the expense incident to handling the overdue payment. This late charge shall apply individually to all payments past due and there will be no daily prorated adjustment. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights Lender may have including the right to declare the entire unpaid principal and/or interest immediately due and payable. Borrower agrees that the “late charge” is a provision for liquidated damages and represents a fair and reasonable estimate of the damages Lender will incur by reason of the late payment considering all circumstances known to Borrower and Lender on the date hereof. Borrower further agrees that proof of actual damages will be difficult or impossible.

(c)    In the event that the interest and/or charges in the nature of interest, if any, provided for by this Agreement or by any other Loan Document, shall contravene a legal or statutory limitation applicable to the Loans, if any, Borrower shall pay only such amounts as would legally be permitted; provided, however, that if the defense of usury and all similar defenses are unavailable to Borrower, Borrower shall pay all amounts provided for herein. If, for any reason, amounts in excess of the amounts permitted in the foregoing sentence shall have been paid, received, collected or applied hereunder, whether by reason of acceleration or otherwise, then, and in that event, any such excess amounts shall be applied to principal, unless principal has been fully paid, in which event such excess amount shall be refunded to Borrower.
1.3    Interest Reserve Account. On the Closing Date, Lender shall Advance $3,000,000 of the Loan B Commitment to be deposited into the Interest Reserve Account. The funds deposited in the Interest Reserve Account shall be used by Lender to pay interest due under the Loan B Note. If at any time, the balance of the Interest Reserve Account falls below $675,000, Borrower shall draw an additional Advance of the Loan B Commitment (or the Loan A Phase II Amount if the Loan B Commitment is exhausted), in accordance with procedures set forth in Article 3 of this Agreement, in an amount sufficient to increase the balance in the Interest Reserve Account to $3,000,000; provided that Borrower’s obligation to fund the Interest Reserve Account shall terminate upon the earlier of (i) payment in full of the Loan B Note and (ii) the date on which Borrower has deposited a total of $12,000,000 in the aggregate into the Interest Reserve Account over the term of the Loans. Provided no Event of Default has occurred and is continuing, Borrower shall have the right to require Lender to apply amounts held in the Interest Reserve Account to the final payment under the Loan B Note, and any amounts held in the Interest Reserve Account after the Loan B Note is paid in full shall be refunded to Borrower.
1.4    Regulatory Change; Conversion of Interest Rate.
(a)    Notwithstanding any other provision herein, if any Regulatory Change shall change the basis of taxation of payments to Lender of the principal of or interest at the applicable Loan Rate or any other fees or amounts payable hereunder, or shall subject Lender to any new or additional charge, fee, withholding or tax of any kind, or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit or loan commitments extended by, Lender or shall impose on Lender any other condition affecting this Agreement or the Loan Rates and the result of any of the foregoing shall be to increase the cost to Lender of making the Loans or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise) in respect thereof, by an amount reasonably deemed by Lender to be material, then, other than Excluded Taxes, and only to the extent that Lender is charging similarly situated borrowers for such amounts. Borrower shall pay to Lender, upon Lender’s demand, such additional amount or amounts as will compensate Lender for the actual, out-of-pocket cost of such additional costs or reduction. A statement from Lender setting forth such amount or amounts as shall be necessary to so compensate Lender shall be delivered to Borrower and shall, in the absence of manifest error, be conclusive and binding upon Borrower. Borrower shall pay Lender the amount shown as due on any such statement within five (5) days after its receipt of the same. Failure on the part of Lender to demand compensation for any increased costs or reduction in amounts received or receivable shall not constitute a waiver of any of the Lender’s rights to demand compensation for any increased costs or reduction in amounts received or receivable. The protection under this Section shall be available to Lender regardless of any possible contention of the invalidity or inapplicability of any law, regulation or directive which shall give rise to any demand by Lender.
(b)    Except for a failure caused by Lender’s default, gross negligence or willful misconduct, Borrower shall indemnify Lender against any loss or expense which Lender may sustain or incur as a consequence of (a) any failure, subject to any applicable cure period, of Borrower to make any payment when due of any amount due hereunder, (b) any failure of Borrower to borrow, on a date specified therefor in a notice thereof, (c) any attempted prepayment of the Loans, except as permitted herein, or (d) the occurrence of any Event of Default.
(c)    Lender shall provide to Borrower a statement, signed by an officer of Lender, explaining any such loss or expense and setting forth, if applicable, the computation pursuant to the preceding sentence which, in the absence of manifest error, shall be conclusive and binding on Borrower.
(d)    Within a reasonable period after Borrower’s request, Lender shall deliver to the Borrower an executed original of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. If Lender fails to deliver such Form W-9, Borrower may withhold taxes to the extent required by applicable law, but such failure shall not otherwise affect the rights and obligations of the parties hereunder or under any of the other Loan Documents.
1.5    Payments.
(a)    Except to the extent that this Agreement specifically requires otherwise, all payments of principal of, and interest on, the Notes and all fees, expenses and other obligations under the Loan Documents payable to Lender that are not included in a Draw Request shall be made in immediately available funds not later than 2:00 o’clock p.m., Central time on the dates due, to Lender by wire transfer as instructed on the applicable invoice therefor. Funds received on any day after 2:00 o’clock p.m., Central time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees.
(b)    All payments received by Lender from or on behalf of Borrower (including payments from Borrower, the proceeds of Advances for such payments and, while an Event of Default exists or amounts remain due and owing as a result of the prior occurrence of an Event of Default, funds applied from the Interest Reserve Account or the Initial Entrance Fee Receipts) shall be applied in the following order:

(i)    first, to any late fees, costs and any other expenses due to Lender hereunder (it being understood and agreed that such late fees, costs and other expenses would not be due and owing to Lender in the absence of the occurrence of an Event of Default);
(ii)    second, to any accrued and unpaid interest, including any interest payable at the Default Rate, then due to the Lender hereunder (it being understood and agreed that interest at the Default Rate would not be due and owing to Lender in the absence of the occurrence of an Event of Default); and
(iii)    last, to the unpaid principal balance of the Notes to the extent such amounts are then due and payable; provided, however, in the absence of the occurrence of an Event of Default, Initial Entrance Fee Receipts shall be applied solely to reduce the principal balance of Loan B.
(c)    All amounts payable under this Agreement or any Loan Documents shall be made without setoff or counterclaim and clear of and without deduction for any and all present and future taxes, levies, fees, deductions, charges, withholdings, and all liabilities with respect thereto unless Borrower and/or Lender is compelled by applicable law to deduct any such amounts. In the event of any such deduction, Borrower will pay any additional amounts to Lender that are (i) related to the Loans and/or Borrower and (ii) necessary to ensure that Lender receives an amount equal to the full amount Lender otherwise would have received if such deduction had not been made. Notwithstanding the foregoing, in no event shall Borrower be obligated to pay any Excluded Taxes and the immediately foregoing sentence shall not apply to Excluded Taxes.
1.6    Prepayment. Prepayments of the unpaid principal balance of the Loan A Notes and accrued interest thereon may not be made prior to February 10, 2018. Thereafter, the Borrower may, at its option, permanently prepay, at any time, all or any portion of the outstanding principal balance of the Loan A Notes, provided that Borrower concurrently pays the Prepayment Fee due with respect to such prepayment, or if not paid, Lender will reduce the principal payment applied to the Loan A Notes by the amount of the Prepayment Fee due. Borrower may, at its option, permanently prepay, at any time during the term of this Agreement, all or any portion of the outstanding principal balance of the Loan B Note without any Prepayment Fee or other penalty. Amounts prepaid may not be reborrowed.
1.7    Guarantees. The full and timely payment of the Loans and performance of the Borrower’s obligations under the Loan Documents, including completion of the Project, shall be guaranteed by Guarantor on the terms and subject to the conditions of the Guaranties.
1.8.    Participations, Pledges and Syndication and Securitization.
(a)    Lender and any of its successors may transfer, assign, sell and/or grant Participations (defined in Section 1.8(h) below) in all or any portion of the Loans without the consent of Borrower.

(b)    Lender and any of its successors may transfer, assign and sell all or a portion of its interest in the Loans (including a corresponding portion of its commitment to lend hereunder) to a party who becomes a Lender under this Loan Agreement and the other Loan Documents (a “Loan Syndication” and together with a Participation, a “Loan Transfer”), provided, however that, subject to Sections 1.8(c) and (d) below, any such Loan Syndication shall be subject to Borrower’s written consent in its sole and absolute discretion.
(c)    Borrower’s consent to a Loan Syndication pursuant to Section 1.8(b) shall not be required if any of the following apply:
(i)    An Event of Default has occurred and is continuing.
(ii)    The Loan Syndication occurs concurrently (or substantially concurrently) with a sale or transfer of all or substantially all of the assets of National Health Investors, Inc. and the assignee in the Loan Syndication is the entity which acquired all or substantially all of such assets.
(iii)    The assignee is an Affiliate of National Health Investors, Inc. and the assignee assumes in writing the obligation of the assignor to fund the portion of the Loan sold if not fully funded as of the date on which such assignment occurs, provided that the assignor Lender shall remain liable for any remaining Loan funding obligations to the extent that the assignee Affiliate Lender fails to fund.
(d)    Borrower’s consent to a Loan Syndication pursuant to Section 18(b) shall not be unreasonably withheld if all of the following apply:
(i)    The assignee is an Eligible Transferee,
(ii)    After giving effect to the Loan Syndication and all prior Loan Syndications, National Health Investors, Inc. and its Affiliates individually or collectively own and hold (A) interests in Loan A with a par value or amount of at least Twenty-five Million and No/100 Dollars ($25,000,000.00), (B) a pro rata share in Loan B that is not less than its pro rata interest in Loan A, and (C) the Managing Interest in the Loan.
(iii)    After giving effect to the Loan Syndication and all prior Loan Syndications, not more than four (4) different Persons held interests in the Loan.
(e)    For clarification, Borrower’s prior written consent shall not be required for any transfer or change in direct or indirect ownership or control of the equity of National Health Investors, Inc. or for any merger of National Health Investors, Inc. with another entity regardless of whether National Health Investors, Inc. is the surviving party.
(f)    A Lender may furnish any transferee, assignee, purchaser or participant or prospective transferee, assignee, purchaser or participant with any and all documents and information (including without limitation, financial information) relating to Borrower,

Guarantor, and the Loan or any of them that Lender deems advisable in connection with a Loan Transfer. To facilitate any permitted Loan Syndication, Borrower shall, promptly upon Lender’s request, exchange any Note for one or more substitute promissory notes payable to the order of Lender or any transferee of a portion of the Loan, and shall enter into such other technical amendments to the Loan Documents as Lender may reasonably request to facilitate the Loan Transfer, provided that neither the exchange nor the technical amendments increase any material obligation of Borrower with respect to the Loan, and provided that Lender reimburses Borrower for Borrower’s reasonable costs, including attorneys’ fees, incurred in connection with such exchange and amendments. Borrower’s indemnity obligations under the Loan Documents shall also apply with respect to any transferee, assignee or purchaser in a permitted Loan Syndication and the directors, officers, agents and employees of any such transferee, assignee or purchaser. The Borrower, Guarantor, or any of his, her, its or their respective Affiliates or subsidiaries shall not be given an opportunity to be a transferee, assignee, purchaser or participant under any circumstances without the prior, written consent of the Lender which may be withheld in its sole and absolute discretion
(g)    In the case of a Participation or a Loan Syndication permitted or consented to by Borrower under this Section 1.8 involving less than the entire outstanding principal balance of the Loans, the rights under Article 8 shall remain in full force and effect but only National Health Investors, Inc. shall be entitled to exercise the same if and as provided for in Article 8 hereof. The rights under Article 8 may only be assigned as set forth in Section 8.6.
(h)    As used in this Section 1.8, a “Participation” means sale of a participation only in the Loans pursuant to which (i) Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) Lender shall remain solely responsible to Borrower for the performance of Lender’s obligations, (iii) the Borrower shall continue to deal solely and directly with Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) Lender shall retain the sole right to grant or withhold consents under or to enforce this Agreement and the Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents, and (v) the participant shall have no privity with and no rights as against Borrower, and Borrower shall have no privity with and no obligations with respect to such participant, with respect to the Loans or Loan Documents.
(i)    As used in this Section 1.8, “Eligible Transferee” means a bank, insurance company, real estate investment trust or other institutional lender having shareholders’ equity of not less than Two Hundred Fifty Million and no/100 Dollars ($250,000,000) that is engaged primarily in the businesses of making commercial mortgage loans secured by assisted living facilities, skilled nursing facilities and/or continuing care retirement communities provided, however, that, after Construction Completion or advance of all proceeds of the Loan, the “Eligible Transferee” shall also include entities meeting the shareholders’ equity test who are engaged primarily in the business of owning and/or leasing under long term leases assisted living facilities, skilled nursing facilities, and/or continuing care retirement communities, and who also have experience in the management and administration of construction loans.
(j)    As used in this Section 1.8, “Managing Interest” means such Lender shall be the party with whom Borrower is designated to deal in connection with the administration of the Loan and has authority respecting day to day administration of the Loan even if other Lenders have the right to approve major decisions with respect to the exercise of the rights and obligations of Lender under this Agreement.
1.9.     Assignment of Borrower’s Rights. The rights of Borrower hereunder may not be assigned to any Person without the prior written consent of Lender in its sole discretion.
ARTICLE 2
CONDITIONS OF BORROWING

Lender shall not be required to make any Advance hereunder until the pre-closing requirements, conditions and other requirements set forth below have been completed and fulfilled to the reasonable satisfaction of Lender, at Borrower’s sole cost and expense.
2.1    Pre-Closing Requirements. On or prior to the Closing Date, Borrower shall provide to Lender each of the following, in form and substance acceptable to Lender in its sole discretion:
(a)    A commitment (or equivalent) for the Title Policy from the Title Company, complying with Lender’s standard requirements therefor which shall include, among other things, that no exception be taken for mechanics liens.
(b)    One set of the Plans, including all mechanical, electrical, structural and other specialized drawings that are signed by licensed engineers of the respective disciplines normally responsible for such drawings, in addition to the Project Architect.
(c)    One executed copy of the complete Architect’s Agreement. Lender reserves the right to approve of, in its sole discretion, the Architect and the form and substance of the Architect’s Agreement.
(d)    One executed copy of the General Contract together with a 100% payment and performance bond from a surety acceptable to Lender. Lender reserves the right to approve of, in its reasonable discretion, the General Contractor, the form and substance of the General Contract, the form and substance of the Material Contracts, and to require in its sole discretion that any such contractor or subcontractor, in addition to the General Contractor, obtain a payment and performance bond and/or subcontractor default insurance, and if required, such bond and/or insurance shall be issued by a company, in an amount, and in form and substance reasonably satisfactory to Lender, naming Lender as dual obligee thereunder.
(e)    A schedule listing all Material Contracts.

(f)    One copy of a current, certified ALTA/ACSM Survey (the “Survey”) of the Land and the existing Phase I Portion of the Facility, which shall conform in all material respects with Lender’s standard requirements therefor.
(g)    The Environmental Audit, as well as any other environmental report or study recommend by the Environmental Audit in form and substance satisfactory to Lender.
(h)    A letter updating the Geotechnical Report to the current date, updating the name of the owner and allowing Lender’s reliance thereon, together with an amendment to the related technical memorandum listing the most current architectural and structural engineering plans and specifications for the Project and confirming that they are incorporated in the technical memorandum, in form and substance satisfactory to Lender.
(i)    The Project Budget.
(j)    The Operating Budget.
(k)    The Sworn Construction Cost Statement.
(l)    Approval of Inspecting Consultant with respect to its review of the Plans, Project Budget and Sworn Construction Cost Statement that is acceptable to Lender.
(m)    Certificates of insurance indicating that all insurance currently required under the terms of Exhibit E, attached hereto, is in place.
(n)    Borrower’s estimated schedule for construction of the Phase II Expansion and a draw schedule for disbursement of the proceeds of the Loans.
(o)    A current report prepared by The Planning & Zoning Resource Corporation confirming compliance of the Facility (including, for the avoidance of doubt, the proposed Phase II Expansion) with applicable zoning and building code requirements, which conforms in all material respects with Lender’s standard requirements therefor.
(p)    A copy of Borrower’s Organizational Documents, certified as true, correct and complete by an officer of Borrower authorized to do so, together with (i) a current certificate of good standing from the jurisdiction in which Borrower was organized (and from the jurisdiction in which the Land is located, if different from the jurisdiction in which Borrower was organized) and (ii) resolutions and/or consents of those parties necessary to authorize the transaction contemplated hereby.
(q)    A copy of Guarantor’s Organizational Documents, certified as true, correct and complete by an officer of Guarantor authorized to do so, together with (i) a current certificate of good standing from the jurisdiction in which Guarantor was organized and (ii) resolutions and/or consents of those parties necessary to authorize the transaction contemplated hereby.

(r)    Financial statements of Borrower and Guarantor for the years ended December 31, 2012 and 2013, and the eleven months ended November 30 2014, signed and certified as true, correct and complete.
(s)    A flood zone certification from a consultant acceptable to Lender indicating that the Land is not located in a flood plain or any other flood-prone area as designated by any governmental agency (which may be included on the Survey); provided, however, that if the Land is so located, Borrower shall provide proof of flood insurance to Lender.
(t)    A schedule of, and evidence that Borrower has obtained, all necessary licenses and permits which must be obtained in order to commence construction of the Phase II Expansion, including without limitation, evidence that Borrower has obtained or upon Completion will obtain any and all certificates, permits, or licenses required by any applicable Governmental Authority to operate an independent, assisted living or skilled nursing facility.
(u)    Letters addressed to Lender from the suppliers confirming the availability of water, storm and sanitary sewer, gas, electric and telephone and other cable utilities for the Phase II Expansion.
(v)    Payment of the Commitment Fee and the Due Diligence Fee.
(w)    A copy of the Closing Date Management Agreement and a copy of the fully-executed Amended and Restated Management Agreement.
(x)    A copy of the fully-executed and effective Development Agreement.
(y)    A copy of the fully executed and effective Parking License.
(z)    Evidence satisfactory to Lender that Borrower has satisfied, complied with, and received all approvals required by the design and architectural standards set forth in any applicable Declaration of Covenants, Conditions and Restrictions.
(aa)    Evidence of the approval of the Plans for the Phase II Expansion by the Construction Review Services division of the Department.
(bb)    Written confirmation from the Department or a written opinion of Borrower’s counsel, in form and substance acceptable to Lender, that a Certificate of Need is not required for the portion of the Phase II Expansion that includes skilled nursing beds.
(cc)    Performance and labor and material payment bonds delivered by Borrower or the General Contractor naming Lender as additional insured, payee and mortgagee, which are in form and substance reasonably satisfactory to Lender.

(dd)    Pay off statements with respect to the Existing Mortgage Debt and any other Indebtedness secured by the Facility and either releases or termination statements sufficient to terminate any Security Interest held by any third party or insurance over such liens in the Title Policy, with releases to follow promptly after the Closing Date.
(ee)    If required by Lender in the exercise of its sole discretion, a pre- construction audit of the General Contractor and any parties to Material Contracts the substance of which shall be acceptable to Lender in the exercise of its sole discretion.
(ff)    Estoppel Agreements executed by Talus Management Services, LLC and Talus Commercial and Multi-Family Association in form and substance satisfactory to Lender.
(gg)    An Affidavit in Lieu of Updated Survey executed by Borrower in form and substance satisfactory to the Title Company.
(hh)    All such other agreements, documents and/or exhibits which may be required, in Lender’s reasonable judgment, to assure compliance with the requirements of this Agreement.
(ii)    A copy of the notice delivered to DSHS with respect to the Amended and Restated Management Agreement (the “DSHS Management Agreement Notice”).
2.2    Loan Documents. On or prior to the Closing Date, Borrower shall execute and deliver (or cause to be executed and delivered) to Lender the following documents in quantity, form and substance acceptable to Lender and to its counsel, to evidence and secure the Loan:
(a)    The Notes.
(b)    The Deed of Trust.
(c)    The Security Agreement executed and delivered by Borrower granting a first-priority security interest in all Equipment and in all of Borrower’s intangible property relating to the Facility, (including without limitation all accounts receivable for the Facility except for refundable deposits under Residency Agreements) which authorize(s) perfection by appropriate Uniform Commercial Code financing statements.
(d)    The Assignment of Leases.
(e)    The Assignment of Contracts, Plans, Agreements and Permits.
(f)    The Completion Guaranty.
(g)    The Payment Guaranty.

(h)    The Management Subordination Agreement.
(i)    The Development Fee Subordination Agreement.
(j)    The Partnership Interest Pledge Agreements.
(k)    The Indemnity.
(l)    The Account Pledge Agreement.
(m)    The Subordination Agreement with respect to the Resident Loan Deed of Trust any other subordination, non-disturbance and/or attornment agreement(s) (in form and substance satisfactory to Lender) as may be necessary, in the Lender’s sole discretion to subordinate any rights or claims of third parties in and/or to all or any portion of the Land to the lien, operation and effect of the Deed of Trust and any easements as may be necessary to construct the Phase II Expansion.
(n)    Such other documents as Lender may reasonably require to evidence and secure the Loans.
Lender may designate which of the Loan Documents are to be filed and/or placed of record, the order of filing and/or recording thereof, and the offices in which the same are to be filed and/or recorded. Borrower shall pay all filing, documentary, recording and/or registration taxes and/or fees, if any, due upon the Loan Documents.
2.3    Title Insurance. On or prior to the Closing Date, Lender shall have received the Title Policy, or a marked-up commitment to issue the Title Policy, signed by an officer of the Title Company, in form and substance reasonably satisfactory to Lender which shall include among other requirements, no exception for mechanics liens.
2.4    Opinion of Attorneys. Lender shall have received from outside counsel for Borrower, and Guarantor a current written opinion, in form and substance acceptable to Lender, including without limitation, opinions as to due organization; enforceability, due authorization, execution and delivery of, and absence of conflicts with respect to, the Loan Documents; compliance with applicable healthcare laws; and satisfaction of all Governmental Requirements to begin construction of the Phase II Expansion.
ARTICLE 3 ADVANCES OF LOANS
3.1    General.    The proceeds of the Loans shall be advanced by the Lender for the benefit of Borrower in accordance with the terms and conditions set forth in this Article 3.

(a)    All monies advanced by the Lender shall constitute a loan made to Borrower under this Agreement, evidenced by the Notes and secured by the other Loan Documents, and interest shall be computed thereon, as prescribed by this Agreement and the applicable Note, from the date the Loan account is charged with the amount of the Advance.
(b)    While an Event of Default exists, Lender reserves the right to make Advances which are allocated to any of the designated items in the Project Budget for construction of the Phase II Expansion or for such other purposes or in such different proportions as Lender may, in its reasonable discretion, deem necessary or advisable.
(c)    Borrower may not reallocate items in the Project Budget without the prior written consent of Lender in each instance; provided however, so long as the Loan is In Balance, Borrower shall not be obligated to seek Lender’s consent to a reallocation reflected in the materials provided in any Draw Request that does not exceed
$500,000 individually or in the aggregate for the period since the last Draw Request. For avoidance of doubt, the reallocations occurring with or without Lender’s consent described in the immediately prior sentence shall be in addition to any change orders permitted with or without Lender’s consent pursuant to Section 5.2 hereof.
(d)    No Advance shall constitute a waiver of any condition precedent to the obligation of Lender to make any further Advance, or preclude Lender from thereafter declaring the failure of Borrower to satisfy any such condition precedent, subject to any applicable notice and cure periods, to be an Event of Default. All conditions precedent to the obligation of Lender to make any Advance are imposed hereby solely for the benefit of Lender, and no other party may require satisfaction of any such condition precedent or shall be entitled to assume that Lender will make or refuse to make any Advance in the absence of strict compliance with such condition precedent. Provided no Event of Default has occurred and is continuing, Lender may waive any requirement of this Agreement for any Advance which Lender, in its reasonable discretion, determines is not material.
(e)    In the event that the total amount of the Loan B Commitment and the Loan A Phase II Amount exceeds the amount needed to fully pay all cost allocations set forth on the Project Budget approved by Lender, Lender shall not be required to advance, and Borrower shall not be entitled to receive, the excess.
(f)    Provided that all of the conditions set forth in Article 2 are satisfied, on the Closing Date, Lender shall make Advances to Borrower in respect of (a) Loan A in an amount equal to the Loan A Phase I Amount, which Advance shall be evidenced by the Loan A Phase I Note and (b) Loan B in order to (i) fund the Interest Reserve Account as required by Section 1.3, (ii) pay the Commitment Fee and other closing costs approved by Lender in its sole discretion and (iii) reimburse Borrower for construction costs incurred prior to the Closing Date to the extent Borrower submits a Draw Request which is approved by Lender pursuant to Section 3.2.
(g)    Notwithstanding anything herein to the contrary, Lender shall not be obligated to Advance any proceeds in respect of the Loan A Phase II Amount until and unless Lender has previously Advanced the full amount of the Loan B Commitment.

3.2    Draw Requests with Respect to Loan B and Loan A Phase II Term Debt. The following provisions shall apply to Advances with respect to Loan B and, following the Advance of the full amount of the Loan B Commitment, the Loan A Phase II Amount:
(a)    Borrower shall deliver to Lender on a monthly basis evidence of the Project costs funded during the preceding month (whether from proceeds of the Loans or otherwise), the Draw Request, an Application and Certification for Payment, including a Sworn Construction Cost Statement and an itemized summary and copies of all invoices included in such disbursement, together with all other supplemental and related documents.
(b)    The Lender shall make up to, but no more than, two (2) Advances of proceeds of Loan B (or following the full advancement thereof, the Loan A Phase II Amount) for the cost of construction of the Phase II Expansion per month pursuant to Borrower’s Draw Requests. Upon receipt of a Draw Request, Lender shall cause Inspecting Consultant to inspect the Project (if said inspection has not already been scheduled or completed prior to Lender’s receipt of the Draw Request) and to confirm progress of construction with respect to the costs of construction, along with his approval or disapproval of the Draw Request. If Lender determines that construction is proceeding diligently in accordance with the Plans and otherwise in the manner required by this Agreement and that all conditions to such disbursement shall have been fulfilled, including the approval of the Inspecting Consultant, the Lender shall use commercially reasonable efforts to make the disbursement with respect to such Draw Request within ten (10) days (but not to exceed fifteen (15) days) from delivery to Lender of the Draw Request in the manner specified below. At its option, Lender may (i) make any Advances through the Title Company which issues the Title Policy, or directly to any person, including any contractor, in accordance with the Draw Request, and (ii) make advances to any Person to whom Lender determines in its reasonable discretion that payment should be made in order to cure or to prevent the occurrence of any Default.
(c)    As a condition precedent to each Advance of the proceeds of Loan B or the Loan A Phase II Amount, as applicable, Borrower shall furnish or cause to be furnished to both the Lender and Inspecting Consultant the following documents covering each Draw Request, in form and substance satisfactory to Lender:
(i)    A fully executed Borrower’s Draw Request in the form attached hereto as Exhibit A, and an itemized summary of and copies of invoices for all costs included in such Draw Request. Without limiting the foregoing, in connection with any Draw Request, Borrower shall submit an original, signed and notarized Application and Certification for Payment for the General Contractor and all subcontractors, and invoices for all soft costs included in such Draw Request;
(ii)    Evidence reasonably satisfactory to Lender that all sums then due in connection with the acquisition, development and construction of the Phase II Expansion then completed have been paid in full (or will be paid in full from the requested Advance) and that no party claims any statutory or common law lien arising out of the construction of the Phase II Expansion or the supplying of labor, material, and/or services in connection therewith, unless being contested by Borrower pursuant to the terms of this Agreement;
(iii)    To the extent not previously provided, Lien waivers (or partial lien waivers, if applicable) from the General Contractor and all subcontractors with regard to all Advances prior to the then pending Advance;
(iv)    Copies of any change orders, whether proposed or executed, which have not been previously furnished to Lender and the pending change order log maintained by the General Contractor;
(v)    Copies of Material Contracts or any amendments thereto or to the General Contract, or any other contracts reasonably requested by Lender to the extent not previously furnished;
(vi)    Such other documentation as may be required by the Title Company to issue a datedown endorsement to the Title Policy covering the amount of the requested Advance, and all Advances made to date;
(vii)    If any significant dispute arises between or among Borrower, General Contractor or any subcontractor and/or material supplier or any party to a material contract, a written summary of the nature of such dispute and the steps being taken to address the dispute;
(viii)    Evidence satisfactory to Lender that Borrower and the Project continue to be in substantial compliance with the design and construction requirements, including the Construction Schedule and the requirements set forth in the applicable Declaration of Covenants, Conditions and Restrictions and the approval granted by the Construction Review Services division of the Department;
(ix)    A certificate of an Authorized Officer (the “Bring Down Certificate”) certifying that each of the representations and warranties set forth in Article 4 hereof are true and correct in all material respects as of such date, except to the extent modified by disclosures set forth in such certificate; provided that if such disclosures (or any disclosures made by Guarantor in a certificate delivered pursuant to the terms of the Payment Guaranty) reflect any event, occurrence or fact which constitutes a Material Adverse Occurrence then Lender shall not be required to make any Advances hereunder unless and until such condition is cured or otherwise addressed to Lender’s satisfaction in its sole discretion; and
(x)    Such other information as Lender may reasonably require to verify the substance of a Draw Request.
(d)    Notwithstanding the provisions of this Section 3.2, Lender may elect, without obtaining authorization by Borrower, to use the proceeds of the Loans to pay, as and when due, any Loan fees owing to Lender, accrued interest or principal payments due on the Loans, and expenses of Lender in connection with the Loan Agreement, including those due to the Lender’s attorneys or Inspecting Consultant, which are payable by Borrower as provided in the Loan Documents, and such other sums as may be owing from time to time by Borrower to Lender with respect to the Loans or the transactions contemplated by this Agreement. Such payments may be made by recording a funding under the Loans in the amount of such payments. In the event Lender elects to make a payment pursuant to this Section, Lender shall endeavor to give Borrower notice of such election and payment.
(e)    Borrower may use Advances to pay Allowable Development Fees, but only in accordance with the following schedule and only if requested by Borrower under this Section 3.2: (i) 25% of the total Allowable Development Fees shall be payable on the Closing Date, (ii) 25% of the total Allowable Development Fees shall be payable pro-rata with construction progress on the Phase II Expansion, (iii) 25% of the total Allowable Development Fees shall be payable upon Completion of the Phase II Expansion, and (iv) 25% of the total Allowable Development Fees shall be payable upon the Phase II Expansion achieving a 70% average occupancy rate for the independent living units for three consecutive months. The average occupancy rates described herein shall be determined by reference to the monthly Monthly Reporting Statement provided to Lender pursuant to Section 5.11 and shall be subject to Lender’s review and confirmation prior to the Advance of funds in respect of the applicable Allowable Development Fees.
(f)    Any of the aforesaid Advances shall be deemed advanced under the applicable Note as of the date on which funds are transferred by Lender. The execution of this Agreement by Borrower shall, and hereby does, constitute an irrevocable authorization to advance the proceeds of the Loans.
3.3    Loans in Balance. Lender shall not be obligated to make any Advance of Loan B or the Loan A Phase II Amount unless and until Borrower has provided Lender with evidence, acceptable to Lender in its sole discretion that Loan B and the Loan A Phase II Loan Amount are “In Balance”. For purposes of this Agreement, the term “In Balance” means that (a) as to any line item in the Project Budget, subject to reallocations permitted by Lender or otherwise permitted hereunder without Lender’s consent, all remaining unpaid costs of completing such line item, as reasonably determined by Lender, do not exceed the amount of the Loan B Commitment and the Loan A Phase II Amount allocated to such line item, as reflected in the Project Budget, and not yet advanced by Lender, including any retainage; and (b) as to the Project, all remaining unpaid costs of construction of the Phase II Expansion, as determined by Lender in its reasonable discretion, regardless of whether such costs are set forth in the then current Project Budget, do not exceed the sum of the amount of the Loan B Commitment, the Loan A Phase II Amount not yet advanced by Lender, including any retainage, and the amount of any unused deposit previously deposited with Lender pursuant to this Section 3.3.
Notwithstanding any provision of this Agreement to the contrary, in the event that Lender or Borrower determines that the unadvanced balance of the Loan B Commitment and the Loan A Phase II Amount is insufficient to (i) cover any cost allocation set forth on the Project Budget,

(ii) to pay all costs and expenses of Completion, or (iii) to pay interest due (calculated to exclude amounts held in the Interest Reserve Account) on the Loan B Note and the Loan A Phase II Note through the Completion of the Phase II Expansion, it shall notify the other party hereto of such determination, and Borrower shall, within five (5) Business Days following demand made to Borrower, deposit into escrow with Lender funds equal to said insufficiency in order to bring the Loans back into balance. In addition, in the event there is an increase in any cost category line item of the Project Budget, that is not to be funded through a reallocation of the amounts set forth in the Project Budget that is permitted hereby, Borrower shall, within five (5) Business Days following demand made to Borrower, deposit into escrow with Lender funds in an amount necessary to bring said line item back “In Balance,” as determined by Lender. All sums so deposited shall be advanced by Lender to pay costs of the Project in the same manner as, and prior to, further Advances hereunder.
3.4    Inspections. While the Loans are outstanding, the Lender, the Title Company, the Inspecting Consultant, and any other consultants and their representatives shall have access to the Facility at all reasonable times and, except during the continuance of an Event of Default, with reasonable notice and shall have the right to enter the Facility and the Project and to conduct such inspections thereof as they shall deem necessary or desirable for the protection of Lender’s interests. Such inspections shall be conducted in a manner to cause as little disruption as possible to the business of any tenant of the Facility, and the on-going construction of the Phase II Expansion. Further, such inspections shall be conducted in accordance with all reasonable rules and safety precautions imposed by Borrower and/or the General Contractor in connection with such inspections.
Neither Borrower, nor General Contractor, nor any third party shall have the right to use or rely upon the reports of the Inspecting Consultant or any other reports generated by Lender or any Consultant for any purpose whatsoever, whether made prior to or after commencement of construction. Borrower shall be responsible for making its own inspections of the Project during the course of construction and shall determine to its own satisfaction that the work done and materials supplied are in accordance with applicable contracts with its contractors. By advancing funds after any inspection of the Project by Lender or the Inspecting Consultant, Lender shall not be deemed to waive any Event of Default, waive any right to require construction defects to be corrected, waive any rights it may have under the Completion Guaranty, or acknowledge that all construction conforms with the Plans.
Notwithstanding any provisions of this Agreement to the contrary, in the event that Lender shall determine that the actual quality or value of the work performed or the materials furnished does not correspond with the quality or value of the work required by the Plans, Lender shall notify Borrower of its objections thereto, and, promptly following written demand, Borrower shall correct the conditions to which Lender objects.
3.5     Lender’s Responsibilities. It is expressly understood and agreed that Lender assumes no liability or responsibility for the sufficiency of the proceeds of the Loans to complete the Project, for protection of the Project, for the adequacy of the Plans, the compliance of the Project with Governmental Requirements, for the satisfactory completion of the Project, for inspection during construction or to notify Borrower or General Contractor of any construction defects, for the adequacy of any reserves, for the adequacy or accuracy of the Project Budget, for any representations made by Borrower, or for any acts on the part of Borrower or its contractors to be performed in the construction of the Phase II Expansion. Notwithstanding the foregoing, in the event that Lender in the exercise of its sole discretion elects to make additional loans to Borrower in excess of the Commitment to enable Borrower to complete the Project, such loans shall accrue interest at the Default Rate, shall be evidenced by one or more additional promissory notes executed by Borrower in favor of Lender, shall be secured on a pari passu basis by the Deed of Trust and the other Loan Documents to the same extent as the Loans, and shall be subject to such other terms and conditions as Lender may impose in the exercise of its sole discretion.
3.6    Retainage.
(a)    The amount of each disbursement with respect to Loan B or the Loan A Phase II Debt Amount (other than disbursements to fund the Interest Reserve Account) shall be subject to retainage in accordance with the provisions of the General Contract. The amounts retained shall be equal to ten percent (10%) of each disbursement until fifty percent (50%) of the Phase II Expansion construction is completed and zero percent (0%) of each disbursement thereafter, provided that any retained amounts shall only be released pursuant to Section 3.6(b) below.
(b)    Lender shall authorize the release of the retainage only upon the fulfillment of the following conditions; provided, however, that Lender may authorize the early release of retainage on completed trades so long as Borrower has provided Lender with a final lien release from the applicable subcontractor and an executed AIA G707A- 1994, Consent of Surety to Final Reduction in or Partial Release of Retainage:
(i)    All other conditions for disbursement shall continue to be met;
(ii)    Lender shall have received a certificate of substantial
completion of the Project Architect and General Contractor to the effect, inter alia, that the Phase II Expansion has been completed (except for those punch list items which have been approved by the Inspecting Consultant and for which a holdback reasonably acceptable to Lender shall have been established) in accordance with the Plans and all applicable Governmental Requirements, and the matters in such certificate shall have been verified by the Inspecting Consultant;
(iii)    Lender shall have received evidence of (A) zoning compliance, (B) the issuance of a final certificate of occupancy for the Phase II Expansion and (C) compliance with all other Governmental Requirements related to the use and occupancy of the Phase II Expansion (including the issuance by DSHS of licenses to operate the Phase II Expansion as an assisted living facility and a skilled nursing facility);
(iv)    Lender shall have received an endorsement to the Title Policy, in a form reasonably approved by Lender, in an amount equal to the full amount of the Loans, insuring that no encroachments exist over any building, zoning, right of way or property boundary lines, other than Permitted Encumbrances;
(v)    Lender and the Title Company shall have received two (2) copies of a final as-built ALTA survey, showing the location of all applicable improvements, easements, rights-of-way and other matters affecting the Land and the Facility as a whole (including both the Phase I Portion of the Facility and the Phase II Expansion);
(vi)    Lender shall have received final lien releases from the General Contractor, and all subcontractors with respect to the work performed in connection with the construction and equipping of the Phase II Expansion;
(vii)    Lender shall have received an executed AIA G707-1994, Consent of Surety to Final Payment;
(viii)    Lender shall have received evidence of the insurance required by Section 5.7 hereof;
(ix)    Lender shall have received a legal opinion from counsel to Borrower as to the licensure of the Phase II Expansion and its compliance with all Governmental Requirements applicable to the operation of an assisted living and a skilled nursing facility in form and substance reasonably acceptable to Lender.
(x)    Lender shall have received a letter from Borrower whereby Borrower represents and warrants that Borrower has inspected the Phase II Expansion and, to its knowledge, the Phase II Expansion, except for punch-list items, has been completed in accordance with the applicable Plans and in a good workmanlike condition and without defects;
(xi)    Lender shall have received photographs of the completed Phase II Expansion as well as evidence that the Phase II Expansion, other than the punch-list items, has been completed;
(xii)    Lender shall have received a Certificate of Architectural Compliance from the Architectural Review Committee of the Talus Commerical and Multifamily Association (the “ARC”); and
(xiii)    If required by Lender, Lender shall have received a detailed inventory certified by an Authorized Officer of Borrower, showing make, model, valuation and location of all furniture, fixtures, equipment and appliances (except personal property of residents of the Facility) used in the operation or maintenance of any part of the Facility, together with copies of all warranties related thereto.
(c)    Borrower will promptly complete the punch-list items in a manner reasonably satisfactory to Lender and shall provide final evidence of such completion prior to Lender’s release of the holdback retained therefor pursuant to Section 3.6(b)(ii) above.
ARTICLE 4 - REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Lender, as of the date hereof that:
4.1     Borrower’s Formation and Powers. Borrower is a limited liability partnership duly organized, and validly existing under the laws of the State of Iowa, and qualified and authorized to do business in all jurisdictions in which the conduct of its business and affairs requires it to be so qualified. Borrower has all power, authority, permits, consents, and licenses necessary to carry on its business (including without limitation any and all certificates, permits, or licenses required by any applicable Governmental Authority to operate the Phase I Portion of the Facility as a CCRC, including an independent living and skilled nursing facility), to construct, equip and own the Facility (other than those permits, consents and licenses with respect to the construction of the Phase II Expansion which will be obtained prior to the Advance of proceeds of the Loans hereunder) and to execute, deliver and perform its obligations under this Agreement and the other Loan Documents; all consents necessary to authorize the execution, delivery and performance of this Agreement and the other Loan Documents have been duly adopted and are in full force and effect; and this Agreement and the other Loan Documents have been duly executed and delivered by Borrower, and constitute valid and binding obligations of Borrower, enforceable in accordance with their respective terms, subject to bankruptcy and insolvency laws and other laws generally affecting the enforceability of creditor’s rights generally and subject to limitations on the availability of equitable remedies.
4.2    Authority. The execution, delivery and performance by Borrower of this Agreement and other Loan Documents to which Borrower is a party have been duly authorized by all necessary action and do not and will not (i) violate any provision of any laws, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or of Borrower’s Organizational Documents, (ii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected, or (iii) will not result in or require the creation or imposition of any Security Interest in any of its properties pursuant to the provisions of any agreement or other document binding upon or applicable to Borrower or any of its properties, except pursuant to the Loan Documents.
4.3    No Approvals. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary to the valid execution, delivery or performance by Borrower of this Agreement, the Notes, or any other Loan Documents to which Borrower is a party.

4.4    Legal and Valid Obligations. This Agreement, the Notes, the Indemnity and the other Loan Documents to which Borrower is a party constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, subject to bankruptcy and insolvency laws and other laws generally affecting the enforceability of creditor’s rights generally and subject to limitations on the availability of equitable remedies.
4.5    Litigation. Except as set forth on Schedule 4.5, there are no actions, suits or proceedings (whether or not purportedly on behalf of Borrower) pending or, to the knowledge of Borrower, threatened against Borrower or affecting any of the Facility or Borrower’s other assets (if any), at law or in equity or before any Governmental Authority which contests the validity or enforceability of this Agreement or any of the other Loan Documents or the transactions contemplated hereby or as a result of which Borrower may become subject to any judgment or liability which if determined adversely to Borrower, would constitute a Material Adverse Occurrence as to Borrower, nor does there exist any basis for such action, suit or proceeding. Borrower is not in default with respect to any final judgment, writ, injunction, decree, rule or regulations of any Governmental Authority. Borrower has not received written notice and no Authorized Officer or Executive Director of the Facility has received verbal notice of the commencement of any investigation proceedings or any governmental investigation or action (including any civil investigative demand or subpoena) under the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback statute (42 U.S.C. Section 1320a-7a(b)), the Ethics in Patient Referrals Act of 1989, as amended (Stark Law) (42 U.S.C. 1395nn), the Civil Money Penalties Law (42 U.S.C. Section 1320a-7a), or the Truth in Negotiations (10 U.S.C. Section 2304 et seq.), Health Care Fraud (18 U.S.C. 1347), Wire Fraud (18 U.S.C. 1343), Theft or Embezzlement (18 U.S.C. 669), False Statements (18 U.S.C. 1001), False Statements (18 U.S.C. 1035), and Patient Inducement Statute or any similar or equivalent state statutes or any other rule or regulation promulgated by a Governmental Authority with respect to any of the foregoing healthcare fraud laws affecting the Borrower or the Facility. No order, writ, injunction or decree has been issued by or requested of, any court or Governmental Authority which results in, or would reasonably be expected to result in, any Material Adverse Occurrence as to Borrower. Borrower represents and warrants that there are no workers compensation claims pending with respect to the Facility.
4.6    Condition of Facility. The Phase I Portion of the Facility is in good condition and repair and is usable and fit for its intended purpose as an independent living and skilled nursing facility, normal wear and tear excepted. There are no defects in the Phase I Portion of the Facility which, in the aggregate, materially adversely affect the use or value of the Phase I Portion of the Facility. Borrower owns or leases under valid leases all machinery, equipment and other tangible assets used by Borrower for the operation of the Phase I Portion of the Facility.
4.7    Permits, Filings. Borrower has filed or has caused to be filed all required filings for the lawful operation of the Phase I Portion of the Facility. Borrower has obtained and maintained all licenses, permits, certificates or other filings necessary to own and operate the Phase I Portion of the Facility. Borrower has timely filed all reports required to maintain the Medicare certification of the Phase I Portion of the Facility, and has timely filed all required cost reports required to be filed prior to the date hereof and all such reports were true and correct and complete in all material respects. The skilled nursing facilities included in the Phase I Portion of the Facility and to be included the Phase II Expansion are not and shall not become certified to participate in Medicaid.
4.8    Title to Land. At Closing, Borrower will be the owner, in fee simple, of the Land and the improvements thereon, subject to no lien, charge, mortgage, deed of trust, restriction or encumbrance, except Permitted Encumbrances and the Resident Loan Deed of Trust.
4.9    Payment of Taxes. There have been filed all federal, state and local tax returns with respect to Borrower and its direct and indirect business operations which are required to be filed. Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on such returns or on any assessments received by it to the extent that such taxes have become due. Borrower knows of no proposed material tax assessment against Borrower, and except as may be reflected in the Permitted Encumbrances, Borrower is not obligated by any other agreement, tax treaty, instrument or otherwise to contribute to the payment of taxes owed by any other person or entity. All material tax liabilities are adequately provided for or reserved against on the books of Borrower.
4.10    Agreements. Each of (a) Borrower’s Organizational Documents, (b) the Architect’s Agreement, and (c) the General Contract, is in full force and effect and is free from any default on the part of Borrower. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which Borrower is a party, the effect of which default would constitute a Material Adverse Occurrence as to Borrower.
4.11    No Defaults under Loan Documents or Other Agreements. No Default or Event of Default exists under any of the Loan Documents or any other material document to which Borrower is a party which relates to the ownership, occupancy, use, development, construction or management of the Facility; Borrower, is not in default in the payment of the principal or interest on any of its Indebtedness for borrowed money; and no event has occurred, or, to Borrower’s knowledge, will occur, which, with the lapse of time or the giving of notice or both, would constitute an Event of Default under the Loan Documents.
4.12    Boundary Lines; Conformance with Governmental Requirements and Restrictions. The exterior lines of the Phase II Expansion are, and at all times will be, within the boundary lines of the Land. Borrower has examined and is familiar with all applicable material covenants, conditions, restrictions and reservations, and with all applicable Governmental Requirements, including but not limited to building codes and zoning, environmental, hazardous substance, energy and pollution control laws, ordinances and regulations affecting the Facility. Borrower has obtained all licenses, permits and approvals from, and has satisfied all of the requirements of, all applicable Governmental Authorities to begin the construction of the Phase II Expansion (including, without limitation, obtaining a letter from the Department or an opinion of counsel confirming that a Certificate of Need is not required for the skilled nursing facility beds included in the Phase II Expansion, and any and all of the certificates, permits, or licenses required by any applicable Governmental Authority to construct an assisted living facility and/or a skilled nursing facility), and will obtain such other material licenses, permits and approvals and satisfy such requirements as necessary to complete the construction of the Phase II Expansion. Borrower has obtained all material approvals of the parties required in connection with the construction of the Phase II Expansion pursuant to any license, easement or restriction affecting the Land. The Facility will in all respects conform to and comply with said covenants, conditions, restrictions, reservations and Governmental Requirements.
4.13    No Condemnation Proceeding. Borrower has not received written notice of any (i) condemnation proceeding relating to the Facility, (ii) reclassification of any or all of the Facility or the Land for local zoning purposes, or (iii) reassessment or reclassification of any or all of the Facility or the Land for state or local real property taxation purposes. To Borrower’s knowledge, no such actions have been threatened or are pending or contemplated.
4.14    Loans in Balance. Loan B and the Loan A Phase II Amount are In Balance, or, if not, Borrower has deposited, or is depositing, with Lender funds equal to said insufficiency in order to bring such Loans back into balance as required by Section 3.3 hereof.
4.15    Federal Reserve Regulations. No portion of the Loans hereunder will be used to purchase or carry any “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulation U. No portion of the Loans hereunder will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of said Board of Governors.
4.16    Investment Company Act. Borrower is not an “investment company,” or an “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Loans, the application of the proceeds and repayment thereof by Borrower and the performance of the transactions contemplated by this Agreement will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.
4.17    Unregistered Securities. Borrower has not: (a) issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law; or (b) violated any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
4.18    Accuracy of Information. All factual information heretofore or herewith furnished by or on behalf of Borrower to Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is true and accurate in every material respect on the date as of which such information is dated or certified and no such information contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading as of such date.
4.19    ERISA Compliance. Borrower has not adopted a Benefit Plan.
4.20    Compliance. Borrower:

(a)    is in compliance and conformity with all Governmental Requirements the violation of which, individually or in the aggregate, would constitute a Material Adverse Occurrence as to Borrower; and
(b)    is not aware of, has not received and does not anticipate the receipt of any order or notice of, any violation or claim of violation of any Governmental Requirement which would constitute a Material Adverse Occurrence as to Borrower.
(c)    In connection with its operation of the Facility, is not relying on any exemption from, or deferral of, any applicable Governmental Requirement.
(d)    Maintains levels of inventory at the Facility which comply with all Governmental Requirements.
(e)    Has not received any notice from any Governmental Authority requiring the correction of any condition with respect to the Facility which has not either (a) been corrected or (b) is the subject of a plan of correction which has been accepted by the applicable Governmental Authority.
(f)    Holds a valid and currently effective certificate of occupancy with respect to the completed portion of the Facility.
4.21    Employees. There is not pending or, to Borrower’s knowledge, threatened any labor dispute, strike or work stoppage against Borrower which would reasonably be expected to interfere with the continued operation the Facility. Neither Borrower nor any representative or employee of Borrower has committed any unfair labor practices or unlawful discriminatory act in connection with the operation of the Facility which is currently outstanding, and there is not pending or, to Borrower’s knowledge, threatened any charge or complaint against Borrower by any federal or state agency, including but not limited to the National Labor Relations Board or any Washington state equivalent thereof. Borrower has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. No employee of the Facility has been added to the excluded provider list.
4.22    Consents. To the extent that any franchises, licenses, certificates, authorizations, approvals or consents from any federal, state or local (domestic or foreign) government, commission, bureau or agency are material to the present conduct of the business and operations of Borrower or are required for the acquisition, ownership, operation or maintenance by Borrower of properties it now owns, operates or maintains or the present conduct of its businesses and operations, such franchises, licenses, certificates, authorizations, approvals and consents have been validly granted, are in full force and effect and constitute valid and sufficient authorization therefor.
4.23    Environmental Laws. Except as specifically disclosed in the Indemnity or the Environmental Audit:

(a)    Borrower has not used, authorized or allowed the use of the Land or the Facility (collectively, the “Real Property”) for the generating, handling, storage, disposal, or release of any Hazardous Substances, except such Hazardous Substances as are used, generated, handled, stored, disposed of and/or released at the Facility in the ordinary course of the operation of the Facility where such use, generation, handling, storage, disposal and/or release complies with applicable Environmental Laws.
(b)    Borrower has not used nor authorized nor allowed the use of the Real Property, and the Real Property has not been used by Borrower, in a manner other than in full compliance with Environmental Laws.
(c)    Borrower has not received any written notice and no Authorized Officer or Executive Director of the Facility has received verbal notice nor does Borrower have any knowledge of any Environmental Liability relating to the Facility or of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment, which would individually or in the aggregate constitute a Material Adverse Occurrence as to Borrower.
(d)    During Borrower’s operation of the Facility, no release, discharge, spillage, or disposal not in compliance with Environmental Laws of any Hazardous Substance has occurred or is occurring at the Real Property and Borrower has no knowledge of any threatened or actual liability in connection with the release or threatened release of any Hazardous Substance which would individually or in the aggregate constitute a Material Adverse Occurrence as to Borrower.
(e)    There are no underground tanks or any other underground storage facility presently located on the Land and, no such tanks or facilities, if any, previously located at or around the Land have ever leaked.
(f)    Borrower has reviewed the Environmental Audit and is not aware of any facts, circumstances or conditions which would make any of the facts or conclusions contained therein inaccurate, incorrect or incomplete.
4.24    Changes in Third-Party Payors. Borrower has not received written notice that any health plan, insurance company, employer or other third-party payor, which is currently doing business with the Facility, intends to terminate, limit or restrict its relationship with the Facility.
4.25    Financial Statements. Borrower has provided to Lender true and correct copies of the financial statements with respect to Borrower and Guarantor for the fiscal years ended December 31, 2012 and 2013 and the period ended October 31, 2014 (collectively, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with GAAP (with the exception of footnotes and subject to normal recurring year-end adjustments in the case of partial year statements) and (ii) fairly present, in all material respects, the financial position, assets and liabilities of Borrower and Guarantor, as applicable, as of the dates thereof, and the revenues, expenses, results of operations and cash flows of Borrower and Guarantor for the periods covered thereby. There are no liabilities, debts, claims or obligations related to

Borrower, whether accrued, absolute, contingent or otherwise, whether due or to become due, that would reasonably be expected to be asserted against Borrower following the Closing Date and which are not reflected on the Financial Statements. The Operating Budget provided to Lender pursuant to Section 2.1 is consistent with the historical financial performance of the Phase I Portion of the Facility and fairly represents the expected performance of the Facility following the Closing Date. The Project Budget fairly represents the anticipated costs of constructing the Phase II Expansion.
4.26    Surveys and Reports. Complete copies of the most recent state health care survey reports, together with any waivers of deficiencies, plans of correction, and any other investigative reports issued with respect to the Phase I Portion of the Facility since January 1, 2012 and prior to the Closing Date or currently in effect have been provided by Borrower to Lender.
4.27    Insurance. Borrower has not received any written notice or request from any insurance company or underwriters setting forth any defects in the Phase I Portion of the Facility, requesting the performance of any work or alteration of the Phase I Portion of Facility, or setting forth any defect or inadequacy in Borrower’s operation of the Phase I Portion of the Facility which such insurance company or underwriters have indicated would reasonably be expected to adversely affect the insurability of the Facility. Each insurance policy with respect to the Facility is in full force and effect (free from any present exercisable right of termination on the part of the insurance company issuing such policy prior to the expiration of the terms of such policy). Borrower has not received any notice, and does not have knowledge of any notice, of non- renewal or cancellation of any such policies.
4.28    Anti-Terrorism Regulations.
(a)    General. None of Borrower, Guarantor or any Affiliate thereof, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(b)    Executive Order No. 13224. None of the Borrower, Guarantor, or any Affiliate of Borrower or Guarantor, or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):
(i)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(ii)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(iii)    a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;
(v)    a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or
(vi)    a Person who is affiliated or associated with a person or entity listed above.
(c)    None of Borrower, Guarantor or any Affiliate thereof, nor any of their agents acting in any capacity in connection with the Loans other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.
(d)    Neither Borrower or any Affiliate thereof, nor any person owning an interest therein, is a “Special Designated National” or “Blocked Person” as those terms are defined in the office of Foreign Asset Control Regulations (31 C.F.R. § 500 et. seq.).
4.29    Subsidiaries. Borrower has no Subsidiaries.
4.30    Leases. Other than Residency Agreements and except as set forth on Schedule 4.30, there is no Lease in effect relating to the Facility.
4.31    Ownership and Control of Borrower. The LCS Parent and the Westminster Parent are the sole partners of Borrower and hold the ownership interests of Borrower set forth on Exhibit F to this Agreement. Exhibit F accurately reflects the direct and indirect owners of the LCS Parent and the Westminster Parent.
4.32    Other Indebtedness. Except as set forth on Schedule 4.32, (a) Borrower has no outstanding Indebtedness, secured or unsecured, direct or contingent (including any guaranties), other than: (i) the Existing Mortgage Debt which will be paid in full at Closing, (ii) the Resident Loans, and (iii) Indebtedness which represents trade payables or accrued expenses incurred in the ordinary course of business of owning and operating the Phase I Portion of the Facility and (b) no such outstanding Indebtedness is secured by any assets of Borrower. The aggregate amount of the outstanding principal balance of the Resident Loans and the portion of such amount which is secured by the Resident Loan Deed of Trust are set forth on Schedule 4.33. Borrower is not in default (beyond applicable notice and cure periods) in its obligations under the Resident Loans, the Resident Loan Deed of Trust, or any other Indebtedness.
4.33    Construction of Phase II Expansion. Borrower has (i) made payment in full or (ii) obtained a waiver of lien from the applicable contractor or materialman for any construction of the Phase II Expansion that has been commenced prior to the Closing Date.

ARTICLE 5 COVENANTS OF BORROWER
While this Agreement is in effect, and until Lender has been paid in full the principal of and interest on all Advances made by Lender hereunder and under the other Loan Documents, Borrower agrees to comply with, observe and keep the following covenants and agreements:
5.1    Completing Construction. Borrower shall commence construction of the Phase II Expansion no later than the Construction Commencement Date. Borrower shall become a party to no Material Contract for the performance of any work with respect to the Project or for the supplying of any labor, materials or services for construction of the Phase II Expansion, other than the General Contract, the Architect’s Agreement, the Development Agreement, and contracts for furniture, fixtures and equipment that are not entered into under the General Contract, except upon such terms and with such parties as shall be approved in writing by Lender which approval shall not be unreasonably withheld, conditioned or delayed. No approval by Lender of any contract or change order shall make Lender responsible for the adequacy, form or content of such contract or change order. Borrower shall expeditiously complete and fully pay for the development and construction of the Phase II Expansion in a good and workmanlike manner and in accordance with the Plans submitted or to be submitted to and approved by Lender, and in compliance with all applicable Governmental Requirements, and any covenants, conditions, restrictions and reservations applicable thereto so that Completion of the Phase II Expansion occurs on or before the Completion Date. Borrower assumes full responsibility for the compliance of the Plans and the Project with all Governmental Requirements, covenants, conditions, restrictions and renovations, and with sound building and engineering practices, and, notwithstanding any approvals by Lender, the Lender shall have no obligation or responsibility whatsoever for the Plans or any other matter incident to the Project or the construction of the Phase II Expansion. Borrower shall correct or cause to be corrected (a) any defect in the Phase II Expansion, (b) any departure in the construction of the Phase II Expansion from the Plans or Governmental Requirements, and (c) any encroachment by any part of the Phase II Expansion or any other structure located on the Land on any building line, easement, property line or restricted area. Borrower shall cause all roads necessary for the utilization of the Phase II Expansion for its intended purposes to be completed and dedicated (if dedication thereof is required by any governmental authority), the bearing capacity of the soil on the Land to be made sufficient to support the Phase II Expansion, and sufficient local utilities to be made available to the Phase II Expansion and installed at costs (if any) set out in the Project Budget, on or before the Completion Date.
5.2    Changing Costs, Scope or Timing of Work. Borrower shall deliver to Lender a revised Sworn Construction Cost Statement showing any changes in or variations from the original Sworn Construction Cost Statement, promptly after any changes become known to Borrower if such changes involve net changes in the same cost category of more than $500,000, individually or in the aggregate, as reflected in the materials submitted with any Draw Request. Borrower shall deliver to Lender a revised construction schedule, within fifteen (15) days after any target date set forth therein has been delayed by ten (10) consecutive days or more, or when the aggregate of all such delays equals thirty (30) days or more.

Borrower shall promptly furnish to each of Lender and the Inspecting Consultant a copy of all changes or modifications to the previously-approved Plans, contracts or subcontracts for the Project, prior to or, with respect to change orders that do not require the consent of Lender, promptly following incorporation of any such change or modification into the Project. No work may be performed pursuant to any change order or pending change order prior to Lender’s approval if such approval is required by this Agreement. Borrower shall not make or consent to any change or modification in such Plans, contracts or subcontracts, and no work shall be performed with respect to any such change or modification, without the prior written consent of Lender, not to be unreasonably withheld or delayed, if such change or modification would (i) in any material way alter the design or structure of the Phase II Expansion, (ii) change in any material way the area of the Phase II Expansion that is available for use and occupancy by Residents pursuant to the Residency Agreements, (iii) change the square footage of the Project,
(iv) change the number of licensed beds and/or units in the Phase II Expansion as reflected in the approved Plans or (v) increase any cost set forth in the General Contract by more than $500,000 individually or in the aggregate for the period since the last Draw Request. For avoidance of doubt, Borrower may make or consent to any change or modification in the Plans, contracts or subcontracts, and perform work with respect to, any change or modification without Lender’s consent if such change or modification does not fall into one of the categories described in the immediately foregoing sentence. Any and all changes and modifications permitted with or without Lender’s consent under this Section 5.2 shall be in addition to any reallocations occurring with or without Lender’s consent under Section 3.1(c) hereof.
5.3    Paying Costs of the Project and the Loans. Borrower shall pay and discharge, when due, all taxes, assessments and other governmental charges upon the Facility or with respect to the Project, as well as all claims for labor and materials which, if unpaid, might become a lien or charge upon the Facility; provided, however, notwithstanding the foregoing, Borrower shall have the right to contest the amount, validity and/or applicability of any of the foregoing at its own expense by appropriate proceedings pursued in good faith so long as any penalties or other adverse effect of its nonperformance shall be stayed or otherwise not in effect, or a cash escrow deposit equal to all such contested payments and potential penalties or other charges shall have been established with Lender if determined to be reasonably necessary by Lender. In addition to the other fees and costs specifically provided herein, Borrower shall pay the reasonable fees of Lender’s review of any Appraisal, and shall also pay all out of pocket costs and expenses of Lender in connection with the preparation and review of the Loan Documents, and any amendments thereto, and the making, closing, and/or repayment of the Loans, including but not limited to the reasonable fees of Lender’s attorneys, fees of the Inspecting Consultant, Appraisal fees, title insurance costs, disbursement expenses, and all other reasonable costs and expenses payable to third parties incurred by Lender, or Borrower in connection with the Loans. Such costs and expenses shall be so paid by Borrower whether or not the Loans are fully advanced or disbursed.
5.4    Using Proceeds of the Loans. Borrower shall use the Loan A Phase I Amount to refinance the Existing Mortgage Debt. Borrower shall use the proceeds of Loan B and the Loan A Phase II Amount solely for the purpose of funding the Interest Reserve Account and to pay, or to reimburse Borrower for paying, the approved hard and soft costs of developing and constructing the Phase II Expansion as set forth in the Project Budget. Borrower shall take all commercially reasonable steps necessary to assure that proceeds of the Loans are used by its contractors and subcontractors to pay such costs and expenses which could otherwise constitute a mechanic’s lien claim against the Facility, and if a mechanic’s lien is imposed shall take the actions specified in Section 5.3. Borrower shall not use the proceeds of the Loans for any other purpose.
5.5    Keeping of Records. Borrower shall set up and maintain accurate and complete books, accounts and records pertaining to the Facility and the Project in a manner reasonably acceptable to Lender and to the Title Company. Borrower will permit representatives of Lender, the Inspecting Consultant and the Title Company to have free access to and to inspect and copy such books, records and contracts of Borrower and to inspect the Facility and the Project and to discuss Borrower’s affairs, finances and accounts with any of its principal officers, all at such times and upon reasonable prior notice as often as may reasonably be requested. Any such inspection by Lender and/or the Inspecting Consultant shall be for the sole benefit and protection of Lender, and Lender shall have no obligation to disclose the results thereof to Borrower or to any third party.
5.6    Providing Updated ALTA Surveys. Upon completion of the foundation(s) of the Phase II Expansion and at such other times as Lender may reasonably deem appropriate, Borrower shall furnish to Lender, at Borrower’s expense, two (2) copies of a certified survey, certifying that the Phase II Expansion is constructed within the property lines of the Land, does not encroach upon any easement affecting the Land and complies with all applicable Governmental Requirements relating to the location of improvements, along with an endorsement to the Title Policy bringing forth the effective date thereof to the date of said survey without exception therefor.
5.7    Maintaining Insurance Coverage. Borrower shall, at all times until the Notes and all other sums due from Borrower to Lender have been fully repaid, maintain, or cause to be maintained, in full force and effect (and shall furnish to Lender copies of), insurance coverages complying with the provisions of Exhibit E, attached hereto and made a part hereof by this reference, including without limitation the insurance coverage described on Schedule 5.31. In the event Borrower does not provide evidence of the insurance coverage described on Schedule 5.31 on or prior to February 28, 2015, Lender shall have the right, but not the obligation, on written notice to Borrower and without regard to the expiration of any cure periods set forth in Article 6 hereof, to make a Protective Advance pursuant to Section 7.1 and to purchase such insurance on Borrower’s behalf (the “Lender Insurance Cure”). In the event Lender exercises the Lender Insurance Cure, Lender shall provide Borrower with a copy of the applicable insurance policy so purchased by Lender.
5.8    Transferring, Assigning, Conveying or Encumbering the Facility. Except for Permitted Encumbrances, without the prior written consent of Lender, which consent may be withheld in Lender’s sole discretion, Borrower shall not voluntarily or involuntarily agree to, cause, suffer or permit any sale, conveyance, mortgage, grant, lien, encumbrance, security interest, pledge, assignment or transfer of the Land, the Facility or any part or portion thereof, or any of the Collateral (as defined in the Security Agreement). The consent by Lender to any transfer shall not be construed as relieving Borrower from obtaining the express prior written consent of Lender to any further transfer as described above or as releasing Borrower from any liability or obligation hereunder, whether or not then accrued or thereafter arising. The prohibition of this Section 5.8 includes without limitation, any Change in Control of Borrower.
5.9    Complying with the Loan Documents and Other Documents. Borrower shall comply with and perform all of its obligations under the Loan Documents and the Resident Loan Deed of Trust, and all of its material obligations under all other contracts and agreements to which Borrower is a party relating to the ownership, occupancy, use, development, construction or management of the Facility, and shall comply with all reasonable requests by Lender which are consistent with the terms thereof.
5.10    Appraisals. Borrower agrees that Lender shall have the right to obtain, at Borrower’s expense, an Appraisal of the Facility which shall be prepared by an appraiser selected by Lender and in substantial conformance with standard appraisal practices in the senior housing industry, at any time that (a) an Event of Default shall have occurred and be continuing hereunder, (b) such Appraisal is required by then-current lending or other laws or regulations or accounting standards applicable to Lender, or (c) a Material Adverse Occurrence has occurred as to Borrower or the Facility. In the event that Lender shall elect to obtain such an Appraisal, Lender may immediately commission an appraiser acceptable to Lender, at Borrower’s cost and expense, to prepare the Appraisal and Borrower shall fully cooperate with Lender and the appraiser in obtaining the necessary information to prepare such Appraisal. In the event that Borrower fails to cooperate with Lender in obtaining such Appraisal or in the event that Borrower shall fail to pay for the cost of such Appraisal within ten (10) days following demand, such event shall constitute an Event of Default hereunder and Lender shall be entitled to exercise all remedies available to it hereunder. In the event such Appraisal is required by reason of the damage or destruction of a portion of the Facility, the fair market value shall be calculated on the Facility after restoration of the Facility and assuming the same operations are conducted following restoration as were conducted prior to the damage or destruction. Lender and Borrower agree not to disclose the results of any Appraisal obtained pursuant to this Section 5.10 to any appraiser engaged for purposes of Article 8 hereof.
5.11    Reporting Requirements. Borrower shall furnish to Lender the following:
(a)    Financial Statements. As soon as available and in any event within 120 days after the close of each Fiscal Year of Borrower, a balance sheet and related statements of income, retained earnings and cash flow of Borrower, as at the end of and for such Fiscal Year, audited by an Independent Public Accountant acceptable to Lender and prepared on a GAAP basis (or another accounting basis reasonably acceptable to Lender) consistently applied, and accompanied by a written statement of an Authorized Officer of Borrower stating that he/she has no knowledge of the occurrence of any event which constitutes a Default or an Event of Default under this Agreement, and, if so, stating in reasonable detail the facts with respect thereto.
(b)    Tax Returns. A copy of Borrower’s (or if Borrower is a “disregarded entity” for federal income tax purposes, Borrower’s parent entity’s) federal income tax return, certified to be a true and correct copy, due no later than the 15th day after such tax return has been filed. A copy of any requests for filing extensions must also be delivered to Lender no later than the 15th day after such extension is filed.

(c)    Construction Statements. If not provided in a Draw Request, as soon as available and in any event within ten (10) days after the close of each calendar month prior to the Completion Date, starting with the first (1st) calendar month after the Construction Commencement Date, a Construction Statement for the Project for the preceding calendar month, which shall set forth the amount spent from the Project Budget for the preceding calendar month and specifically note all variations from the current Project Budget. The Construction Statements shall be certified as true, correct and complete by Borrower.
(d)    Monthly Reporting Statements. As soon as available, but in any event no later than thirty (30) days after the end of the preceding month, the Monthly Reporting Statement.
(e)    Quarterly Reporting Statements. As soon as available, but in any event no later than forty five (45) days after the end of the preceding calendar quarter, other than the fourth quarter, the Quarterly Reporting Statement.
(f)    Operating Budgets. No later than November 1 of each year commencing with November 1, 2015, Borrower shall provide an Operating Budget for the Facility for the next succeeding year.
(g)    Certificate of Compliance. Within forty five (45) days after the end of each calendar quarter, a Certificate of Compliance in the form attached hereto as Exhibit G signed by an Authorized Officer of Borrower.
(h)    Litigation and Other Proceedings. Promptly in writing, notice of

(i)	all litigation against Borrower in which the amount sought to be recovered exceeds
$100,000, except in cases when the claim is covered by insurance and the insurance company has agreed to assume the defense of the claim, and (ii) all proceedings before any governmental or regulatory agency affecting Borrower which, if adversely determined, would constitute a Material Adverse Occurrence as to Borrower.
(i)    Defaults. Within five (5) Business Days after the occurrence of any event actually known to Borrower which constitutes an Event of Default hereunder or under any other Indebtedness or would reasonably be expected to constitute an Event of Default hereunder or thereunder with the giving of notice or the lapse of time, or both, notice of such occurrence, together with a detailed statement of the steps being taken to cure such event.

(j)Capital Expenditure Compliance Certificate. Within ninety (90) days after the end of each Fiscal Year, a certificate of compliance certified by an Authorized Officer of Borrower stating (i) the amount of Capital Expenditures made during the prior Fiscal Year and (ii) the amount, if any, to be deposited into the Escrow Account for a Targeted Expenditure Shortfall pursuant to Section 5.26. Within thirty (30) days after a request from Lender, Borrower shall provide to Lender copies of invoices or other supporting documentation for the Capital Expenditures reflected in each such annual certificate of compliance

(k)Notice to Authorities. Concurrently with any material notice from Borrower or Manager to any Governmental Authority, copies of such notice. Without limiting the foregoing, Borrower shall, concurrently with Borrower’s or Manager’s delivery to any Governmental Authority, furnish to Lender copies of any and all: (i) billing rate calculation reports and audit adjustment summary cost reports furnished as a result of cost reports filed for the Facility, (ii) any amendments filed with respect to such reports, and (iii) all audit reports with respect to such reports;

(l)Notice of Violation. Promptly upon Borrower’s or Manager’s receipt of any material written notice from, or the taking of any other action by, any Authority with respect to a claimed violation or deficiency of a Governmental Requirement, a detailed statement by Borrower or Manager specifying the notice given or other action taken by such Governmental Authority, the nature of the claimed violation and what action Borrower or Manager is taking or proposes to take with respect thereto. Without limiting the foregoing, Borrower shall promptly supply to Lender upon Borrower’s, or Manager’s receipt of same copies from any Governmental Authority, including without limitation, state regulatory agencies or accreditation bodies, of all material healthcare facility surveys, inspections, reports and any statement of deficiencies, together with a copy of the plan of correction generated from such survey or report, for the Facility within ten (10) days of the time period required by the particular Governmental Authority for furnishing a plan of correction. Within five (5) days of the receipt by Borrower or Manager, furnish to Lender any and all written notices from any Governmental Authority that the Facility’s license or the Medicare certification, if applicable, is being downgraded to a substandard category, revoked or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke or suspend the Facility’s license or certification;

(m)Malpractice Matters. Promptly upon Borrower’s or Manager’s receipt, written notice of the filing of any medical malpractice action against Borrower seeking damages in excess of $50,000.00;

(n)Progress Reports. Upon request, copies of any progress reports submitted by Borrower to the Department in connection with the Phase II Expansion.

(o)Other Information. From time to time, with reasonable promptness, such further information regarding the business, affairs and financial condition of Borrower, Manager, Developer and Guarantor as Lender may reasonably request, to the extent such information is readily obtainable by Borrower.

To the extent required by applicable law, regulation or stock exchange rule, Borrower agrees that any financial statements of Borrower required to be delivered to Lender may, without the prior consent of, or notice to, Borrower, be included and disclosed, to the extent required by applicable law, regulation or stock exchange rule, in offering memoranda or prospectuses, or similar publications in connection with syndications, private placements or public offerings of Lender’s (or the entities directly or indirectly controlling Lender) securities or interests, and in any registration statement, report or other document required to be filed under applicable federal and state laws, including those of any successor to Lender. Borrower agrees to provide such other reasonable financial and other information necessary to facilitate a private placement or a public offering of Lender’s securities or to satisfy the SEC or regulatory disclosure requirements. Borrower agrees to use commercially reasonable efforts to cause its independent auditors or accountants, as applicable, at Lender’s cost, to consent, in a timely manner, to the inclusion of their audit or review report, as applicable, issued with respect to such financial statements in any registration statement or other filing under federal and state laws and to provide the underwriters participating in any offering of securities or interests of Lender (or the entities directly or indirectly controlling Lender) with a standard accountant’s “comfort” letter with regard to the financial information of Borrower included or incorporated by reference into any prospectus or other offering document.
Lender shall have the right, from time to time during normal business hours with reasonable notice to Borrower, itself or through any attorney, accountant or other agent or representative retained by Lender, to examine the Facility and to audit (at the expense of Borrower) all financial and other records and pertinent corporate documents of Borrower at the office of Borrower or such other Person that maintains such records and documents, not more than once each calendar quarter during the Term while no Event of Default exists; provided that no limitation contained herein shall limit Lender’s right to make periodic site visits to the Facility. Borrower hereby agrees to reasonably cooperate with any such examination or audit.
5.12    Financial Covenants
(a)    Debt Service Coverage Ratio. Borrower shall maintain a Debt Service Coverage Ratio of at least (i) 1:50 to 1:00 at any time prior to the Phase II Measurement Date and (ii) 1.25 to 1:00 at any time after the Phase II Measurement Date.
(b)    Days Cash on Hand. At all times, subject to adjustment based on quarterly testing, during the term of this Agreement, Borrower shall have Days Cash on Hand equal to or greater than the Days Cash on Hand Requirement. Compliance with the requirements of this Section shall be tested on the basis of the financial statements required by Section 5.11(a) and Section 5.11(d) for each applicable period then ending.
(c)    Cure Right. Compliance with the Debt Service Coverage Ratio and the Days Cash on Hand requirement shall be measured quarterly commencing with the first calendar quarter ending after the Closing Date and reflected on the Certificate of Compliance delivered pursuant to Section 5.11(f) or as calculated by Lender based on the Quarterly Reporting Statement in the absence of a timely delivered Certificate of Compliance. Notwithstanding the foregoing, Borrower shall not be deemed in violation of the terms of Section 5.12(a) hereof if, at the end of any quarter, Borrower’s Debt Service Coverage Ratio is less than the required coverage set forth in Section 5.12(a), if within thirty (30) days after such determination, Borrower either (i) makes a prepayment of the Loans to the extent permitted hereunder and subject to any Prepayment Fee provided herein, or (ii) deposits additional cash collateral to be held by Lender in the Escrow Account, in each case in an amount equal to the Covenant Make-Whole Amount (as defined below). Further, Borrower shall not be deemed in violation of the terms of Section 5.12(b) hereof if, at the end of any quarter, Borrower does not have Days Cash on

Hand equal to or greater than the Days Cash on Hand Requirement if, within thirty (30) days after such determination, Borrower receives an equity investment in cash in an amount equal to the difference between the Days Cash on Hand Requirement and Borrower’s actual Days Cash on Hand (such amount, the “Cash Deficiency Amount”) as determined by Lender in its sole discretion. Lender shall promptly release any Covenant Make Whole Amounts held by Lender in the Escrow Account to Borrower upon receipt of a certificate of an Authorized Officer of Borrower which reflects compliance with both the Debt Service Coverage Ratio and the Days Cash on Hand requirement set forth in Sections 5.12(a) and 5.12(b) for two consecutive calendar quarters. Any portion of the Covenant Make-Whole Amounts not previously released to Borrower shall be refunded to Borrower upon payment of the Loans and satisfaction of all other obligations under this Agreement.
(d)    Covenant Make-Whole Amount. For purposes of Section 5.12(c), the “Covenant Make-Whole Amount” shall mean a payment into the Escrow Account in an amount that, if it had been included in Net Operating Income as of the date of determination would have enabled the Debt Service Coverage Ratio to be not less than the amount set forth in Section 5.12(a) as of the end of such period. The Covenant Make- Whole Amount shall be determined by Lender in its sole discretion and be binding absent manifest error.
5.13    Taxes and Claims. Borrower shall pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it prior to the date on which penalties attached thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of Borrower (including, without limitation, the Facility); provided that Borrower shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings.
5.14    Compliance with Applicable Laws. Borrower shall promptly and faithfully comply with, conform to and obey all present and future Governmental Requirements and all Environmental Laws; provided, however, that Borrower shall have the ability to contest any alleged failure to conform to or comply with such Governmental Requirements so long as such obligations shall be contested by appropriate proceedings pursued in good faith and any penalties or other adverse effect of its nonperformance shall be stayed or otherwise not in effect, or a cash escrow deposit equal to all such contested payments and potential penalties or other charges shall have been established with Lender if determined to be reasonably necessary by Lender.
5.15    Notice. Borrower shall give prompt written notice to Lender (a) of any action or proceeding instituted by or against Borrower, in any federal or state court or before or by any commission or other regulatory body, federal, state or local, or any such proceedings threatened against Borrower which, if adversely determined, would reasonably be expected to result in a Material Adverse Occurrence as to Borrower, and (b) of any Event of Default describing the same and stating the date of commencement thereof, what action Borrower proposes to take with respect thereto, and the estimated date, if known, on which such action will be taken.

5.16    Merger, Consolidation and Transfers of Equity. Borrower shall not (a) merge or consolidate into any Person or permit any other Person to merge into it, (b) transfer or consent to a transfer that results in a Change of Control or (c) allow any Person to become Minority Partner unless such Person has entered into a Partnership Pledge Agreement.
5.17    Distributions. If an Event of Default has occurred and is continuing or if Borrower would be in violation of the Days Cash on Hand requirement as the result of making a distribution, Borrower shall not, directly or indirectly, (a) make any distribution of money or property to any Related Party, or (b) make any loan or advance to any Related Party, or (c) pay any principal or interest on any indebtedness due any Related Party, or (d) pay any fees or other compensation to itself or to any Related Party, without in each case obtaining Lender’s prior written consent thereto.
5.18    Construction Permits and Licenses. Borrower shall promptly obtain and comply with all necessary licenses, permits and approvals from and satisfy as and when due the requirements of, all Governmental Authorities necessary to commence and complete construction of the Phase II Expansion.
5.19    Patriot Act. Borrower shall not, and shall not permit Guarantor or any of Borrower’s or Guarantor’s respective Affiliates or agents to (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. Borrower shall deliver to Lender any certification or other evidence requested from time to time by Lender in its sole discretion, confirming Borrower’s compliance with this Section.
5.20    Related Party Transactions. Except for Permitted Affiliated Agreements, Borrower shall not enter into, or be a party to, any contract or other transaction with a Related Party without the prior written consent of Lender.
5.21    Leases. Other than rights of tenants or patients under Residency Agreements and the leases set forth in Schedule 4.31, Borrower shall not enter into any Lease unless (a) Lender shall have given its prior written consent thereto, and (b) such Lease is to be subordinate to the lien, operation and effect of the Deed of Trust pursuant to a subordination, non-disturbance and attornment agreement satisfactory to Lender. Upon execution and delivery of any Lease, Borrower shall deliver to Lender a fully-executed copy thereof. Notwithstanding anything contained in the Loan Documents, Lender will not unreasonably withhold consent to any Lease provided (i) the leased premises are not in excess of 5,000 square feet individually or 10,000 square feet in the aggregate, and (ii) tenant is providing services or goods incidental to Borrower’s business.

5.22    Debt; Operations and Fundamental Changes of Borrower. Until the full payment and performance of all of Borrower’s obligations under this Agreement and the Loan Documents, Borrower:
(a)    will not own any asset other than (i) the Facility and (ii) incidental personal property necessary for the ownership, operation, management and financing of the Facility;
(b)    will not incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) the Loans, (ii) Resident Loans which are made pursuant to Residency Agreements, and (iii) trade payables or accrued expenses incurred in the ordinary course of business of constructing the Phase II Expansion or operating the Facility;
(c)    will not permit the Land, the Facility or any portion thereof, or any of the Collateral (as defined in the Security Agreement) to secure any Indebtedness whatsoever (senior, subordinate or pari passu) other than the Loans and the Resident Loans pursuant to the Resident Loan Deed of Trust, and will not amend or modify the terms of any outstanding Resident Loans or the Resident Loan Deed of Trust without Lender’s prior written approval;
(d)    will not make any loans or advances to any third party (including any Affiliate or constituent party), and will not acquire obligations or securities of its Affiliates;
(e)    will remain solvent and pay its debts and liabilities from Borrower’s assets as the same shall become due;
(f)    will at all times hold itself out to the public as a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other;
(g)    will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; and
(h)    except as otherwise permitted in this Agreement or any of the other Loan Documents, will not commingle its funds and other assets with those of any Affiliate or constituent party of Borrower or any other Person, and will hold all of its assets in its own name.
5.23    Accessibility Regulation. Borrower shall materially comply with all Accessibility Regulations which are applicable to the Facility. At any time, and from time to time, that there is an Event of Default which is continuing or Lender reasonably believes the Facility is or is likely to be in violation of the Accessibility Regulations, if Lender so requests, Borrower shall have any Accessibility Regulation compliance report heretofore provided by Borrower to Lender updated and/or amplified, at Borrower’ sole cost and expense, by the person or entity which prepared the same, or shall have such a report prepared for Lender, if none has previously been so provided.
5.24    Condition Material Adverse Occurrence. If Lender determines that a Condition Material Adverse Occurrence has occurred and is continuing, Borrower, upon Lender’s written request, shall confer with Lender respecting such Condition Material Adverse Occurrence on a regular basis while such Condition Material Adverse Occurrence is continuing, and provide such information as Lender may reasonably request with respect to such occurrence, including without limitation evidence with respect to Borrower’s and Guarantor’s continued ability to perform it obligations under the Loan Documents, provided the foregoing shall not limit Lender’s rights in the event of a Material Adverse Occurrence or other Event of Default.
5.25    Maintenance. Borrower shall:
(a)    Preserve and maintain its existence, rights and privileges in Iowa;
(b)    Qualify and remain qualified in each jurisdiction in which such qualification is necessary in view of its business and operations, including but not limited to the state of Washington;
(c)    Maintain the Facility in good and workable condition at all times and make all repairs, replacements, additions and improvements to the Facility reasonably necessary and proper to ensure that the business carried on in connection with Facility may be conducted properly and efficiently at all times;
(d)    Maintain all licenses, registrations, Medicare contracts, other contracts to provide assisted living, memory care or skilled nursing care, permits, certificates, consents, accreditations, approvals, franchises, rights or other governmental authorizations necessary for the ownership and/or operation of the Facility and the conduct of business in connection therewith if the failure to maintain the same would result in a Material Adverse Occurrence, including without limitation and if applicable, full participation in Medicare for existing patients and for new patients to be admitted with Medicare coverage and maintenance of provider agreements issued by Governmental Authorities;
(e)    Maintain all Reimbursement Contracts, if applicable, in full force and effect with respect to the Facility; and
(f)    Continue to operate the Facility in the manner and scope conducted on the date of this Agreement taking into account the proposed Phase II Expansion of the Facility, not voluntarily reduce the number of units or residents for which the Facility has licenses to operate and not close any units or beds in the Facility, without the prior written consent of Lender, not change its form of resident agreement from that previously approved by Lender or deviate from the “Entrance Fee” model provided for therein, in each case without Lender’s prior written consent, and not take any action which would require it to obtain a Certificate of Need in order to lawfully operate the skilled nursing beds included in the Facility.

5.26    Minimum Capital Expenditures. Borrower shall incur Capital Expenditures during each Fiscal Year with respect to the Facility in an aggregate amount equal to the Targeted Expenditure Amount. In the event Borrower fails during any Fiscal Year to make Capital Expenditures in an amount equal to the Targeted Expenditure Amount, immediately upon Lender’s request, Borrower shall deliver to Lender for deposit into the Escrow Account the amount of such shortfall (the “Targeted Expenditure Shortfall”), subject to Borrower’s right to thereafter request disbursement from the same pursuant to this Section. In the event Lender reasonably determines that a particular Capital Expenditure should be made by Borrower in order to ensure that the Facility is maintained and/or repaired in accordance with the requirements of this Agreement, Lender shall provide Borrower notice of its determination and request that Borrower undertake the requested repair. In the event Borrower does not commence the requested repair within thirty (30) days, Lender shall have the right, but not the obligation, in the exercise of its sole discretion, to expend such sums on behalf of Borrower in order to complete the requested repair. Lender shall provide Borrower with written notice in the event Lender exercises its expenditure rights under this Section 5.26, provided that the failure of Lender to provide such notice shall not affect Lender’s rights hereunder in any respect. Whenever Borrower desires to request a disbursement from the Escrow Account for the cost of a Capital Expenditure, an Authorized Officer of Borrower shall deliver to Lender the following:
(i)a written request that Lender disburse from the Escrow Account a stated amount, (ii) invoices from a third party for the amount for which Borrower is seeking reimbursement, and (iii) cancelled checks or such other certifications and documentation as Lender shall reasonably require (including, without limitation, a certificate of completion or a lien waiver) to evidence the Capital Expenditures for which Borrower is seeking reimbursement or direct payment (the “Release Documentation”). All Release Documentation shall be subject to Lender’s review and approval. Lender shall, within fifteen (15) days, either (i) approve the Release Documentation as submitted to Lender or (ii) provide an explanation of the basis for Lender’s disapproval of the Release Documentation or any part thereof and a statement of the costs set forth in such Release Documentation that Lender approves as being reimbursable or approved for payment from the Escrow Account. Borrower may make repeated demands for payment from the Escrow Account with respect to Capital Expenditures in accordance with this Section 5.26, but not more frequently than once per calendar month. Any sums remaining in the Escrow Account with respect to Capital Expenditures (a) upon Lender acquiring the Facility through the exercise of its rights following an Event or Default or through the exercise of its right to purchase the Facility pursuant to Article 8 shall be the property of Lender and otherwise (b) upon payment in full of the Loans and termination of this Agreement, shall be delivered to Borrower.
5.27    Management Agreement. Borrower shall not (a) amend or modify the Management Agreement without the prior written consent of Lender, not to be unreasonably withheld or delayed or (b) assign or terminate the Management Agreement or enter into any other Management Agreement (or similar arrangement) under which the right to manage the operations of the Facility is granted to a third party without the prior written consent of Lender, it being understood and agreed that Lender may, in Lender’s sole and absolute discretion, grant, withhold or place conditions upon any consent required by this Section 5.27(b). Borrower shall not allow the Amended and Restated

Management Agreement to become effective prior to the Amended Management Agreement Effective Date. Borrower shall provide Lender with copies of all notices given and correspondence with DSHS with respect to the Amended and Restated Management Agreement. Further if any transaction occurs in which the direct or indirect ownership of more than 51% of Manager is changed, or the managing member of Manager is changed, whether by merger, consolidation, transfer of membership interest or other means of transferring control of Manager (a “Manager Change Event”), Lender shall have the right, in its sole and absolute discretion, to either (i) consent to the continuation of the Management Agreement following such Manager Change Event or (ii) require that (A) the Management Agreement be terminated effective as of the closing of the Manager Change Event and (B) within the time frame set forth in Section 6.1(m), Borrower enter into a replacement Management Agreement in form and substance and with a counterparty acceptable to Lender in its sole discretion. If Lender gives notice to Borrower that it is requiring Borrower to terminate the Management Agreement due to a Manager Change Event, Borrower shall have the right (in lieu of effecting such termination) to prepay the Loans in full without payment of a Prepayment Fee provided that such prepayment is completed within 120 days of the notice given by Lender.
5.28    Development Agreement, Architects Agreement, General Contract and Material Contracts. Borrower shall not (a) modify, amend or terminate the Development Agreement, the Architects Agreement or the General Contract or (b) permit the General Contractor to, or otherwise amend, modify or terminate, any Material Contract with respect to the design, development and/or construction of the Phase II Expansion, in each case without the prior written consent of Lender, not to be unreasonably withheld or delayed. Borrower shall not enter into any other Development Agreement or General Contract unless such replacement agreement is in form and substance and with a counterparty acceptable to Lender in its sole discretion. Notwithstanding the foregoing, the General Contractor may terminate a Material Contract if the subcontractor thereto is not performing its obligations provided that the General Contractor enters into a replacement Material Contract and provides notice thereof to Lender.
5.29    Representations and Warranties. Borrower will not take any action or fail to take any action which would cause or would reasonably be expected to cause its representations and warranties as set forth in this Agreement to be untrue.
5.30    Licensing Opinion. Prior to the admission of the first resident to the Phase II Expansion, Borrower shall provide Lender with an opinion of counsel to Borrower as to the licensure of the Phase II Expansion and its compliance with all Governmental Requirements applicable to the operation of an assisted living and a skilled nursing facility in form and substance reasonably acceptable to Lender.
5.31    Post-Closing Deliveries. Not later than thirty (30) days after the Closing Date, Borrower shall deliver the items to Lender set forth on Schedule 5.31 attached hereto on or prior to the dates set forth on such schedule (the “Post-Closing Deliveries”).
ARTICLE 6
DEFAULTS
6.1    Events of Default.    Any of the following events shall constitute an Event of

Default under this Agreement:

(a)    Borrower shall default in any payment of principal or interest due according to the terms hereof or of the Notes, and such default shall remain uncured for a period of five (5) days after the payment became due;
(b)    Borrower shall default in the payment of fees or other amounts payable to Lender pursuant to the Loan Documents other than as set forth in subsection
(a)above or shall fail to deliver any of the Post-Closing Deliveries set forth on Schedule 5.31, and such default continues unremedied for a period of ten (10) days after notice from Lender to Borrower thereof, provided that in the case of insurance coverage, such default shall be deemed remedied if Lender exercises the Lender Insurance Cure;
(c)    Borrower or Guarantor shall default in the performance or observance of any agreement, covenant or condition required to be performed or observed by Borrower or Guarantor under the terms of this Agreement, the Guaranties or the Indemnity, other than a default described elsewhere in this Section 6.1, and such default continues unremedied for a period of thirty (30) days after notice from Lender to Borrower thereof (or, if such default cannot be cured in such 30-day period, and Borrower is diligently pursuing such cure to Lender’s satisfaction, such longer period of time as is necessary to remedy such default, but in no event longer than thirty (30) days; provided that if such default occurs prior to the Completion Date and relates to a construction-related covenant that in Lender’s reasonable determination is not capable of cure within such 60-day period, then Borrower shall have such additional period not to exceed an additional thirty (30) days to complete such cure, provided (i) such default is curable, (ii) Borrower is diligently pursuing such cure to Lender’s reasonable satisfaction, and (iii) such additional 30-day period will not delay Completion beyond the Completion Date);
(d)    Any representation or warranty made by Borrower in this Agreement or by Borrower or an Affiliate if made in connection with the Loans, in any of the other Loan Documents, or in any certificate or document furnished under the terms of this Agreement or in connection with the Loans, shall be untrue or incomplete in any material respect when made;
(e)    Any representation or warranty made by Borrower in this Agreement when remade or restated hereunder in the Bring Down Certificate in connection with any Advance shall either (i) be untrue or incomplete in any material respect when so remade or restated or (ii) disclose any event, occurrence or fact which would otherwise give rise to an Event of Default under any other provision of this Section 6.1; provided however that the disclosure of any event, occurrence or fact in the Bring Down Certificate shall not serve as a waiver of Borrower’s obligation to comply with any covenant that relates to the subject matter of such disclosure.
(f)    Work on the Project once commenced shall be substantially abandoned, or shall be delayed for any reason whatsoever to the extent that Completion cannot, in the reasonable judgment of Lender, be accomplished prior to the Completion Date;

(g)    Either Borrower or Guarantor shall declare bankruptcy; or shall apply for, consent to, or permit the appointment of a receiver, custodian, trustee or liquidator for it or any of its property or assets; or shall admit in writing its inability to, pay its debts as they mature; or shall make a general assignment for the benefit of creditors or shall be adjudicated bankrupt or insolvent; or shall take other similar action for the benefit or protection of its creditors; or shall give notice to any governmental body of insolvency of pending insolvency or suspension of operations; or shall file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, rearrangement, dissolution, liquidation or other similar debtor relief law or statute; or shall file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute; or shall be dissolved, liquidated, terminated or merged; or shall effect a plan or other arrangement with creditors; or shall commence to dissolve, wind-up or liquidate itself; or a trustee, receiver, liquidator or custodian shall be appointed for it or for any of its property or assets (other than a trustee, receiver, liquidator or custodian appointed by Lender) and shall not be discharged within sixty (60) days after the date of his appointment; or a petition in involuntary bankruptcy or similar proceedings is filed against it and is not dismissed within sixty (60) days after the date of its filing.
(h)    Borrower ceases to continue its current operations in the manner conducted on the date of this Agreement taking into account the proposed Phase II Expansion of the Facility;
(i)    A violation of Section 5.16 of this Agreement or Section 11(g) of the Payment Guaranty occurs.
(j)    Lender reasonably determines that the remaining undisbursed proceeds of the Loans are insufficient to fully pay all of the then unpaid costs of the Project and the estimated expenses of Completion (including the applicable retainage), and Borrower fails to either (i) deposit with Lender, within five (5) Business Days following demand, sufficient funds to permit Lender to pay said excess costs as the same become payable or (ii) pay said excess costs directly and deliver to Lender unconditional mechanics’ lien waivers therefor (or paid receipts for non-lienable items), at Lender’s option;
(k)    A default shall occur under any other loan or Indebtedness (including without limitation, the Resident Loans or the Resident Loan Deed of Trust) of Borrower and shall remain uncured after any applicable notice or grace period;
(l)    Any of the representations or warranties of Guarantor in the Guaranty shall be untrue, incomplete or misleading in any material respect as of the date made;
(m)    The General Contract, Management Agreement or Development Agreement shall be terminated by either party thereto and Borrower fails to enter into replacement agreements in form and substance and with counterparties acceptable to

Lender in its sole discretion within thirty (30) days of such termination; provided, that if Borrower is unable to replace such counterparty within such 30-day period, so long as Borrower is diligently pursuing such replacement contract to Lender’s satisfaction, Borrower shall have up to sixty (60) days following such termination to execute a replacement contract meeting the requirements of this Section 6(m);
(n)    The occurrence of an ERISA Event;
(o)    The occurrence of a Material Adverse Occurrence;
(p)    In the event that (i) the Borrower receives written notice from the Department or DSHS of the revocation of the skilled nursing and/or assisted living facility license required for the operation of any portion of the Facility and does not appeal and diligently pursue such appeal within the time period provided in the notice,
(ii)the Borrower is unsuccessful in appealing a notice of revocation given by the Department or receives final notice of the revocation of such skilled nursing and/or assisted living facility license which does not allow for appeal by its terms, or (iii) the Facility is decertified as a provider under Medicare.
(q)    The closure of any material portion of any Facility, other than during a period of repair or reconstruction following damage or destruction thereto or a taking or condemnation of any material portion of the Facility by eminent domain proceeding except as otherwise specifically permitted by the terms of the Loan Documents;
(r)    The sale or transfer, without Lender’s consent, of all or any portion of any certificate of need, bed rights or other similar certificate or license relating to the Facility;
(s)    Any other material suspension, termination or restriction placed upon Borrower, any license to operate the Facility or the ability to admit residents or patients (e.g., an admissions ban or non-payment for new admissions by Medicare resulting from an inspection survey); provided, however, if any such material suspension or restriction is curable by Borrower and if Borrower promptly commences such cure and thereafter diligently pursues such cure to the completion thereof, such material suspension or restriction shall not constitute an Event of Default unless it is not cured prior to the earlier of: (i) the time period in which the applicable governmental agency has given Borrower to undertake corrective action, or (ii) sixty (60) days after the occurrence of any such material suspension or restriction; or
(t)    Borrower shall be in default under any term, covenant or condition of any of the Notes or of any of the other Loan Documents, other than a default described elsewhere in this Section 6.1, and such default remains uncured or unwaived after the expiration of any notice or grace period provided therein.
6.2    Rights and Remedies.    Upon the occurrence and during the continuance of an Event of Default, unless such Event of Default is subsequently waived in writing by Lender,

Lender may exercise any or all of the following rights and remedies, consecutively or simultaneously, and in any order:
(a)    make one or more Advances of proceeds of the Loans without liability to make any subsequent Advance;
(b)    suspend the obligation of Lender to make Advances under this Agreement, without notice to Borrower;
(c)    declare that the Commitment is terminated whereupon the Commitment shall terminate;
(d)    declare the entire unpaid principal balance of the Notes to be immediately due and payable, together with accrued and unpaid interest on such Notes, without notice to or demand on Borrower;
(e)    subject to any required notice provisions in the Partnership Interest Pledge Agreement, exercise any or all remedies specified herein and in the other Loan Documents, including (without limiting the generality of the foregoing) the right to foreclose under the Deed of Trust or Partnership Interest Pledge Agreements, and/or any other remedies which it may have therefor at law, in equity or under statute;
(f)    cure the Event of Default on behalf of Borrower, and, in doing so, enter upon the Facility, and expend such sums as it may deem desirable, including reasonable attorneys’ fees, all of which shall be deemed to be Advances hereunder, even though causing the Loans to exceed the face amount of the Notes, shall bear interest at the Default Rate provided herein and shall be payable by Borrower on demand; and/or
(g)    except with respect to an Event of Default under Section 6.1(i), Lender may declare an Event of Default under any agreement to which Lender and Borrower are parties, whether or not such agreement concerns the transactions contemplated by this Agreement, and may effectuate any remedies provided for in such agreement, it being understood and agreed that Lender may not exercise the remedies set forth in this subsection (i) with respect to an Event of Default under Section 6.1(i) hereof.
6.3    Completion of Project by Lender. In addition, in case of the occurrence and continuance of an Event of Default specified in Section 6.l(e) hereof, or any Event of Default caused by, or which results in, Borrower’s failure, for any reason, to continue with construction of the Phase II Expansion as required by this Agreement, then Lender may (but shall not be obligated to), in addition to, or in concert with, the other remedies referred to above, take over and complete construction of the Phase II Expansion in accordance with the Plans, with such changes therein as Lender may in its reasonable discretion deem necessary and appropriate to comply with applicable law or to correct any deficiencies in construction (without, in either case, modifying the scope or character of the Phase II Expansion contemplated by the Plans), all at the risk, cost and expense of Borrower whether or not such costs and expenses are in excess of the remaining Loan proceeds. In connection with this undertaking, Lender may in its sole discretion and in good faith assume or reject any contracts entered into by Borrower in connection with the Project, may enter into additional or different contracts for work, services, labor and materials required, in the judgment of Lender, to complete the Project, and may pay, compromise and settle all claims in connection with the Project. All sums, including reasonable attorneys’ fees, and charges or fees for supervision and inspection of the construction and for any other necessary or desirable purpose in the discretion of Lender expended by Lender in completing or attempting to complete the Project (whether aggregating more, or less, than the aggregate face amount of the Notes), shall be deemed Advances made by Lender to Borrower hereunder, and Borrower shall be liable to Lender, on demand, for the payment of such sums, together with interest on such sums from the date of their expenditure at the rates provided herein. Lender may, in its discretion, at any time abandon work on the Project, after having commenced such work, and may recommence such work at any time, it being understood that nothing in this Section shall impose any obligation on Lender either to complete or not to complete the Project. For the purpose of carrying out the provisions of this Section, Borrower irrevocably appoints Lender its attorney-in-fact, with full power of substitution, to execute and deliver all such documents, to pay and receive such funds, and to take such action as may be necessary, in the judgment of Lender, to complete the Project. This power of attorney is coupled with an interest and is irrevocable. Lender, however, shall have no obligation to undertake any of the foregoing, and, if Lender does undertake any of the same, it shall have no liability for the adequacy, sufficiency or completion thereof.
6.4    Deposit Account Control Agreement. In addition to any other remedies provided hereunder or in any of the Loan Documents, upon the occurrence and during the continuance of any Event of Default, Lender shall have the right to require Borrower to cause the Depository Bank to enter into the DACA with respect to any and all Facility Bank Accounts and/or to cause all cash related to the Facility, including, but not limited to, payments on the Accounts to be deposited into one or more accounts designated and controlled by Lender, with disbursements from such accounts to be subject to the direction and control of Lender.
ARTICLE 7
LOAN ADVANCES TO CURE BORROWER’S DEFAULTS
7.1 Authorization to Make Loan Advances to Cure Borrower’s Defaults. If an Event of Default shall occur and be continuing, Lender (subject to the provisions of this Article 7) may (but shall not be required to) make a Protective Advance, and/or perform any of such covenants and agreements with respect to which Borrower is in Default and of which Lender has notified Borrower. Any amounts expended by Lender in so doing and any amounts expended by Lender in connection therewith shall constitute a Loan and be added to the outstanding principal amount of the Loans, and the Lender shall make the Loan to fund any such disbursements. The authorization hereby granted is irrevocable, and no prior notice to or further direction or authorization from Borrower is necessary for Lender to make such disbursements.
ARTICLE 8
PURCHASE OPTION, RIGHT OF FIRST REFUSAL AND RIGHT OF FIRST OFFER

8.1    Purchase Option. Borrower hereby grants to Lender the option to purchase the Facility (including the related Land, Equipment and other tangible and intangible personal property related thereto) (the “Purchase Option”) under the terms and conditions set forth in this Section 8.1. Lender may exercise the Purchase Option by delivering to Borrower written notice (the “Purchase Notice”) of its intention to exercise its Purchase Option during the Purchase Option Window. If Lender fails to give a Purchase Notice during the Purchase Option Window, Lender will be deemed to have waived the Purchase Option. The right of first refusal and right of first offer set forth in Section 8.2 and Section 8.3, respectively, are separate from and independent of the Purchase Option and continue through and including the last day of the Purchase Option Window, whether or not Lender delivers a Purchase Notice.
8.1.1    General. During all phases of the Purchase Option process described below, both Lender and Borrower will negotiate actively and in good faith, and Borrower will cause its Affiliates to negotiate actively and in good faith, to endeavor to reach agreement on, or achieve satisfaction of, the matters to be addressed during each applicable phase.
8.1.2     Lender’s Due Diligence. From and after the date of Lender’s delivery to Borrower of the Purchase Notice (the “Notice Date”) and until either the Purchase Option shall have terminated as provided herein or the PSA (as defined below) shall have been executed and delivered by the parties (the “Lender Due Diligence Period”), Lender and its representatives shall have the right to conduct such inspections, investigations, tests and studies relating to the Facility as Lender shall deem reasonably necessary. During the Lender Due Diligence Period, Borrower shall provide, or shall cause Manager to provide, Lender and its representatives with such access to the Facility and Borrower’s and/or Manager’s books and records pertaining to the Facility as Lender may reasonably request, and Borrower shall reasonably cooperate, and shall cause Manager to reasonably cooperate, with Lender and its representatives in all respects in connection with Lender’s due diligence investigation and reviews. Lender agrees to indemnify, defend and hold Borrower harmless from and against any liability, claims, damage, or loss (including reasonable legal fees) caused by Lender or Lender’s representatives in connection with Lender’s due diligence investigation. Without limitation of the foregoing, during the Lender Due Diligence Period, Borrower shall provide, or shall cause Manager to provide, for Lender’s review within five (5) Business Days after receipt of a request therefor from Lender, copies of any due diligence documents relating to the Facility in Borrower’s or Manager’s possession or control as may be reasonably requested by Lender. Lender’s due diligence rights set forth in this Section 8.1.2 shall be in addition to, and not in limitation of, any due diligence rights granted to Lender pursuant to the PSA. Except as may be provided in the PSA, during the Lender Due Diligence Period, Borrower shall give notice to Lender of any proposed meetings or conversations with any governmental entity, or any notice received from any governmental entity relating to any meetings or matters that, may impact the Facility in any manner, and Lender shall give Borrower prior notice of and an opportunity to participate in any proposed meetings or conversations with any governmental entity pertaining to change of control or transfer of any Facility licenses or permits).
8.1.3    Price and Material Lease Terms Negotiation Period.
(i)    If Lender delivers to Borrower a Purchase Notice during the Purchase Option Window, then for a period not to exceed sixty (60) days after the Notice Date (the “Price and Material Lease Terms Negotiation Period”),

(A) Borrower and Lender will negotiate and endeavor to agree on the purchase price for the Facility (the “Purchase Price”), and (B) Lender will negotiate exclusively with Life Care Services LLC or its affiliate (“Affiliate Operator”) and endeavor to agree with Affiliate Operator on the material terms of a lease agreement to operate the Facility (an “Operating Lease”) and other Lease Documents (as defined below) if and to the extent they have not already done so, it being understood and agreed that nothing in this Section 8.1 shall prohibit Lender from engaging in discussions/negotiations with Affiliate Operator over the terms of the Operating Lease at any time prior to the commencement of the Price and Material Lease Terms Negotiation Period.
(ii)    In connection with the negotiations that are to occur during the Price and Material Lease Terms Negotiation Period, it is understood that (A) the Purchase Price shall not be less than $115,000,000 and (B) the material terms of, and documentation for, the Operating Lease with Affiliate Operator shall include, without limitation, in addition to the Operating Lease, such security or credit support documents (if any) related to the operating tenant’s obligations under the Operating Lease as may be requested by Lender and agreed upon by the parties (the “Collateral Documents” and together with the Operating Lease, the “Lease Documents”) and the Lease Documents will include operational, insurance, maintenance covenants and requirements and events of default to be negotiated.
(iii)    If the parties reach agreement on the Purchase Price (and any other terms of a definitive purchase and sale agreement for the Facility (the “PSA”)) and on the material terms of the Lease Documents during the Price and Material Lease Terms Negotiation Period, they will evidence such agreement by executing one or more non-binding term sheets (the term sheet with respect to the Purchase Price and any agreed-upon PSA terms being referred to herein as the “Price Term Sheet” and the term sheet with respect to the Lease Documents being referred to herein as the “Lease Term Sheet”) setting forth such terms.
(iv)    The Price Term Sheet will be signed by both the LCS Parent and the Westminster Parent (collectively, the “Parent Entities”) and will indicate whether the Parent Entities are signing the Price Term Sheet (A) to indicate their acceptance of all of the terms of the Price Term Sheet and their waiver of any further rights under Section 8.7 of Borrower’s Partnership Agreement with respect to the offer stated therein (such term sheet shall be deemed to be a “Final Price Term Sheet”) or (B) solely as an acknowledgment that the price set forth in the Price Term Sheet reflects Lender’s final offer to purchase the Facility. If the Parent Entities execute the Price Term Sheet solely as an acknowledgement of Lender’s final offer as set forth in clause (B), the Parent Entities will promptly proceed with the process set forth in Section 8.7 of Borrower’s Partnership Agreement to determine whether both parties agree to accept the offer set forth in the Price Term Sheet and shall promptly give Lender written notice of their determination. If both Parent Entities agree to accept the offer set forth in the Price Term Sheet, they shall provide written notice thereof to Lender (the “Purchase Price Acceptance Notice”), and the Price Term Sheet

will be deemed to be a Final Price Term Sheet as of the date of delivery of the Purchase Price Acceptance Notice to Lender. If both Parent Entities do not agree to accept the offer set forth in the Price Term Sheet, they shall provide written notice thereof to Lender (the “Purchase Price Declination Notice”) and the Purchase Option shall terminate as of the date of delivery of the Purchase Price Declination Notice to Lender.
(v)    Lender in its sole discretion may, at any time prior to the parties’ mutual execution and delivery of a Final Price Term Sheet and Lease Term Sheet, elect by notice to Borrower to terminate such negotiations in which event the Purchase Option shall terminate concurrently with Lender’s delivery of such notice. Borrower shall not have any such right to terminate the Purchase Option during the Price and Material Lease Terms Negotiations Period. If the parties do not enter into a Price Term Sheet and a Lease Term Sheet during the Price and Material Lease Terms Negotiation Period, then the Purchase Option shall terminate.
8.1.4    PSA and Affiliate Operating Lease Negotiation Period. After the Price and Material Lease Terms Negotiation Period has expired and the execution of both a Final Price Term Sheet and a Lease Term Sheet, the Borrower, Affiliate Operator, and Lender shall have a sixty (60) day period (the “Negotiation Period”) to negotiate and agree on the definitive terms of both the PSA and the Lease Documents. The closing of the transaction shall occur pursuant to the terms of the PSA. For the avoidance of doubt, Borrower acknowledges and agrees for the benefit of Lender that the provisions of Section 8.7 of the Borrower’s Partnership Agreement shall not apply to the terms and conditions of the PSA provided the same are in all material respects consistent with the Final Price Term Sheet. In the event that the terms and conditions of the PSA are not consistent in all material respects with the Final Price Term Sheet and the Parent Entities submit the PSA to the provisions of Section 8.7 of the Borrower’s Partnership Agreement then the Partners shall acknowledge that the unexecuted PSA in existence as of the end of the Negotiation Period represents the final offer of Lender with respect thereto and the Parent Entities will promptly proceed with the process set forth in Section 8.7 of Borrower’s Partnership Agreement to determine whether both parties agree to accept the offer set forth in the PSA and shall promptly give Lender written notice of their determination. If both Parent Entities agree to accept the offer set forth in the PSA, they shall provide written notice thereof to Lender (the “PSA Acceptance Notice”), and the PSA will be executed by Borrower and Lender within five (5) days after the delivery of the PSA Acceptance Notice to Lender. If both Parent Entities do not agree to accept the offer set forth in the PSA, they shall provide written notice thereof to Lender (the “PSA Declination Notice”) and the Purchase Option shall terminate as of the date of delivery of the PSA Declination Notice to Lender.
8.1.5    Termination of the Purchase Option/Relationship to ROFR and ROFO. In the event that by the end of the Negotiation Period (or if the PSA is submitted to provisions of Section 8.7 of the Borrower’s Partnership Agreement as set forth in Section 8.1.4, by the date set forth in Section 8.1.4) either (i) Lender is unable to agree upon the Lease Documents with the Affiliate Operator, or (ii) Lender and Borrower fail, to execute and deliver the PSA, then the Purchase Option shall terminate, provided, however, that if, following such termination but prior to the end of the Purchase Option Window the Borrower desires to sell the Facility to an unrelated third party (a) for less than ninety-five percent (95%) of the amount of Lender’s highest Purchase Price offer made to Borrower during the Price and Material Lease Terms Negotiation Period or (b) on terms which are in any other material respect more favorable to such third party than those set forth in the Price Term Sheet or the Lease Term Sheet, if applicable, then Borrower shall be required to comply with the provisions of Section 8.2 or Section 8.3, as applicable, before consummating such sale transaction.
8.1.6    One Time Right. The Purchase Option is a one-time right which, once exercised, may not be exercised again notwithstanding Lender’s failure to close after exercise, and notwithstanding that such failure to close is due to the Borrower’s breach of its obligations under this Article 8 or under any document executed by Borrower pursuant to this Article 8, provided that in the event of a Borrower’s breach Lender shall be entitled to specifically enforce Borrower’s obligations under this Article 8 and any document executed by Borrower pursuant to this Article 8, together with any other applicable remedies set forth in such other documents.
8.1.7    Exclusivity. For so long as Lender and Borrower are engaged in the purchase and sale process outlined in this Section 8.1, Borrower and Lender shall be required to negotiate exclusively with each other and shall not be permitted to accept or solicit any other offers with respect to the purchase and sale or lease of the Facility.
8.2    Right of First Refusal.
8.2.1    General. If, at any time following the Closing Date but prior to the end of the Purchase Option Window Borrower receives a bona fide offer from an unrelated third party (the “ROFR Third Party”) to purchase the Facility that Borrower wishes to accept, Borrower shall provide written notice to Lender, along with a copy of the relevant term sheet or letter of intent, setting forth all of the material terms and conditions of such third party offer (the “ROFR Notice”), including without limitation the purchase price, payment terms, due diligence period, if any, period for obtaining all licenses and approvals from applicable Governmental Authorities needed to continue to operate the Facility as a CCRC, earnest money amount, closing date and closing contingencies, and whether it is contemplated that Affiliate Operator will lease the Facility upon the closing of the sale of the Facility pursuant thereto.
8.2.2    ROFR Exercise. Lender shall have the right to purchase the Facility from Borrower upon the terms and conditions set forth in the ROFR Notice by delivering written notice to Borrower (the “ROFR Exercise Notice”) within ten (10) Business Days of its receipt of the ROFR Notice (the “ROFR Exercise Period”).
8.2.3    ROFR Closing. If Lender delivers a ROFR Exercise Notice within the ROFR Exercise Period and Lender and Borrower are otherwise able to agree upon the terms and conditions on which the purchase and sale of the Facility will occur, the closing of the purchase and sale shall be on the terms and conditions set forth in the ROFR Notice and such additional reasonable and customary market terms not specified in the ROFR Notice as to which Lender and Borrower may agree after good faith negotiations including, but not limited to, in any purchase and sale agreement which may be contemplated by the terms of the ROFR Notice (the “ROFR PSA”).

8.2.4    ROFR Limitations. If Lender does not deliver a ROFR Exercise Notice during the ROFR Exercise Period, then (i) Lender will be deemed to have elected not to purchase the Facility pursuant to the ROFR Notice and (ii) Borrower may proceed with the sale of the Facility to the ROFR Third Party; provided, however, if (I) the terms of such sale are modified
(A) such that the purchase price to be paid by the ROFR Third Party is less than ninety five percent (95%) of the purchase price set forth in the ROFR Notice or (B) in any other material respect to be more favorable to the ROFR Third Party Purchaser than those set forth in the ROFR Notice or (II) the sale is not consummated within nine (9) months following expiration of the ROFR Exercise Period, Borrower shall again be required to comply with the provisions of this Section 8.2 or Section 8.3, as applicable, before it can proceed with a sale of the Facility to the ROFR Third Party.
8.2.5    Relationship to Purchase Option. The Purchase Option, the right of first refusal in this Section 8.2 and the right of first offer in Section 8.3 shall terminate and be null and void and of no further force and effect upon the closing of the sale of the Facility to an unrelated third party pursuant to this Section 8.2.
8.2.6    Relationship to Loans. It is understood and agreed that the Loans (including principal, interest, any applicable Prepayment Fee and any other amounts owing in connection with the Loans) must be paid/cured in full at the closing of the sale of the Facility to a third party pursuant to this Section 8.2.
8.2.7    Exclusivity. For so long as Lender and Borrower are engaged in the purchase and sale process outlined in this Section 8.2, Borrower shall be required to negotiate exclusively with Lender and the ROFR Third Party and shall not be permitted to accept or solicit any other offers with respect to the purchase and sale of the Facility.
8.3    Right of First Offer.
8.3.1    General. If, at any time after the Closing Date but prior to the end of the Purchase Option Window, Borrower desires to sell the Facility, Borrower shall deliver to Lender a written notice (the “ROFO Notice”) stating that Borrower is desirous of selling the Facility and describing the material terms and conditions being sought by Borrower with respect to such transaction, including whether Affiliate Operator is interested in leasing the Facility from the Lender, the purchase price, payment terms, due diligence period, if any, period for obtaining all all licenses and approvals from applicable Governmental Authorities needed to continue to operate the Facility as a CCRC, earnest money amount, closing date and closing contingencies.
8.3.2    ROFO Exercise. Lender and Borrower shall have a period of thirty (30) days following Lender’s receipt of the ROFO Notice (the “ROFO Period”) to negotiate any modifications or additions to the material terms and conditions set forth in the ROFO Notice (the “ROFO Terms”). Lender and Borrower shall pursue such negotiations actively and in good faith, provided that Lender at any time may elect by notice delivered to Borrower not to purchase the Facility upon the ROFO Terms. Upon Lender’s request, during the ROFO Period Borrower shall provide, or cause Manager to provide, Lender with such materials in Borrower’s possession or control as Lender may reasonably request to evaluate whether to purchase the Facility upon the terms set forth in the ROFO Notice.

8.3.3    ROFO Closing. In the event Lender and Borrower are able to agree upon the ROFO Terms within the ROFO Period, then they shall execute and deliver a purchase agreement setting forth the ROFO Terms (the “ROFO PSA”), and the purchase and sale of the Facility shall occur on the terms set forth in the ROFO PSA.
8.3.4    ROFO Limitations. In the event that Borrower and Lender cannot agree upon ROFO Terms within the ROFO Period or Lender does not elect to purchase the Facility upon the terms set forth in the ROFO Notice or Lender and Borrower are unable to agree upon the terms of the ROFO PSA, Borrower shall be free to pursue other third parties to whom to sell the Facility, provided, however, if (i) the terms on which Borrower is prepared to sell the Facility to a third party (a “Third Party ROFO Transaction”) are (A) such that the purchase price to be paid by such third party is less than ninety five percent (95%) of the purchase price set forth in the ROFO Notice or (B) in any other material respect more favorable to such third party than those set forth in the ROFO Notice, Borrower shall be required to comply with Section 8.2 as to such Third Party ROFO Transaction before it can proceed with a sale of the Facility or (ii) the Third Party ROFO Transaction is not consummated within nine (9) months following expiration of the ROFO Period, Borrower shall be required to comply with the provisions of Section 8.2 or this Section 8.3, as applicable, before it can proceed with the Third Party ROFO Transaction.
8.3.5    Relationship to Purchase Option. The Purchase Option, the right of first offer in this Section 8.3, and the right of first refusal in Section 8.2 shall terminate and be null and void and of no further force and effect upon the closing of the sale of the Facility to an unrelated third party pursuant to this Section 8.3.
8.3.6    Relationship to Loans. It is understood and agreed that the Loans (including principal, interest, any applicable Prepayment Fee and any other amounts owing in connection with the Loans) must be paid/cured in full at the closing of the sale of the Facility to a third party pursuant to this Section 8.3.
8.3.7    Exclusivity. For so long as Lender and Borrower are engaged in the purchase and sale process outlined in this Section 8.3, Borrower shall be required to negotiate exclusively with Lender and shall not be permitted to accept or solicit any other offers with respect to the purchase and sale of the Facility.
8.4    Specific Enforcement. Without limiting their respective rights in law or equity, each of Lender and Borrower shall be entitled to specific enforcement of the rights and obligations contained in this Article 8. The prevailing party in any legal action pertaining to the parties’ rights and obligations under this Article 8 shall be entitled to recover its reasonable legal fees and costs in connection with such action.
8.5    Common Provisions. The following provisions shall be applicable to any transaction involving Lender or its permitted assignees (and references to Lender in this Section
8.5    shall include such assignees) under Sections 8.1, 8.2 or 8.3.

8.5.1    The Prepayment Fees shall not apply in connection with any payment of the Loans in connection with a transaction under Sections 8.1, 8.2 or 8.3 where Lender or its assignee obtains title pursuant to such transaction.

8.5.2    Time is of the essence with respect to any period or deadline set forth in this Article 8. If the last day of any period or deadline falls on a day that is not a Business Day, then such period will be deemed to end on the next occurring Business Day. The end of each period shall occur at 5:00 p.m. Eastern Time on the last day of such period.
8.5.3    If an Event of Default, or matter which with notice or passage of time or both would become an Event of Default, has occurred and is continuing at the time of any closing involving Lender under Sections 8.1, 8.2, or 8.3, then Lender may elect either to proceed to closing or to exercise its rights and remedies under the Loan Documents. If Lender elects to close the transaction under Section 8.1, 8.2 or 8.3, and if the Loans are paid in full at such closing (including, without limitation any accrued and unpaid penalties or default interest or other amounts owing with respect to the Loans), then Lender’s sole rights and remedies with regard to the Events of Default or potential default shall be such rights (if any) as are provided in the PSA and other documents pertaining to the sale transaction.
8.5.4    In the event Lender acquires the Facility pursuant to its exercise of rights under Sections 8.1, 8.2, or 8.3 and the Loans are paid in full at such acquisition, then Lender’s rights under all covenants, representations, warranties and indemnities and other obligations set forth in the Loan Documents shall cease except to the extent such obligations expressly survive repayment of the Loans, and except for any rights of Lender which arise out of a claim against Lender (by reason of its having acted as Lender under the Loan Documents) by an unrelated third party arising from acts, omissions or circumstances pertaining to the period prior to such acquisition. Nothing in this Section 8.5.4 shall limit Lender’s rights under the PSA and Lease Documents, except that no recovery may be had under both a provision of the Loan Documents and under a provision of the PSA or Lease Documents that is duplicative of the same loss.
8.6    Assignability. The rights of Lender under this Article 8 are personal to Lender and may not be assigned without the prior written consent of Borrower, except Borrower’s consent shall not be required for an assignment of such rights to a transferee in connection with a transfer of 100% of the Loans to such transferee if Borrower’s consent to such transfer was either given, or such consent was not required pursuant to Section 1.8(c).

ARTICLE 9
MISCELLANEOUS
9.1    Waiver and Amendment. No failure on the part of Lender or the holder of the
Notes to exercise, and no delay in exercising, any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to Lender hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on either party hereunder not required hereunder or under the Notes or any other Loan Document shall in any event entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender, the holder of the Notes or Borrower to any other or further action in any circumstances without notice or demand.
No amendment, waiver or consent shall affect the rights or duties of Lender under this Agreement or any other Loan Document unless it is in writing and signed by Lender.
9.2    Expenses and Indemnities.
(a)    Loan Documents. Borrower shall pay all reasonable, third party costs and expenses of Lender and Borrower in connection with the preparation and review of the Loan Documents, and any subsequent amendment thereto, and the making, closing, administration, amendment, repayment and/or transfer of the Loans, including but not limited to the reasonable fees of Lender’s attorneys, Lender’s Consultants, any Appraisal fees, title insurance costs, disbursement expenses, and all other costs and expenses payable to third parties incurred by Lender or Borrower in connection with the Loans, except as otherwise set forth in Section 8.5. Such costs and expenses shall be so paid by Borrower whether or not the Loans are fully advanced or disbursed. Borrower agrees to pay and reimburse Lender upon demand for all reasonable expenses paid or incurred by Lender (including reasonable fees and expenses of legal counsel) in connection with the collection and enforcement of the Loan Documents. Borrower agrees to pay, and save Lender harmless from all liability for, any mortgage registration, mortgage recording, transfer, recording, stamp, like tax or other charge due to any governmental entity, which may be payable with respect to the execution or delivery of the Loan Documents. Borrower agrees to indemnify and hold Lender harmless from any loss or expense which may arise or be created by the acceptance of telephonic or other instructions for making the Loans or disbursing the proceeds thereof except for losses or expenses caused by Lender’s gross negligence or willful misconduct.
(b)    General Indemnity. In consideration of the Commitment, Borrower further agrees to indemnify and defend Lender and its directors, officers, agents and employees (the “Indemnified Parties”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, deficiencies, interest, judgments, costs or expenses incurred by them or any of them, including, but without limitation, amounts paid in settlement, court costs, and reasonable fees and disbursements of counsel incurred in connection with any investigation, litigation or other proceeding, arising out of or by reason of any investigation, litigation or other proceeding brought or threatened, arising out of or by reason of their execution of any Loan Document and the transaction contemplated thereby, including, but not limited to, any use effected or proposed to be effected by Borrower of the proceeds of the Loans, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the relevant Indemnified Party. Any Indemnified Party seeking indemnification under this Section will notify Borrower of any event requiring indemnification promptly and no later than thirty (30) Business Days following such Indemnified Party’s receipt of notice of commencement of any action or proceeding, or such Indemnified Party’s obtaining knowledge of the occurrence of any other event, giving rise to a claim for indemnification hereunder. Borrower will be entitled (but not obligated) to assume the defense or settlement of any such action or proceeding or to participate in any negotiations to settle or otherwise resolve any claim using counsel of its choice; provided that:
(i)    Borrower notifies such Indemnified Party in writing that Borrower will indemnify such Indemnified Party from and against the relevant claim;

(ii)     such counsel is reasonably satisfactory to such Indemnified Party;
(iii)    such claim involves only money damages and does not seek an injunction or other equitable relief;
(iv)    if such Indemnified Party is Lender, settlement of, or an adverse judgment with respect to, such claim is not, in the good faith judgment of such Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of such Indemnified Party;
(v)    Borrower conducts the defense of such claim actively and diligently;
(vi)    no conflict of interest has arisen which would prevent counsel for Borrower from also representing such Indemnified Party because the defendants in any action include both such Indemnified Party and Borrower; and
(vii)    Borrower will not consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of such Indemnified Party (not to be withheld unreasonably).
So long as Borrower has assumed the defense of such claim and is conducting such defense in accordance with the foregoing, such Indemnified Party: (x) may retain separate co-counsel at its sole cost and expense and participate in the defense of such claim; (y) will not consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of Borrower with respect to such claim (not to be withheld unreasonably).
If Borrower fails to assume such defense or, after doing so, Borrower fails to satisfy any of the above conditions to Borrower’s defense, such Indemnified Party (and its counsel) may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such claim in any manner it may reasonably deem appropriate (and such Indemnified Party need not consult with, or obtain any consent from, any Borrower in connection therewith) and Borrower will reimburse such Indemnified Party promptly and periodically for the costs of defending against such claim (including reasonable attorneys’ fees and expenses) and Borrower will remain responsible for any loss which such Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim to the fullest extent provided for and required by this Agreement.

9.3    Binding Effect; Waivers; Cumulative Rights and Remedies. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, legal representatives, successors and assigns; provided, however, that neither this Agreement nor the proceeds of the Loans may be assigned by Borrower voluntarily, by operation of law or otherwise, without the prior written consent of Lender. Notwithstanding the foregoing, Borrower may delegate to Manager certain of its obligations hereunder and the performance of such obligations by Manager shall satisfy Borrower’s obligations hereunder. No delay on the part of Lender in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder constitute such a waiver or exhaust the same, all of which shall be continuing. The rights and remedies of Lender specified in this Agreement shall be in addition to, and not exclusive of, any other rights and remedies which Lender would otherwise have at law, in equity or by statute, and all such rights and remedies, together with Lender’s rights and remedies under the other Loan Documents, are cumulative and may be exercised individually, concurrently, successively and in any order.
9.4    Incorporation by Reference. Borrower agrees that until this Agreement is terminated by the repayment to Lender of all principal and interest due and owing on the Notes and any other sums due and owing pursuant to the other Loan Documents, the Notes and the other Loan Documents shall be made subject to all the terms, covenants, conditions, obligations, stipulations and agreements contained in this Agreement to the same extent and effect as if fully set forth in and made a part of the Notes and the other Loan Documents. In the event of a conflict between any of the Loan Documents and the provisions of this Agreement, this Agreement shall be controlling.
9.5    Survival. All agreements, representations and warranties made in this Agreement shall survive the execution of this Agreement, the making of the Advances by Lender, and the execution of the other Loan Documents, and shall continue until Lender receives payment in full of all Indebtedness of Borrower incurred under this Agreement and under the other Loan Documents.
9.6    Governing Law; Waiver of Jury Trial; Jurisdiction. IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WASHINGTON, APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTES, AND THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON.

BORROWER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION RELATING TO THE LOAN AND/OR THE LOAN DOCUMENTS. AT THE OPTION OF LENDER, THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT IN WHICH THE FACILITY LIES OR THE STATE COURT SITTING IN RUTHERFORD COUNTY, TENNESSEE; BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT AN ACTION IS COMMENCED IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
9.7    Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute a single Agreement.
9.8    Notices. All notices, demands, requests, consents, approvals and other communications (“Notice” or “Notices”) hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or received by telegraphic or other electronic means (including electronic mail and facsimile) or, if mailed, five days after being deposited in the United States mail, certified or registered mail, postage prepaid, or if sent via Federal Express or similar courier service via overnight delivery, the next business day following receipt, addressed to the respective parties as follows (or to such other address as a party may hereafter designate):
If to Borrower:    LCS-Westminster Partnership III LLP
c/o Life Care Services
400 Locust Street, Suite 820 Des Moines, IA 50309 Attn: David Laffey
Fax No: 515-875-4780
Email : laffeydavid@lcsnet.com

And a copy to:    Mayer Brown
71 South Wacker Drive Chicago, IL 60606 Attn: Ivan Kane
Fax No.: 312-706-8713
Email: ikane@mayerbrown.com

If to Lender:    National Health Investors, Inc.
222 Robert Rose Drive Murfreesboro, TN 37129 Attention: Kristin S. Gaines Fax No.: 615-225-3030
Email: kgaines@nhireit.com

and a copy to:    The Nathanson Group PLLC
One Union Square
600 University Street, Suite 2000
Seattle, WA 98101
Attn: Randi S. Nathanson Fax No.: 206-299-9335
Email: randi@nathansongroup.com

Any party may change the address to which any such Notice is to be delivered by furnishing ten
(10) days prior written notice of such change to the other parties in accordance with the provisions of this Section 9.8.
9.9    No Third Party Reliance. No third party shall be entitled to rely upon this Agreement or to have any of the benefits of Lender’s interest hereunder, unless such third party is an express assignee of all or a portion of Lender’s interest hereunder.
9.10    Time of the Essence. Time is of the essence hereof with respect to the dates, terms and conditions of this Agreement.
9.11    No Oral Modifications. No modification or waiver of any provision of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.
9.12    Captions. The headings or captions of the Articles and Sections set forth herein are for convenience only, are not a part of this Agreement and are not to be considered in interpreting this Agreement.
9.13    Borrower-Lender Relationship. The relationship between Borrower and Lender created hereby and by the other Loan Documents shall be that of a borrower and Lender only, and in no event shall Lender be deemed to be a partner of, or a joint venturer with, Borrower.
9.14    Recourse. Loan A and Loan B shall be full recourse to Borrower and all of its assets. No recourse for the payment of the obligations of the Borrower under this Agreement or any of the other Loan Documents or for any claim based thereon, and no recourse under or upon any of the Borrower’s obligations, covenants or agreements in the Loan Documents or any indebtedness represented thereby, shall be had against any of the Borrower’s members, or the organizers, members, managers, partners, officers or employees of such members or any constituent entities of such members or of any constituent entities of such members or of any successor Person thereof, except to the extent that such Person is a Guarantor or otherwise a party to a Loan Document.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

[SIGNATURE PAGES FOLLOW]

[Signature page 1 of 2 of Construction and Term Loan Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BORROWER:

LCS-WESTMINSTER PARTNERSHIP III
LLP, an Iowa limited liability partnership

By: LCS Timber Ridge LLC, an Iowa limited
liability company, its Managing Partner

By:     /s/Joel D. Nelson
Name:     Joel D. Nelson
Title:     President and CEO

[Signature page 2 of 2 of Construction and Term Loan Agreement}

LENDER:

NATIONAL HEALTH INVESTORS, INC., a
Maryland corporation

By:     /s/J. Justin Hutchens
J. Justin Hutchens
President/CEO

EXHIBIT A
Draw Request

TIMBER RIDGE PHASE II

Exhibit A to Construction and Term Loan Agreement: Form of Draw Request
			(C)			(F)
			Reallocated			Total	(G)
	(A)	(B)	Budgeted	(D)	(E)	Requests	Balance to
	Budgeted	Reallocations	Amount	Prior	Current	To Date	Completion
	Amount	To Budget	[(A) + (B)]	Requests	Request	[(D)+(E)	[(C) - (F)]

USES OF FUNDS

Weitz Construction Costs (GMP)	$98,438,278.00	$0.00	$98,438,278.00	$0.00	$0.00	$0.00	$98,438,278.00
Weitz Preconstruction Services	503,553.00	0.00	503,553.00	0.00	0.00	0.00	503,553.00
Change Order Allowance	3,500,000.00	0.00	3,500,000.00	0.00	0.00	0.00	3,500,000.00
Additional Weitz Builder's Risk Insurance Premium	300,000.00	0.00	300,000.00	0.00	0.00	0.00	300,000.00
Construction Costs (Non-GMP)	1,707,855.00	0.00	1,707,855.00	0.00	0.00	0.00	1,707,855.00
Total Hard Costs	104,449,686.00	0.00	104,449,686.00	0.00	0.00	0.00	104,449,686.00

Land	745,878.00	0.00	745,878.00	0.00	0.00	0.00	745,878.00
Design Costs	4,138,803.00	0.00	4,138,803.00	0.00	0.00	0.00	4,138,803.00
Interior Design Costs	1,470,478.00	0.00	1,470,478.00	0.00	0.00	0.00	1,470,478.00
Financing Costs	2,359,600.00	0.00	2,359,600.00	0.00	0.00	0.00	2,359,600.00
Construction/Occupancy Period Interest	13,085,825.00	0.00	13,085,825.00	0.00	0.00	0.00	13,085,825.00
Occupancy Development	5,470,935.00	0.00	5,470,935.00	0.00	0.00	0.00	5,470,935.00
Capital Items (FF&E)	395,332.00	0.00	395,332.00	0.00	0.00	0.00	395,332.00
Travel Costs	252,689.00	0.00	252,689.00	0.00	0.00	0.00	252,689.00
Consultants and Legal Costs	215,023.00	0.00	215,023.00	0.00	0.00	0.00	215,023.00
Other Costs -- Filing and Impact Fees	738,714.00	0.00	738,714.00	0.00	0.00	0.00	738,714.00
Other Costs -- General Costs	60,000.00	0.00	60,000.00	0.00	0.00	0.00	60,000.00
Development Fee	6,328,457.00	0.00	6,328,457.00	0.00	0.00	0.00	6,328,457.00
Start-Up Loss	550,000.00	0.00	550,000.00	0.00	0.00	0.00	550,000.00
Project Contingency	3,000,000.00	0.00	3,000,000.00	0.00	0.00	0.00	3,000,000.00
Total Soft Costs	38,811,734.00	0.00	38,811,734.00	0.00	0.00	0.00	38,811,734.00

Subtotal Uses of Funds (Hard and Soft Costs)	143,261,420.00	0.00	143,261,420.00	0.00	0.00	0.00	143,261,420.00

Operating Reserves	2,031,997.00	0.00	2,031,997.00	0.00	0.00	0.00	2,031,997.00

Total Uses of Funds	$145,293,417.00	$0.00	$145,293,417.00	$0.00	$0.00	$0.00	$145,293,417.00

SOURCES OF FUNDS

Borrower Equity (Prior to Financing Closing)	$14,565,369.00	$0.00	$14,565,369.00	$0.00	$0.00	$0.00	$14,565,369.00
Borrower Equity (Excess Days Cash on Hand)	2,238,056.00	0.00	2,238,056.00	0.00	0.00	0.00	2,238,056.00
Loan A Commitment Phase II Amount	32,000,000.00	0.00	32,000,000.00	0.00	0.00	0.00	32,000,000.00
Loan B Commitment	94,500,000.00	0.00	94,500,000.00	0.00	0.00	0.00	94,500,000.00
Initial Entrance Fee Receipts	1,989,992.00	0.00	1,989,992.00	0.00	0.00	0.00	1,989,992.00

Total Sources of Funds	$145,293,417.00	$0.00	$145,293,417.00	$0.00	$0.00	$0.00	$145,293,417.00

NOTE: Total Loan A Phase II Amount and Loan B current request for funding is [$XXXXX] plus [$XXXXX] equals [$XXXXX].

EXHIBIT B
Project Budget

TIMBER RIDGE PHASE II

Exhibit B to Construction and Term Loan Agreement: Project Budget

Budgeted
USES OF FUNDS	Amount

Weitz Construction Costs (GMP)	$98,438,278
Weitz Preconstruction Services	503,553
Change Order Allowance	3,500,000
Additional Weitz Builder's Risk Insurance Premium	300,000
Construction Costs (Non-GMP)	1,707,855
Total Hard Costs	104,449,686

Land	745,878
Design Costs	4,138,803
Interior Design Costs	1,470,478
Financing Costs	2,359,600
Construction/Occupancy Period Interest	13,085,825
Occupancy Development	5,470,935
Capital Items (FF&E)	395,332
Travel Costs	252,689
Consultants and Legal Costs	215,023
Other Costs -- Filing and Impact Fees	738,714
Other Costs -- General Costs	60,000
Development Fee	6,328,457
Start-Up Loss	550,000
Project Contingency	3,000,000
Total Soft Costs	38,811,734

Subtotal Uses of Funds (Hard and Soft Costs)	143,261,420

Operating Reserves	2,031,997

Total Uses of Funds	$145,293,417

SOURCES OF FUNDS

Borrower Equity (Prior to Financing Closing)	$14,565,369
Borrower Equity (Excess Days Cash on Hand)	2,238,056
Loan A Commitment Phase II Amount	32,000,000
Loan B Commitment	94,500,000
Initial Entrance Fee Receipts	1,989,992

Total Sources of Funds	$145,293,417

EXHIBIT C

Legal Description
Parcel I:
Revised Parcel 17A, City of Issaquah Boundary Line Adjustment No. BLA03-004EV, recorded May 26, 2004 under Recording Number 20040526900004, King County, Washington.
Said Boundary Line Adjustment being a subdivision of Parcels 17-A, 17-B, 17-C and 17-D and Tract E, Talus Div. A, a Master Plat, according to the Plat hereof, recorded in Volume 201 of Plats, Pages 38 through 50, in King County, Washington, and of Lot 1 and Tract X of City of Issaquah Short Plat Number SP04-001EV, recorded under Recording Number 20040519900001.
Except those portions thereof conveyed to the City of Issaquah, a Washington municipal corporation by Dedication of Right-of-Way to the City of Issaquah recorded March 10, 2008 under Recording Number 20080310001819.
Parcel II:
Together with those easement rights set forth in the Retaining Wall Easement Agreement recorded March 15, 2005 as Recording NO. 20050315001244.

EXHIBIT D

Sworn Construction Cost Statement

EXHIBIT E
Insurance Requirements
Borrower, at its expense, shall maintain or cause to be maintained, continuously during the term of this Agreement policies of insurance (collectively, the “Policies”) in form and in amounts and issued by companies, associations or organizations satisfactory to Lender, with a current A.M. Best's rating of not less than A-VIII, and licensed to do business in the State of Washington, covering such casualties, risks, perils, liabilities and other hazards reasonably required by Lender and such other insurance as Lender shall from time to time reasonably require against such other insurable hazards which at the time are commonly insured against in respect of properties similar to the Facility with due regard being given to the size, type, location, construction, use and occupancy of the Facility. Without limiting the generality of the foregoing, Borrower shall provide the following types of insurance coverage:
Property Coverage. Fire, hazard, and extended coverage insurance protecting against, but not limited to, fire, theft, malicious mischief, vandalism, and such other hazards as Lender may require Borrower to carry for all insurable real and personal property at the Facility, including but not limited to building or structures, improvements and betterments including machinery or equipment servicing such buildings or structures (existing or to be constructed), personal property, furniture, fixtures, machinery, equipment, stock and inventory owned, leased, rented, borrowed or in the care custody or control of Borrower, or Borrower’s agent’s, employees or subcontractors, in an amount sufficient to prevent the application of co-insurance contributions on loss and in no event in an amount less than the agreed upon amount of the Facility. The Policies shall be written on an “All Risk” or “Special Coverage” form subject to standard policy terms, conditions, limitations and exclusions and shall provide for deductibles not to exceed
$10,000.00 for All Risk perils, except as otherwise required within this Exhibit E and be on a replacement cost basis with no coinsurance, unless otherwise agreed to by Lender.
General and Professional Liability. General and Professional Liability. Broad Form Comprehensive General Liability Insurance for bodily injury (including death resulting therefrom) and third-party property damage, on an occurrence coverage form, at least as broad as the Insurance Services Offices Commercial General Liability Policy form CG 0001©, current edition, insuring Borrower and Lender against claims for personal injury, including bodily injury, death or property damage, occurring on, in or about the Facility and the adjoining streets, sidewalks and passageways, and in the following amounts: $1,000,000 per occurrence, bodily injury and property damage liability; $1,000,000 per offense, personal and advertising injury liability; $3,000,000 products and completed operations policy aggregate and $5,000,000 policy general aggregate applicable to lines other than products and completed operations. The general aggregate limit shall apply separately to this location. Such insurance shall include premises liability insurance, blanket contractual liability insurance and personal injury liability insurance, and such requirement may be satisfied by layering of comprehensive general liability, umbrella and excess liability policies. Other than standard exclusions applicable to pollution, asbestos, lead, mold, employment practices, ERISA and professional liability, there shall be no additional limitations or exclusions beyond those contained in the above referenced policy form. If Borrower maintains a claims made policy this is acceptable so long as Borrower agrees to continue to maintain this insurance during the term of this agreement and agrees to procure and maintain coverage for an extended reporting period equal to the statute of limitations for claims of this type. Borrower must also carry umbrella/excess insurance of $5,000,000.
The Borrower must carry professional liability insurance in the amount of at least
$1,000,000 per claim including a $3,000,000 aggregate, and naming Lender as an additional named insured. Borrower must also carry umbrella/excess insurance of $5,000,000.
The liability Policies shall provide for deductibles not to exceed $25,000 unless otherwise agreed to by Lender.
3.Worker’s Compensation. Worker’s compensation insurance and employer’s liability insurance covering Borrower and its employees in respect of any work or other operations on, about or in connection with the Facility, in such amounts as required and/or limited by applicable law.
4.Flood Insurance. If any part of the Facility is located in an area designated as “flood prone” pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973 (42 U.S.C. Sections 4001-4128) and any amendments or supplements thereto or substitutions therefor, flood insurance in an amount at least equal to the lesser of the amount of the Notes or the maximum limit of coverage available for the Facility and contents thereon under the National Flood Insurance Program. The flood policy shall provide for deductibles not to exceed $25,000, except for a special flood area as assigned by FEMA subject to a 5% deductible, unless otherwise agreed to by Lender.
5.Difference in Conditions. To the extent not covered under Section 1 and Section 4 of this Exhibit, difference in conditions coverage to the extent the facility is in a flood, wind or earthquake zone, to the extent available at commercially reasonable rates and to the extent such applicable coverage is customarily obtained in similar properties in the vicinity of the Facility) in an amount reasonably satisfactory to Lender. The deductibles shall not exceed 2% with $50,000 minimum for Earthquake, $25,000 for Wind and $250,000 for Named Storm, unless otherwise agreed to by Lender.
6.Business Interruption. Rental value and/or business interruption insurance in an amount equal to at least twelve (12) months anticipated gross revenues from the Facility, less those expenses that are not typically incurred during a period of business interruption, noting that interest payments to Lender would be an ongoing expense. Coverage should include extra expense with limits sufficient to provide for an indemnity period of not less than 12 months, or longer to cover the actual time necessary to repair or rebuild the Facility, whichever is longer, plus an additional 12 month extended period of indemnity. Such coverage shall be on an agreed amount basis and not subject to coinsurance.
7.Boiler and Machinery. Boiler and machinery breakdown damage, including mechanical breakdown and explosion of pressure vessels, with full comprehensive coverage on a repair and replacement cost basis and including rental value insurance in connection therewith.

8.Additional Property Requirements. The following coverage or perils shall be additionally included unless Lender otherwise provides in writing:

a.	Earth movement

b.	Back-up of sewers or drains

c.	Terrorism (if available with commercially reasonable rates);

d.	Crime coverage to insure against claims for employee dishonesty, with limits not less than $1,000,000 per incident; including coverage for third parties; and

e.	Personal Property of Residents to insure $5,000 per claim for personal property of residents.
9. Builder’s Risk/Contractor Liability Insurance. Commencing with any construction or renovation at any Facility and at all times prior to completion, Borrower shall have delivered to Lender a so-called Builder’s Risk Completed Value non-reporting form insurance policy for one hundred percent (100%) of the replacement value of the completed Improvements (including, without limitation, one hundred (100%) percent of the replacement cost value of all improvements and betterments, but excluding foundations and any other improvements not subject to physical damage) and shall include, without limitation, coverage for loss by testing, collapse, theft, flood, and earth movement. Such insurance policy shall also include coverage for: (i) loss suffered with respect to materials, equipment, machinery, and supplies whether on-site, in transit, or stored off-site and with respect to temporary structures, hoists, sidewalks, retaining walls, and underground property unless required to be insured by any contractor or subcontractor, and coverage for damage caused by “War” or the acts of terrorists, whether certified or uncertified, unless waived by Lender in writing; (ii) soft costs (including delayed opening) that are recurring costs, which shall include, without limitation, delayed opening loss of income/revenue coverage for a period of recovery of not less than eighteen (18) months commencing from the date the Improvements were to be completed as approved by Lender in its sole discretion, as well as costs to reproduce plans, specifications, blueprints and models in connection with any restoration following a casualty; (iii) demolition, debris removal and increased cost of construction, including, without limitation, increased costs arising out of changes in Applicable Laws; and (iv) operation of building laws.
If requested by Lender with respect to any time improvements are under construction on the Property, Borrower shall cause each contractor performing any such construction work to maintain workers' compensation insurance or other applicable insurance providing coverage for injuries to such contractor's personnel, auto liability insurance, and general liability insurance, all in amounts and providing coverage as is reasonably acceptable to Lender.
10.Automobile Liability. Automobile Liability insurance covering liability arising from the use or operation of any auto, including those owned, hired or otherwise operated or used by or on behalf of the Borrower and/or Operator. The coverage shall be at least as broad as the Insurance Services Office Business Automobile Policy form CA 0001 ©, current edition, for an amount of at least $1,000,000 combined bodily injury and property damage liability per accident for bodily injury and property damage.
11.Pollution Legal Liability. Only in the event Borrower operates underground or aboveground storage tanks shall it be required to carry Pollution Legal Liability insurance covering both sudden and non-sudden spilling, leaking, emitting, discharging, dispersing, seeping, escaping or releasing of the contents of any “covered underground storage tank” or “covered aboveground storage tank” into surface soils, subsurface soils, surface water, sediments or groundwater. Such policy must have limits of at least $1,000,000 per incident with $3,000,000 policy aggregate. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the Closing Date, and coverage is continuously maintained during the term of this Agreement and for an additional period of six (6) months after payment in full of the Loans.
12.Other. Such other insurance, in such amounts and for such terms, as may from time to time be reasonably required by Lender insuring against such other casualties or losses which at the time are commonly insured against by those in Borrower’s business or in the case of premises similarly situated, due regard being given to the use of the Facility, the height and type of the improvements thereon, and the construction, location, use and occupancy thereof.
13.Blanket Policy. Borrower may effect or cause to be effected coverage under this Exhibit E under a blanket insurance policy reasonably satisfactory to Lender, provided that: (i) any such policy of blanket insurance shall specify therein, or the insurer under such policy shall certify to Lender, (A) the maximum amount of the total insurance afforded by the blanket policy to the Facility and (B) any sublimits in such blanket policy applicable to the Facility, which amounts shall not be less than the amount required pursuant to this Exhibit; (ii) any such policy of blanket insurance shall comply in all respects with the other provisions of this Exhibit; and the protection afforded under any policy of blanket insurance shall be no less than that which would have been afforded under a separate policy or policies relating only to the Facility. If limits are exhausted under the Blanket Policy prior to the end of the insurance policy term, Borrower will purchase additional limits at its own expense to insure that coverage remains available.
14.General Provisions.
(a)Forms of Certificate. The policy described in Section 1 of this Exhibit shall be evidenced by an Acord 28 certificate (version 2003/10), name Lender as additional insured, mortgagee and loss payee under a standard non-contributory mortgagee and lender loss payable clause. The policy described in Section 2 of this Exhibit shall be evidenced by an Acord 25 certificate naming Lender as additional insured (and an additional insured endorsement to said policy in form and substance satisfactory to Lender shall be delivered to Lender on or prior to the Closing Date). All policies maintained under this Exhibit shall (i) bear a standard noncontributory first mortgagee endorsement in favor of Lender, (ii) name Lender as additional insured, (iii) provide that all property losses insured against shall be adjusted by Borrower, subject to Lender’s rights, if any, contained in the Deed of Trust to participate in the adjustment of such losses, and (iv) provide evidence of the insurers’ waiver of subrogation in accordance with the terms set forth in this Exhibit. In the event of an insurable casualty, Borrower hereby waives all claims against Lender to the extent of any insurance proceeds payable on account of such casualty, excluding, however, any right to the use of any such proceeds. Borrower may not provide the Policies, or the coverage required under the Policies, under or through any self- insurance program or through any insurance company that is an Affiliate of Borrower.

(b)Notices.    All insurance maintained by Borrower hereunder shall: (A) bear an endorsement requiring the Insurer(s) to provide thirty (30) days' written notice to Lender by certified mail, return receipt requested, prior to any suspension, cancellation or non-renewal of the required insurance; and (B) provide that all losses shall be payable notwithstanding any act or negligence of Borrower or its agents or employees that might, absent such agreement, result in a forfeiture of all or part of such insurance payment.
(c)Reinsurance; Cut-Through Endorsement. If any of the risks insured by the Policies are reinsured, the Policies shall contain a so-called “cut-through” endorsement and an agreement by the reinsurer to provide Lender with at least thirty (30) days written notice of a cancellation, material change or reduction.
(d)Copies; Certificates. Borrower shall furnish or cause to be furnished to Lender, without notice or demand by Lender, on or before the date of this Agreement, and thereafter not later than thirty (30) days prior to the expiration date of each Policy required to be maintained by Borrower hereunder, an insurance certificate or certificates on Acord Form 27 executed by the insurer or its authorized agent evidencing the insurance maintained under such Policy, and evidence satisfactory to Lender of payment of the premium therefor. Copies of endorsements adding Lender as an additional insured and permitting waiver of subrogation in favor of Lender shall be attached to the certificate of insurance. Renewal certificates are to be provided to Lender prior to the expiration of the required insurance policies. Failure of Lender to request such certificates or other evidence of Borrower’s compliance with the insurance requirements, or failure of Lender to identify deficiencies from evidence that is provided, shall in no way limit or relieve Borrower of its obligations to maintain such insurance. On written demand, but not more frequently than annually, Borrower shall provide or cause to be provided to Lender with a copy of any Policy (and endorsements thereto) maintained by Borrower verified (if available at no material cost to Borrower) to be a true copy by the insurer or its authorized agent.
(e)Exclusive. Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with the insurance required under this Exhibit unless: (i) the policies are submitted to Lender for approval, which approval shall not be unreasonably withheld or delayed; (ii) the insurers thereunder and the terms thereof are approved by Lender; and (iii) Lender is included therein as an additional named insured or loss payee to the same extent as provided in Section 15 of this Exhibit with respect to insurance required to be maintained hereunder. Borrower shall notify Lender in writing at least fifteen (15) days before any such separate insurance is taken out and shall furnish Lender with certified copies of the policy or policies or certificate or certificates of insurance executed by the insurer or its authorized agent with respect thereto.
(f)Appraisal. When and if required by the applicable insurance company, Borrower shall furnish Lender at Borrower’s expense with an appraisal satisfactory to Lender showing the full replacement value of the Facility owned by Borrower.
(g)Assignment. Borrower hereby assigns the Policies to Lender for the benefit of Lender as Collateral and further security for the payment of the Borrower’s obligations under this Agreement and the Loan Documents. In the event of a foreclosure pursuant to the terms of the Deed of Trust, the purchaser of the Facility shall succeed to all the rights of Borrower to the extent permissible under the Policies or applicable law, including any right to unearned premiums, in and to all Policies assigned or delivered to Lender pursuant to this Section 15(g).
(h)Failure to Maintain. If Borrower fails to maintain the Policies in the manner required hereunder or fails to deliver the required evidence of insurance, Lender may, but shall not be obligated to, obtain insurance and pay the premiums therefor on behalf of Borrower and Borrower shall reimburse Lender, on written demand, for all sums advanced and expenses incurred in connection therewith. Such sums and expenses, together with interest thereon at the Default Rate, shall be deemed part of Borrower’s obligations under the Loan Documents and secured by the Collateral.
(i)No Relief. Nothing contained in this Exhibit or elsewhere in the Loan Documents shall relieve Borrower of its duty to maintain, repair, replace or restore the Facility or rebuild the improvements relating thereto, from time to time, in accordance with the terms of the Deed of Trust following damage thereto or destruction thereof or following any condemnation of all or any portion of the Facility, and nothing contained in this Exhibit or elsewhere in the Loan Documents shall relieve Borrower of its duty to pay Borrower’s obligations under the Loan Documents, which shall be absolute, regardless of the occurrence of damage to or destruction of or condemnation of all or any portion of the Facility.
(j)Payment to Lender. In the event that prior to payment in full of the Borrower’s obligations under the Loan Documents, any claim under any Policy has not been paid and distributed in accordance with the terms of this Agreement, and any such claim shall be paid after foreclosure of any of the Deed of Trust or other transfer of title to the Facility shall have resulted in extinguishing the Borrower’s obligations under the Loan Documents for an amount less than the total of the unpaid principal balance together with accrued interest, plus costs and disbursements at the time of the extinguishment of Borrower’s obligations under the Loan Documents, and such insurance claim is thereafter paid, then and in that event that portion of the payment in satisfaction of the claim that is equal to the aforesaid deficiency shall belong to and be the property of Lender and shall be paid to Lender, and Borrower hereby assigns, transfers and sets over to Lender all of Borrower’s right, title and interest in and to said sums. The balance, if any, shall be promptly paid to Borrower. The provisions of this Exhibit E shall survive the termination of the Deed of Trust by foreclosure or otherwise as a consequence of the exercise of any rights and remedies of Lender hereunder after the occurrence of an Event of Default.
(k)Attorney-in-Fact. Borrower hereby appoints Lender as Borrower’s attorney-in-fact, coupled with an interest, to cause the issuance of or an endorsement of any policy to bring Borrower into compliance with this Exhibit E, receive payment for, and execute and endorse any documents, checks or other instruments in payment for loss, theft, or damage under any such insurance policy, provided, however, that Lender agrees not to exercise its right as such attorney-in-fact unless Borrower has failed to comply with their obligations under this Exhibit within five (5) Business Days of Lender’s written demand to Borrower of such default.

(l)Deductibles and Self-insured Retentions. The funding of deductibles and self-insured retentions maintained by Borrower shall be the sole responsibility of Borrower, including any amounts applicable to deductibles or self-insured retentions applicable to claims involving Lender as an additional insured. Any self-insured retentions in excess of $10,000 must be declared to and approved by Lender.
(m)Primary Coverage. Borrower's liability insurance including umbrella or excess liability insurance to the extent necessary to comply with the required limits shall be primary insurance, and any insurance or self-insurance maintained by Lender shall be excess of, and non-contributory with, Borrower's insurance.
(n)Severability of Interest. Except with respect to the limits of insurance, Borrower's required liability insurance shall apply separately to each insured or additional insured.
(o)Waiver of Subrogation.    Borrower hereby waives any and all rights of recovery against Lender, its officers, agents and employees, for all injury, loss or damage, howsoever caused, to persons or property, including loss of use, to the extent such injury, loss or damage is covered or should be covered by required insurance or any other insurance maintained by Borrower, including sums within deductibles, retentions or self-insurance applicable thereto. This waiver applies to all first party property, business interruption, equipment, vehicle and workers compensation claims (unless prohibited under applicable state statutes), as well as all third party liability claims. This waiver shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this agreement with respect to loss of, or damage to, property of the parties hereto. Inasmuch as the above mutual waivers preclude the assignment of any aforesaid claim by way of subrogation to an insurance company, Borrower agrees immediately to give to each insurance company providing coverage under this Loan Agreement, written notice of the terms of said mutual waivers, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers. Borrower shall indemnify Lender against any loss or expense, including reasonable attorneys' fees, resulting from the failure to obtain such waiver from their insurer, if required.
(p)No Representation of Coverage Adequacy. In specifying minimum insurance requirements, Lender does not represent that such insurance is adequate to protect Borrower for loss, damage or liability arising from its exposures, work or operations. Borrower is solely responsible to inform itself of the types or amounts of insurance it may need beyond these requirements to protect itself.

EXHIBIT F

Ownership Chart

EXHIBIT G
Quarterly Compliance Certificate
National Health Investors, Inc. (herein “NHI”) 222 Robert Rose Drive
Murfreesboro, TN 37129
Re: Construction and Term Loan by and between NHI (the “Lender”), and LCS-Westminster Partnership III LLP (the “Borrower”) dated as of February 10, 2015 (as it may be amended and/or restated from time to time, the “Loan Agreement”)
Borrower hereby certifies that for the calendar quarter ended     :

1.
Capitalized terms not otherwise defined in this Certificate shall have the meanings set forth in the Loan Agreement. All capitalized terms shall be equally applicable to the singular and plural forms thereof and to any gender form thereof.

2.	No Default or Event of Default under the Loan Agreement has occurred or exists, except:
    .
3.The Debt Service Coverage Ratio for the preceding calendar quarter (or such shorter period, pro rated, if the Loan Agreement has been in effect for less than a calendar quarter) was:

(a) Gross service fee revenues (to include Phase II after Phase II Measurement Date)	$
(b) Plus other operating revenues (excluding amortized Entrance Fee Receipts)	$
(c) Plus non-operating revenues	$
(d) Plus Attrition Income	$
(e) Less all Borrower expenses (including greater of actual or assumed 5% management fee and capital expenditure amount of $500/bed/unit)	($ )
(f) Plus depreciation and amortization expense	$
(g) Plus extraordinary expenses	$
(h) Plus losses from reappraisal, revaluation or write down	$
(i) Plus non-cash expenses	$
(j) Plus capitalized expenses with respect to capital repairs/improvements	$
TOTAL NET OPERATING INCOME (sum of (a) through (j))	$

INTEREST PAYMENTS1	$
DEBT SERVICE COVERAGE RATIO:

Actual
Required

4.	The Days Cash on Hand as of the last day of the preceding calendar quarter:

(a) Amount of Cash and Investments
(b) Operating Expenses for preceding 12 months divided by 365
ACTUAL DAYS CASH ON HAND (a) divided by (b)
REQUIRED DAYS CASH ON HAND	90

5.	Occupancy Information: Year-to-Date as of / / Attach current rent roll

6.	Annual Information Requirements:

(a)	Insurance: Date Last Paid (enclosed Certificate of Insurance when renewed)

(b)	Property Taxes: Date Last Paid (enclosed receipt when paid)

(c)	Copy of Annual License/Certification Survey:

7.	All information provided herein and in the attached financial statement is true and correct.
Date:     Certified by:     Title:

1 To include Phase I Note only prior to Phase II Measurement Date and all Notes after Phase II Measurement Date (excluding interest payments funded from Interest Reserve Account after Phase II Measurement Date)

EXHIBIT H DACA
DEPOSIT ACCOUNT CONTROL AGREEMENT
NATIONAL HEALTH INVESTORS, INC., a Maryland corporation (“Creditor”), LCS- WESTMINSTER PARTNERSHIP III LLP, an Iowa limited liability partnership (“Debtor”), and
    (“Bank”) agree as follows as of     .
RECITALS
Bank holds deposit account number    in the name of Borrower and (the “Account”). Debtor is hereby granting Creditor a security interest in the Account. Creditor, Debtor and Bank are entering into this Agreement to perfect Creditor’s security interest in the Account.
AGREEMENT
In consideration of the Recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank, Debtor and Creditor agree as follows:
1.The Account. Bank represents and warrants to Creditor that (a) Exhibit A is a complete and accurate description of the as of the date hereof, (b) Bank has not agreed with any party, other than Debtor and Creditor, to comply with instructions concerning the Account, and Bank does not know of any claim to or interest in the Account, other than the interests of Creditor and Debtor and any claim of Bank permitted under Section 3.
2.Security Interest. Debtor has executed and delivered to Creditor a Security Agreement dated prior to the date hereof. The Account described herein (other than refundable reservation deposits included in the Account), shall be included as part of the collateral granted to Creditor as Secured Party under the Security Agreement, and shall secure the Obligations described and defined therein.
3.Priority of Lien. At all times during the effectiveness of this Agreement (including Creditor’s exercise of exclusive control as provided herein below), Bank waives any encumbrances, claims and rights of setoff (or recoupment) it may have against the Account and agrees that, except with respect to payment of its usual and customary service charges, transfer fees and account maintenance fees under the customer agreement between the Debtor and Bank, each of which is attached as Exhibit B (collectively, the “Customer Agreements”), it will not assert any lien, encumbrance, claim or setoff against the Account.
4.Control. Bank will comply with instructions, including, but not limited to, instructions to close the Account and transmit the balance thereof to Creditor, given by Creditor concerning the Account without the consent of Debtor. Bank will not agree to comply with instructions concerning the Account given by any person other than the Debtor or Creditor.

5. Debtor’s Authority to Withdraw. Bank shall comply with the Debtor’s instructions concerning the Account until Creditor notifies Bank that Creditor is exercising exclusive control over such Account. After Creditor notifies Bank of Creditor’s exclusive control of the Account, Bank shall stop complying with any instructions given by the Debtor with respect thereto. Bank has no liability to Creditor for following the Debtor’s instructions with respect to Debtor’s Account before Creditor notifies Bank of Creditor’s exclusive control thereof.
6.Statements and Confirmations. Bank will send copies of all statements and other correspondence concerning the Accounts to Creditor at Creditor’s address provided herein.
7.Responsibility of Bank. Bank has no liability to any Debtor for complying with a notice of exclusive control, or instructions concerning the Account, given by Creditor. This Agreement does not create any obligation or duty of Bank other than those expressly set forth herein. Bank shall not be liable to either Creditor or Debtor or any other person or entity in connection with the performance of Bank’s duties hereunder, except for its own negligence or willful misconduct including, without limitation, failure to comply with Creditor’s instructions following notice to Bank of Creditor’s exclusive control. Bank shall have no obligation or duty to interpret the terms of any security or other agreement between Creditor and a Debtor or to determine whether any defaults exist thereunder. Creditor hereby indemnifies and holds harmless Bank from any and all claims, actions, suits, losses, damages, costs, expenses (including reasonable attorney’s fees) and liabilities of every nature and character that may result by reason of Bank’s complying with the instructions and requests of Creditor as permitted or required under this Agreement, except to the extent directly caused by Bank’s negligence or willful misconduct. Each Debtor hereby indemnifies and holds harmless Bank from any and all claims, actions, suits, losses, damages, costs, expenses (including reasonable attorney’s fees) and liabilities of every nature and character that may result by reason of Bank’s complying with the instructions and requests of such Debtor as permitted or required under this Agreement, except to the extent directly caused by Bank’s gross negligence or willful misconduct. The foregoing indemnifications shall survive any termination of this Agreement.
8.Tax Reporting. All income, gain, expense, and loss recognized in the Account shall be reported to all taxing authorities under the Debtor’s name and taxpayer identification number.
9.Customer Agreements. The terms of this Agreement will prevail if this Agreement conflicts with any other agreement between Bank and a Debtor, including, but not limited to, a Customer Agreement. Irrespective of any term of a Customer Agreement, the California Uniform Commercial Code shall govern the Account for purposes of Part 3 of Chapter 9 of the California Uniform Commercial Code.
10.Termination. The obligations of Bank under this Agreement shall continue with respect to each Account until Creditor has notified Bank that Bank is released from further obligation to comply with Creditor’s instructions concerning such Account.
11.Entire Agreement. This Agreement and Exhibits A and B are the entire agreement of the parties with respect to the subject matter of this Agreement and supersede and discharge all prior agreements (written or oral) and negotiations and all contemporaneous oral agreements concerning this subject matter.
12.Amendments. No amendment, modification or termination of this Agreement or waiver of any right shall be binding on any party unless it is in writing and signed by the party to be charged.
13.Severability. If any term of this Agreement is invalid or unenforceable, the remainder of this Agreement shall be construed as if such invalid or unenforceable term were omitted.
14.Successors. The terms of this Agreement are binding upon, and inure to the benefit of, the parties and their respective successors or heirs and personal representatives.
15.Notices. All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing addressed to the respective parties as follows (or to such other address as a party may hereafter designate) and shall be deemed to have been duly given: (i) when delivered in person (provided a signed receipt is obtained); (ii) when received, if sent by email or facsimile transmission; (iii) three (3) days after being deposited in the United States mail, certified or registered mail, postage prepaid; or (iv) if sent via Federal Express or similar courier service via overnight delivery, the next business day following receipt:
If to Creditor:

National Health Investors, Inc. 222 Robert Rose Drive Murfreesboro, TN 37129 Attention: Kristin S. Gaines Telephone: (615) 890-9100
Facsimile: (615) 225-3030

With a copy to:

The Nathanson Group PLLC One Union Square 600 University Street, Suite 2000
Seattle, WA 98101
Attention: Randi S. Nathanson, Esq. Telephone: (206) 623-6239
Facsimile: (206) 299-9335

If to Debtor:

c/o Life Care Services
400 Locust Street, Suite 820 Des Moines, IA 50309
Attn:     Fax No:

With a copy to:

Mayer Brown
71 South Wacker Drive Chicago, IL 60606 Attn: Ivan Kane
Fax No.: 312-706-8713

If to Bank:

Attention:
Facsimile:     Phone Number:

With a copy to:

Attention:
Facsimile:     Phone Number:

16.Choice of Law. This Agreement shall be governed by the laws of the State of Tennessee (excluding the choice of law rules thereof).

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date and year first written above.
CREDITOR:
NATIONAL HEALTH INVESTORS, INC., a
Maryland corporation
By:
J. Justin Hutchens President

DEBTOR:
LCS-WESTMINSTER PARTNERSHIP III, LLP,
an Iowa limited liability partnership
By:     Name:     Title:

BANK:

[INSERT BANK NAME]
By:     Name:     Title:

EXHIBIT A TO DACA

Statement of Account

LCS-WESTMINSTER PARTNERSHIP III LLP

Bank Name:          Location:
ABA Routing Number:          Credit Account Number:              Account Name:

EXHIBIT B TO DACA

Customer Agreements

EXHIBIT I MANAGEMENT AGREEMENT

AMENDED AND RESTATED MANAGEMENT AGREEMENT
(Timber Ridge at Talus)
THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT (together with
Exhibits A, B and C hereto) (collectively, the "Agreement") is entered into as of the 10th day of February, 2015 (the "Execution Date"), by and between LCS-Westminster Partnership III LLP, an Iowa limited liability partnership (the "Owner"), and Life Care Services LLC, d/b/a Life Care Services, an Iowa limited liability company ("LCS"). The Owner and LCS are sometimes referred to herein collectively as "Parties" and individually as a "Party". Subject to Section 1.3 below, this Agreement supersedes and replaces the Amended and _Restated Management Agreement dated November 13, 2006 (the "Prior Agreement").
Preamble
By this Agreement the Owner is engaging LCS as agent of the Owner to manage, operate and maintain Timber Ridge at Talus (the "Community"), a continuing care retirement community located in Issaquah, Washington. In order to comply with the Standards for Privacy of Individually Identified Health Information (the "HIPAA Regulations") there is attached hereto Exhibit A entitled "Business Associate Agreement", which is incorporated herein by reference and made a part of this Agreement.

I.	General Assumptions.
1.1    General Responsibility of LCS. LCS assumes responsibility, as agent of the Owner, to serve as the manager of the Community, including the real estate, and in connection therewith, to recommend and regularly evaluate policies and goals of the Owner, implement the policies, budgets, directives and goals for the Community established by the Owner, manage the day-to-day operations of the Community in accordance with the Owner's policies, directives and goals, provide the Owner with relevant information (as hereinafter provided) as to past operations, and make recommendations as to the future operation of the Community. LCS is an independent contractor, and not a partner or joint venturer with the Owner. The services of LCS are more particularly described in Article II. LCS shall have no management duties beyond those described in this Agreement and shall not be deemed an insider of the Owner for any purpose.
1.2    General Responsibility of the Owner. The Owner retains responsibility as the Owner of the Community to establish and periodically review and change as necessary the policies, directives, budgets, and short- and long-range goals of the Community. The Owner retains the right to review and evaluate the performance of LCS in carrying out the Owner's policies and directives and in attaining the budgets and the goals established by the Owner. These responsibilities are more particularly described in Article III.
1.3    Effective Date. This Section 1.3 shall be effective and enforceable against the Parties from and after the Execution Date. Subject to the foregoing, but notwithstanding anything else to the contrary, the remainder of this Agreement shall not be effective until the occurrence of the Effective Date. As used herein, "Effective Date" shall mean the thirty-first

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(31st) day following the date Owner provides the Washington State Department of Social and Health Services with a copy of this Agreement as required by WAC 388-97-4260. LCS hereby covenants to provide a copy of this Agreement as required by WAC 388-97-4260 on behalf of Owner within seven (7) days of the Execution Date. For the avoidance of doubt, the Prior Agreement shall remain in full force and effect until the Effective Date. Upon the Effective Date, this Agreement shall supersede and replace Prior Agreement and all this Agreement's terms, provisions, covenants and undertakings shall be effective and enforceable against the Parties.

II.	Specific Responsibilities of LCS.
2.1    Management. LCS shall hire a Director (as defined in Section 2.5. I) who shall manage the day-to-day operations of the Community, subject to and in accordance with the budgets, directives, and policies established and issued from time to time by the Owner. The Director shall have available the full resources of LCS to assist in management of the Community and LCS shall recommend specific operating procedures, systems and controls to the Owner, and, upon approval thereof by the Owner, develop, install and maintain such procedures, systems and controls.

2.2	Occupancy. LCS shall:
2.2.1    Support the Life Care Services Leads Management System (LMS) software on the Owner's computer system for relevant marketing efforts for the term of this Agreement (any hardware and installation expense related thereto shall be the responsibility of the Owner). The LMS may only be used in connection with the operation of the Community and pursuant to the terms of this Agreement, and said use terminates when the Agreement does, whereupon the LMS software will be immediately removed from Community or the Owner's computer system and all LMS materials/manuals will be returned to LCS;

2.2.2	Provide training for the Owner's marketing personnel;
2.2.3    Coordinate and supervise the work of the advertising agency hired by the Owner to promote the Community, if necessary, and, at the request of the Owner, review the qualifications, and make recommendations as to the usage of outside advertising and public relations agencies;
2.2.4    Provide training and review to the Community staff in development of (with the assistance of the Owner's advertising agency) a strategic marketing plan designed to meet the specific needs of the Community;
2.2.5    Regularly monitor the occupancy level of the Community and make specific recommendations with regard to marketing procedures and promotions; and
2.2.6    Arrange for a regular review of the Community marketing program, with appropriate on-site visits by LCS marketing specialists.

2.3    Financial Controls. LCS shall establish and maintain a system of financial controls for the Community using the Life Care Services Application Service Provider software provided at other similar communities managed by LCS or its subsidiaries, as follows:
2.3.1    On a monthly basis, provide to the Owner:

A.	Balance sheet;

B.	Statement of operations with variances from budget for the current period and the year to date;

C.	General ledger;

D.	Comparative operating statistics;

E.	Such other additional reports as may be reasonably required by the Owner's lenders; and

F.	Director analysis including significant management activities during the month.

2.3.2	On an annual basis:

A.
In advance of each Community fiscal year, prepare using the LCS budget model, annual budgets for operating revenue and expense, capital expenditures (using, as appropriate, estimates from non-LCS engineers or consultants engaged by the Owner) and cash flow projections for the Community;

B.	Project the estimated long-term cash position of the Community through the preparation and review of a multi-year cash flow;

C.
Direct ongoing data accumulation to help determine morbidity and mortality statistics on residents of the Community to assist the Owner in anticipating health center usage and unit turnover and the impact of such anticipated usage and turnover on future operating results

D.	Recommend a proposed schedule of resident entrance fees, monthly service fees and other charges, subject to review and approval of the Owner; and

E.	Recommend reserve levels.
The above-referenced budgets, projections (including occupancy assumptions) and recommendations will be based on certain assumptions and qualifications. These assumptions and qualifications will involve not only past events but also future events and conditions. Such budgets and projections will therefore, necessarily be subject to change, which changes may be both material and adverse to Community results.

2.3.3    LCS shall review the annual audited financial report prepared by the Community's independent certified public accounting firm.
2.3.4    LCS shall: (i) assist in establishing the Owner's accounting controls; (ii) coordinate with Community staff to process the Owner's monthly financial information (such as revenues, expenses, payables, assets and liabilities) and compile and furnish monthly financial statements to the Owner: and (iii) coordinate with Community staff to process the Owner's monthly billing and accounts receivable.
2.3.5    LCS shall assist the Owner with its responsibilities relating to payroll and payroll reporting.
2.3.6    The internal accounting staff of LCS (not located at the Community) are and shall remain employees of LCS, and their direct employee costs shall not be the responsibility of the Owner.
2.4    Personnel. All Community staff with the exception of the Director (and additional Directors if so assigned) shall be employees of the Owner and not employees of LCS. In support of the Owner, LCS shall:
2.4.1    Recommend    personnel    policies    and    procedures    for    the    Owner's employees;

2.4.2	Recommend appropriate employee compensation and benefit plans;

2.4.3	Recommend employee performance appraisal and goal setting programs;

2.4.4	Recommend employee scheduling requirements and job descriptions;
2.4.5    Recommend    training plans and training programs for use by the Community;

2.4.6	As necessary or appropriate, recruit employees to be employed by the Owner;

2.4.7	Utilizing personnel policies, procedures and guidelines adopted by the
Owner and, as agent for the Owner, implement employment related decisions based on job related criteria established by the Owner, including the recruitment, hiring, training, retention and termination of Community staff members;

2.4.8	Assist the Owner in maintaining human resource information; and

2.4.9	Arrange for on-site visits by appropriate LCS staff.

2.5	Director.

2.5.1    LCS shall recruit, hire, and train, on the basis of job related criteria, and supervise, compensate, and evaluate a Director who will be the chief administrative officer (the "Director" or, if one or more additional administrative officers are assigned to the Community with the Owner's consent, the "Directors"). The Director of the Community shall be an employee of LCS. The Director candidate will be presented to the Owner prior to assignment. If the Owner has a reasonable objection to the candidate, based on permissible job related criteria, that candidate will not be retained at the Community. The Director's compensation shall include salary and fringe benefits including performance incentives. These and other professional costs, hereinafter described, shall be submitted in the budget process and approved by the Owner. The salary and fringe benefits (which shall be estimated on a percentage of payroll basis) shall be reimbursed to LCS in advance by the Owner. The costs of professional memberships, licensing, relocation, and attendance at educational seminars or courses for the purpose of meeting continuing education requirements shall be reimbursed to LCS by the Owner as provided in paragraph 5.2. Fringe benefits shall include: (i) all accruing payroll taxes including FICA taxes, workers' compensation and state and federal unemployment contributions, (ii) all insurance premiums which are based on payroll, including workers compensation and employer's contribution to group life, medical insurance and retirement plans, (iii) performance incentives, and (iv) vacations. LCS retains the right to transfer the Director so long as the agreed service functions remain fulfilled. LCS shall procure, at its expense, a fidelity bond for acts of the Director in an amount not less than Five Hundred Thousand Dollars ($500,000).
2.5.2    One or more additional Directors may be assigned only after obtaining the consent of the Owner. All terms of paragraph 2.5.1. shall apply to any additional director.
2.5.3    The Director is authorized by the Owner to execute any documents and take any action deemed necessary or appropriate by the Director in connection with the Community and the operation of the Community, including, but not limited to, execution, on the Owner's behalf, of residency agreements, amendments to residency agreements, leases, service agreements, consulting agreements and related documents.
2.5.4    The Director shall not become an officer, director or employee of the Owner or Community.
2.6    Additional Services. LCS shall make available to the Owner, without additional cost, the following additional services:
Access to national contracts for certain services and supplies;
A.Compliance support with respect to federal and state statutes and regulations including licensing requirements relating to the operation of a senior living community, and recommendations of changes in procedure or contract forms to achieve compliance with such requirements, subject to paragraph 3.9;
B.Access, subject to insurance company underwriting, to participate in a group property and casualty insurance program; and
,_5_

D.	Access to operations quality assurance policies and procedure manuals.
A partial list of services that are available to the Owner at an additional cost is set forth in Exhibit B, which may be changed by LCS from time to time, provided however, that LCS shall not provide any such services at additional cost without the prior written consent of Owner and all of its members.
2.7    LCS Insurance. LCS shall apply for and to the extent commercially available and economically reasonable as determined by LCS in its reasonable business discretion will maintain, at LCS's expense (except for the cost of workers' compensation insurance on the Director or Directors) policies of insurance to insure itself and its employees for medical malpractice liability, management errors and omissions liability, workers' compensation, employee dishonesty insurance, employment practice liability relating to LCS's employees, automobile liability, commercial general liability (including personal injury liability and contractual liability insurance) and excess liability for claims emanating from the negligence of LCS or its employees. LCS shall provide the Owner with evidence of such insurance or a statement that such insurance cannot be obtained in a commercially and economically reasonable manner.
2.8    Use and Disclosure of Protected Health Information. LCS acknowledges that in the performance of its duties hereunder it will have access to the Owner's protected health information. During the term of this Agreement, LCS agrees to abide by the terms of Exhibit A, attached hereto and incorporated herein by reference. In the event LCS violates Exhibit A, the Owner may terminate all or part of this Agreement in accordance with Section 4.4 herein.

III.	Specific Responsibilities of the Owner.
3.1    Policy Determinations. The Owner shall:
3.1.1    Adopt policies relating to the level of services provided in the Community;
3.1.2    Adopt budgets to establish guidelines for revenue and expense;
3.1.3    Adopt the short-range and long-range goals of the Community;
3.1.4    Review and evaluate the performance of LCS in carrying out the policies and directives of, and in attaining the goals established by, the Owner;

3.1.5	Initiate a third party review of customer satisfaction on a regular basis;
and
3.1.6    Periodically review and confirm or change the policies, budgets and goals of the Community.

3.2	Personnel. The Owner shall:
3.2.1    Employ employees in sufficient number and having the qualifications necessary to operate the Community, other than as otherwise provided with respect to the Director or Directors in paragraph 2.5;

3.2.2    Adopt personnel policies, procedures, forms, compensation schedules, benefit plans, performance appraisal and goal setting programs, scheduling requirements, job descriptions and employee training plans and training programs, based on the initial recommendations of LCS and as modified by the Owner, all to be implemented by LCS under the Owner's direction;
3.2.3    Review the actions of LCS in implementing personnel policies, procedures and guidelines relating to the recruitment, retention and termination of Community employees; and
3.2.4    Direct, as necessary, LCS to manage training programs for the Community and the screening, testing and training of Community employees.

3.3	Financial Matters. The Owner shall:
3.3.1    Use the uniform chart of accounts recommended by LCS, and obtain and maintain computer equipment compatible with the systems and programs used by LCS.
3.3.2    Retain the services of an independent certified public accounting firm, at the Owner's cost, to perform annual audits, prepare tax returns, prepare any other reports required for federal or state regulatory agencies which require licensure and/or certification, and perform other necessary accounting services relating to the Community. LCS shall not perform or have the responsibility for the performance of accounting or auditing services in connection with the activities arising hereunder, except as otherwise provided in paragraph 2.3.
3.4    Coordination. In order to assure proper coordination and speak with one voice to residents, staff and the various publics, the Owner shall endeavor to communicate actions and decisions concerning the operation of the Community through the Director. Information, data and policies affecting the operations management of the Community in the possession of the Owner will be made available to LCS to enable it to perform its services satisfactorily.
3.5    Operating Reports. All historical information pertaining to the Community operation including but not limited to financial performance, projections, reports, operating statistics and other analytical information shall be shared with LCS. In order to be a resource to the Owner, LCS would expect to have a representative attend all of the Owner's meetings to the extent the operations of the Community or the policies, budgets, directives and goals for the Community established by the Owner are discussed, except for executive sessions.
3.6    The Owner and Community Insurance. The Owner shall apply for and maintain, at the Owner's expense, with reputable and financially sound insurance firms rated "A" or better by A. M. Best, policies of insurance for commercial general liability (including personal injury and contractual liability as applicable to the Owner's obligations under paragraph 6.2), medical malpractice liability, automobile liability, excess liability, workers' compensation, boiler and machinery, employee dishonesty, loss to the Owner's property, employment practices liability relating to the Owner's employees, and such other policies in kinds and amounts necessary and proper for the ownership and operation of the Community.

3.6.1    LCS requires that the Owner maintain the following:

3.6.1.1	Workers' Compensation in accordance with statutory requirements.

3.6.1.2	Employee dishonesty, $500,000 per occurrence.

3.6.1.3	Boiler and Machinery and Property coverage at 100% of the replacement cost for the Community.

3.6.1.4	Employment Practices Liability, $1,000,000 per occurrence.

3.6.1.5	Commercial General Liability $1,000,000 per occurrence and
$3,000,000 annual aggregate.

3.6.1.6	Medical Malpractice Liability $1,000,000 per occurrence and
$3,000,000 annual aggregate.

3.6.1.7	Automobile Liability Coverage (including Non-owned Auto)
$1,000,000 each accident.

3.6.1.8	Excess Liability coverage for 3.6.1.1, 3.6.1.5, 3.6.1.6, and
3.6.1.7 in the amount of$5,000,000.
3.6.2    If the Owner participates in the group property and casualty program referred to in paragraph 2.6C above (which program may change from time to time), with levels of insurance recommended by LCS, the Owner shall be deemed to be in compliance with paragraph 3.6.1. The Owner may obtain any additional insurance coverage that it deems advisable.
3.6.3    The Owner agrees that LCS shall be named as an additional insured on the Owner's commercial general liability, automobile liability, excess liability and medical malpractice liability policies. All policies shall be endorsed to provide that such insurance is primary to any insurance purchased directly by LCS, and is not excess or contributing insurance. The Owner shall provide LCS with complete copies of all applications, binders, policies and certificates of insurance upon receipt thereof by the Owner. If the Owner fails to obtain and maintain such insurance, LCS may request that the Owner participate in the group property and casualty program referred to in paragraph 2.6C above (which program may change from time to time), in which a substantial number of similar communities managed by LCS affiliates participate, and, if the Owner does not elect promptly to participate in such program, or fails to qualify for participation therein, then LCS may either (i) obtain comparable alternative insurance for its own benefit, and the cost thereof shall be a reimbursable expense pursuant to paragraph 5.2 or (ii) terminate this Agreement. If any insurance under this paragraph naming LCS as an additional insured is written on a "claims made" basis during the term of this Agreement, upon termination of this Agreement for any reason, the Owner shall provide certificates of insurance and continue to designate LCS as an additional insured on equivalent policies for a period of not less than five years for those claims occurring during the term of this Agreement.

3.6.4    In the event the Owner does not obtain the coverage as specified in 2.6C or 3.6.1, the Owner shall notify LCS of that fact no later than fourteen (14) days before the policy expiration date for any of the specific coverages.
3.7    Consultation Prior to Major Changes. The Owner may initiate certain changes in the scope, ownership or management of the Community. Such changes could include, but are not limited to, material matters such as expansion, assignment or transfer of the Community, filing for bankruptcy or receivership, alteration of the residency agreement or announcement of a new community. Before implementing a material change, LCS should be consulted not less than thirty(30) days before the contemplated change in order to inform the Owner of the effect of such changes on the operations of the Community.
3.8    Banking. The Owner shall maintain an account in the Owner's name at a federally insured bank, and shall designate the Director and an additional Director, if applicable, as signatories of accounts therein subject to such reasonable terms, limitations and conditions as may be imposed by the Owner. The Owner shall maintain sufficient funds on deposit at all times for payment on a timely basis of all operating expenses of the Community including, without limitation, all compensation and reimbursement obligations described in Article V.
3.9    Legal Services. The Owner shall retain the services of legal counsel, at the Owner's cost, to perform all legal services relating to the Community. LCS shall not perform or have the responsibility for the performance of legal services.
3.10    Taxes. The Owner agrees to pay any sales tax or similar charges which may be imposed on any payments required to be made by the Owner hereunder.
3.11    Tools and Materials. The Owner shall provide its employees with all necessary tools and materials to perform their work for the Owner,
3.12    Employee Benefit Plans. The Owner acknowledges that Community staff and employees, other than the Director, are the Owner's employees and not employees of LCS, and that LCS has no duty under this Agreement or otherwise to include the Owner's employees in any employee benefit plan of LCS.

IV.	Term and Termination.
4.1    Term. This Agreement shall commence on the Effective Date and will continue so long as LCS, or an affiliate of LCS, shall have a financial interest in the Owner, unless sooner terminated in accordance with the following terms.
4.2    Termination for Cause. Notwithstanding the foregoing, this Agreement may be terminated by either Party for cause if: (i) the other Party fails to properly perform its obligations under this Agreement; (ii) the Owner sells or no longer owns the Community; (iii) the other Party files or has a petition or complaint in receivership or bankruptcy filed against it which has not been dismissed within thirty (30) days of such filing, or makes a general assignment for the benefit of its creditors; or (iv) neither LCS nor any affiliate of LCS shall continue to have a direct or indirect ownership interest in the Community, and, in any of such events the terminating party gives written notice of termination (a "For Cause Termination Notice") in the manner hereinafter prescribed. If LCS elects to terminate this Agreement for failure by the Owner to pay any amount due LCS in a timely manner, or failure of the Owner to provide funds required to operate the Community on a timely basis pursuant to paragraph 3.8, or failure of the Owner to comply with the provisions regarding owner insurance as set forth in paragraph 3.6, LCS shall give the Owner a For Cause Termination Notice specifying the cause therefore, and such termination shall be effective ten (10) days after delivery, unless the stated cause for termination has been remedied by the Owner prior to that date to the satisfaction ofLCS. If a Party elects to terminate this Agreement for any other cause, such Party shall give the other Party a For Cause Termination Notice specifying the cause therefore, and such termination shall be effective sixty (60) days after delivery unless the stated cause for termination has been remedied by the other Party prior to that date to the satisfaction of the Owner and LCS. Notwithstanding the foregoing, Owner may terminate this Agreement for cause in the event LCS fails to deliver any of the materials contemplated by Section 2.3.1 in accordance with the terms thereof, provided that Owner shall give LCS a For Cause Termination Notice specifying such failure, and such termination shall be effective thirty (30) days after delivery unless such failure has been remedied by LCS prior to that date to the satisfaction of Owner.
4.3    Termination Without Cause. LCS or the Owner may terminate this Agreement at any time without cause by giving written notice (a "Without Cause Termination Notice"), to be effective at the end of the first month following the expiration of six (6) months after delivery of the Without Cause Termination Notice.
4.4    Termination For Breach of Exhibit A. Upon the Owner's knowledge that LCS has breached Exhibit A, the Owner may terminate this Agreement, provided however, the Owner shall give LCS thirty (30) days written notice and an opportunity to cure the breach. In the event LCS cures the breach to the satisfaction of the Owner within the thirty (30) day period, this Agreement shall not terminate. If LCS does not cure the breach within the thirty (30) day period, the Owner may terminate the entire Agreement, or if feasible, only those parts of this Agreement which require LCS to use or disclose Protected Health Information, as defined in Exhibit A. If the Owner determines that neither termination nor cure are feasible, the Owner will report LCS' violation of this Agreement to the Secretary of Health and Human Services. In the event this Agreement is terminated, all other agreements between the parties which require LCS to use or disclose Protected Health Information, shall also terminate.
4.5    Consequences of Termination. Upon any termination of this Agreement, the Owner shall pay to LCS an amount equal to: (i) the amount of earned but unpaid compensation of LCS and (ii) all costs and expenses otherwise reimbursable to LCS hereunder, in each case payable immediately, and neither Party shall have any further obligations to the other, except as provided in paragraphs 3.6, 4.6, 4,7, 6.2, 6.3 7.4, 7.8 and 7.9 and such other matters which by their express terms survive termination or expiration of this Agreement.
4.6    Records and Turn Over. Upon any termination of this Agreement, LCS shall turn over to the Owner any and all of the Owner's property, information, records and documents related to the Community in the possession of LCS and shall cooperate with the Owner to effectuate such turnover of the Community without undue disruption or loss to the Owner, and the Owner shall tum over to LCS any and all of LCS' property, information, records and documents in the possession of the Owner and shall cooperate with LCS to effectuate such turn over of the Community without undue burden to LCS.
4.7    Litigation Support. During the term of this Agreement and after termination or expiration of this Agreement, the Parties will cooperate in good faith in the defense or prosecution of any claims relating to the Community naming the Owner, the Community, LCS or LCS affiliates or employees as parties.

V.	Compensation and Reimbursement.
5.1    Compensation. The Owner shall pay to LCS (by electronic transfer of funds, if requested by LCS): (a) a monthly management fee ("Monthly Management Fee") in the amount set forth herein, payable monthly on the first day of each calendar month, commencing on the first day of the calendar month following the Effective Date, and (b) an application service provider fee (the "Application Service Provider Fee") payable as hereinafter provided.
5.1.1    Monthly Management Fee. The Monthly Management Fee shall be five percent (5%) of the total monthly gross operating revenue, provided however, that from and after the calendar month in any calendar year where the aggregate gross operating revenue for such calendar year exceeds Fifteen Million Dollars ($15,000,000), such Monthly Management fee shall be reduced to four percent (4%) of the total monthly gross operating revenue (i.e., once the Community achieves $15,000,000 of gross operating revenue in a calendar year, the Monthly Management Fee shall be reduced to 4% of monthly gross operating revenue for the remainder of such year, including the calendar month in which such figure is exceeded). The Monthly Management Fee billed and due the first of each month shall be calculated using the current month's budgeted gross operating revenue. Following each month there shall be a true-up adjustment of the Monthly Management Fee to reflect the actual gross operating revenue, with a resulting increase or decrease in fee in the next succeeding month. Approximately sixty (60) days after the Community year-end, there shall be a final annual true-up based on the annual audit of the Owner, with payment due fifteen (15) days thereafter.
5.1.2    Application Service Provider Fee. For the use of the LCS accounting, payroll and billing technology, the Owner shall pay to LCS an annual Application Service Provider fee in the amount of $8,000. The annual Application Service Provider fee shall be payable on the Effective Date and annually during each anniversary month thereafter. Data communications charges incurred by the Community and paid through LCS shall be reimbursed in accordance with paragraph 5.2.
5.2    Reimbursement. In the performance of its services for the Owner under this Agreement, LCS will incur certain identifiable expenses of a reimbursable nature. Except as otherwise provided in this Agreement, the Owner agrees to reimburse LCS (by electronic transfer of funds if requested by LCS) within fifteen (15) calendar days from receipt of an invoice itemizing such expenses as the net cost of reasonable transportation and living expenses for employees, officers and agents of LCS, its affiliates or outside consultants of LCS when traveling in connection with the Community, any long distance telephone charges, data communication charges, express delivery, copying, legal and other costs incurred by LCS as provided in paragraphs 3.6 or 6.2, together with all other Owner-approved, Community-related expenses incurred by LCS in connection with the performance of its services under this Agreement.

VI.	Subrogation, Responsibility and Dispute Resolution.
6.1    Insurance Subrogation. No indemnity shall be paid to the other Party under this Agreement where the claim, damage, liability, loss or expense incurred would have been covered by insurance proceeds if the incident was or was required to be insured against by such other Party for whose benefit such indemnity would run and such Party failed to maintain such insurance. The Owner and LCS shall exercise their commercially reasonable efforts to cause any insurance policies obtained by the Parties pursuant to this Agreement to have the effect of waiving any right of subrogation by the insurer of one Party against the other Party or its insurer. Each Party hereby releases the other from any claims to the extent covered by collected insurance proceeds obtained by the Parties pursuant to this Agreement.
6.2    Owner Responsibility. As the owner of the Community, the Owner is responsible for all costs, including, without limitation, taxes, damages, penalties and fines, of the Community. Therefore, the Owner shall defend, indemnify and hold LCS, its affiliates, members, managers, officers, directors, employees and agents, harmless from all such costs, taxes, damages, penalties and fines incurred by them in the defense of any claims relating to the Community or any action relating to the Community in which any of them is named as a party (including, without limitation, any action brought by any person or entity for tortious interference with any prior contract to which the Owner has been a party), including reasonable attorney fees, costs of investigation, court costs and other such expenses, unless and until there shall be a final and unappealable determination in an arbitration or court proceeding that such costs, taxes, damages, penalties or fines were caused by the willful misconduct or gross negligence of LCS, its affiliates, members, managers, officers, directors, employees or agents. LCS and the Owner shall promptly notify the other of any such claims made against either of them. All expenses incurred by LCS in the investigation or defense of any such claim or action shall be reimbursed to LCS as provided in paragraph 5.2. If it is determined, as provided above, that LCS, its affiliates, members, managers, officers, directors, employees or agents were responsible for the incurrence of costs, fines, damages, penalties or taxes by the Owner, then such amounts reimbursed to LCS under this paragraph 6.2 shall promptly be repaid by LCS to the Owner. This indemnification obligation shall survive (i) expiration or termination of this Agreement, and (ii) termination of the employment relationship between LCS and any Director, and is subject to the waiver of subrogation provisions of paragraph 6.1.
6.3    LCS Indemnification. Subject to the limitations set forth in paragraph 6.4 and Exhibit C, LCS shall indemnify the Owner for the amount of any costs, damages, penalties, taxes or fines incurred by the Owner to the extent determined to have been caused by the willful misconduct or gross negligence of LCS, its affiliates, members, managers, officers, directors, employees or agents, as provided in paragraph 6.2 and Exhibit C. This indemnification obligation shall survive expiration or termination of this Agreement, and is subject to the waiver of subrogation provisions of paragraph 6.1.

6.4    Dispute Resolution Procedures and Liability Limitation. Any disputes between LCS and the Owner shall be resolved in accordance with the Dispute Resolution Procedures and

Limitation of Monetary Damages as set forth in Exhibit C to the Agreement, which is hereby incorporated by reference herein. This paragraph 6.4 shall survive expiration or termination of this Agreement.

VII.	Miscellaneous.
7.1    Public Notices. Both Parties agree that they may represent to the public that the Community is being managed by LCS, and the Owner agrees that LCS will be identified, in an appropriate way, in the Community relations and occupancy development program materials as the manager of the Community.
7.2    Additional Action. The Owner and LCS will perform such further reasonable acts, including the execution of other agreements, documents or instruments necessary or useful to carry out the intent and spirit of this Agreement.
7.3    Approvals. Whenever in this Agreement the consent, approval or agreement of the Owner or LCS is required, it is agreed that it will not be unreasonably withheld.
7.4    Confidentiality. No provision of this Agreement shall be disclosed by the Owner or LCS to any person, firm or corporation without the prior written approval of the other Party, except that either Party may disclose any provision hereof without the consent of the other Party to the extent necessary to comply with any statute, governmental rule or regulation, subpoena or court order to which such Party may be subject. This paragraph 7.4 shall survive expiration or termination of this Agreement.
7.5    Conditions Beyond Control of Parties. Neither Party shall be held liable for a failure to comply with any of the terms of this Agreement when such failure has been caused solely by fire, energy shortage, labor dispute, strike, war, insurrection, terrorist acts, government restrictions, rules or regulations, force majeure or act of God beyond the control and without fault on the part of the Party involved, provided such Party uses due diligence to remedy such default which can be remedied.
7.6    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their successors and assigns. Notwithstanding the foregoing, neither Party shall, without prior written approval of the other Party, assign any of its rights or obligations under this Agreement, except (i) in the event of a merger or acquisition of a Party with, into or by another entity where the resulting or acquiring entity has a net worth at least equal to that of the assigning Party and assumes all of the assigning Party's obligations, and the provision of notice thereof to the other Party; or (ii) where the assignment is to an affiliate of the assigning Party. No assignment to an affiliate under (ii) above shall operate to release the assigning Party from any liability or responsibility hereunder without the express written consent of the other Party.
7.7    Entire Agreement. This Agreement and the Exhibits hereto set forth the entire Agreement between LCS and the Owner with respect to the subject matter hereof and thereof. Any change or modification of this Agreement is not legally binding unless it is in writing and signed by the parties hereto.

7.8    Reservation of Property Rights. In the course of providing services to the Owner under this Agreement, LCS and its affiliates will provide the Owner with certain valuable proprietary materials and information. LCS will also be exposed to confidential Community information. For the protection of their respective rights, LCS and the Owner agree as follows:
7.8.1    LCS agrees that the following information and intellectual property shall be the exclusive property of Owner: the website www.timberridgelcs.com, the names "Timber Ridge" and "Timber Ridge at Talus" and any related logos, any Community specific marketing materials or market studies, any lists of prospects or potential residents for the Community, and any trade secrets, methodologies, processes or materials of the Community specifically developed by Owner (collectively, "Owner Intellectual Property"). LCS agrees that all Owner Intellectual Property is work made for hire for Owner under the copyright laws of the United States. LCS hereby gives, transfers and assigns to Owner all right, title and interest in the Owner Intellectual Property not otherwise owned by Owner (as a work for hire or otherwise), and hereby assigns to Owner or waives any so-called "moral rights" in the Owner Intellectual Property, to the extent permitted by law. LCS shall be entitled to use the Owner Intellectual Property in support of the Community under this Agreement; provided however, that Owner's data may be used by LCS in its statistical and other databases during and, after the term of this Agreement. Owner shall have the right to retain physical and computer-based copies of any design and construction plans and specifications covering the Community as built and these copies may be transferred to any subsequent owners of the Community. Owner shall have no ownership interest in these design and construction plans and specifications and shall not have the right to use or share these design and construction plans and specifications for any reason other than repair, maintenance, modification and/or expansion of the Community.
7.8.2    In the course of providing services to Owner under this Agreement, LCS and its affiliates will provide Owner with certain valuable proprietary materials and information ("LCS Intellectual Property"), provided however, that in no event shall any Owner Intellectual Property constitute LCS Intellectual Property. Subject to the foregoing, the LCS Intellectual Property includes but is not limited to design and construction plans and specifications, trade names, trademarks, documents, forms, occupancy development material, LCS software used, licensed and/or developed by LCS that may be resident on computers at Owner's facility or at LCS's offices, LCS's reference library of manuals, policies and procedures provided by LCS to Owner, and all other information, materials, processes, methodologies, trade secrets or other intellectual property of LCS and its affiliates which existed prior to this Agreement, or which may be created, discovered, developed, or derived by LCS or its affiliates during the term of this Agreement. Ownership of the LCS Intellectual Property shall reside solely in LCS or its affiliates, and except for the limited license to use such information and materials under the terms and conditions of this Agreement, Owner shall have no rights in, shall make no claim of rights in, or take any position adverse to the interests of LCS and its affiliates in LCS Intellectual Property. No LCS Intellectual Property shall be deemed or treated as a "work for hire" or "work made for hire" or any other similar concept.

7.8.3    LCS grants Owner a limited, transferrable and royalty-free license to use LCS Intellectual Property in connection with the Community in order to operate the Community for the term of this Agreement and for the six (6) months following its expiration or termination.
7.8.4    LCS specifically reserves solely unto itself all rights and uses of every kind and nature whatsoever in and to the LCS Intellectual Property, whether now or hereafter known or in existence, including the sole right to exercise and to authorize others to exercise the same at any and all times and places without limitation.
7.8.5    The Owner shall hold in strict confidence all non-public LCS Intellectual Property. LCS shall hold in strict confidence all non-public Owner Intellectual Property (for the avoidance of doubt, confidential information improperly disclosed by a party shall not be deemed public information). The Owner and LCS will use confidential and proprietary information only to carry out the purposes of this Agreement and shall disclose such confidential or proprietary information only to its employees having a justifiable "need to know" with respect to such purposes. Neither the Owner nor LCS will reproduce confidential or proprietary information unless essential to carry out the purposes of this Agreement. Except as set forth above, upon the expiration or termination of this Agreement, LCS Intellectual Property and Owner Intellectual Prope1iy shall be immediately returned to the other party. LCS and Owner shall be entitled to enforce their respective rights by specific performance and injunctive relief and the parties specifically agree thereto. These rights shall survive the expiration termination of this Agreement.
7.8.6    The Owner shall obtain, at the Owner's expense, all necessary licenses relating to copyrights required to play and/or perform music in the Community. This specifically includes an obligation to obtain licenses from SESAC, Broadcast Music, Inc. (BMI) and the American Society of Composers, Authors and Publishers (ASCAP) for the right to play and/or perform music in the Community. In the event that the Owner fails to secure these licenses, the Owner shall indemnify, defend and hold LCS harmless against any claim of copyright infringement relating to the use of music in the Community.
7.8.7    This paragraph 7.8 shall survive expiration or termination of this Agreement.
7.9    LCS Employees. Without the prior written consent of LCS, the Owner will not, directly or indirectly, interfere with the employment relationship between LCS or any affiliate of LCS and the Director or Directors, and for a period of three (3) years following termination or expiration of this Agreement, the Owner will not employ or engage any person who was an employee of LCS or an affiliate of LCS assigned to the Community at any time during the last twelve (12) months of the term of this Agreement.
7.10    Interest. Any sums due but unpaid hereunder shall bear interest at a rate equal to two percent (2%) per annum plus the reference rate as announced from time to time and charged by Wells Fargo Bank Iowa, N.A. to its most credit worthy customers (generally referred to as prime rate of interest), from the due date until paid.

7.11    Notices. Any notices, requests, demands, claims or other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient; (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) one (1) business day after being sent to the recipient by electronic mail; or (iv) five
(5) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as follows:

7.1 I.I
if addressed to LCS:

Capital Square
400 Locust Street, Suite 820
Des Moines, IA 50309-2334 Attention: Diane Bridgewater
Email:bridgewaterdiane@LCSnet.com

with a copy to:

Davis Brown Law Firm 215 10th Street, Ste. 1300 Des Moines, IA 50309 Attention: Frank J. Carroll
Email: frankcarroll@davisbrownlaw.com
7.11.2

 if addressed to the Owner:
LCS -    Westminster Partnership III LLP
400 Locust Street, Suite 820
Des Moines, IA 50309-2334
Attention: Diane Bridgewater
Email: bridgewaterdiane@LCSnet.corn

with a copy to:

Westminster Capital
270 East Westminster Road, Suite 300 Lake Forest, IL 60045-1839
Attention: Robert T.E. Lansing
Email: rlansing@WestrninsterCapitalLLC.corn

or as to any Party, at such other address as such Party may specify to the other Party in a notice given in compliance with this paragraph 7.11.

7.12    Separability. In case any one or more of the provisions hereof is determined to be invalid, illegal or unenforceable in any respect, the validity of the remaining provisions will in no way be affected, prejudiced or disturbed thereby. In the event that any article, paragraph or provision of this Agreement is deemed to be unenforceable for any reason, then such article, paragraph or provision shall be rewritten and enforced to give it the effect most closely comporting with the language and intent of the original article, paragraph or provision that is permitted.

7.13    Governing Law. This Agreement and its interpretation, validity and performance shall be governed by the laws of the State of Iowa.

7.14    Captions. The captions contained in this Agreement are solely for the purpose of easy location of subject matters, and shall not be construed to affect or limit the terms of the Agreement.

7.15    Organization and Authority. The Owner represents to LCS that the Owner is a limited liability partnership organized under the laws of the State of Iowa and that the person or persons signing this Agreement on behalf of the Owner have been duly authorized to do so by the Owner's governing body. LCS represents to the Owner that LCS is a limited liability company organized under the laws of Iowa and that the person or persons signing this Agreement on behalf of the LCS have been duly authorized to do so by LCS's governing body.

7.16    Legal Sanctions Imposed by Federal and State Health Care Programs. The Owner represents that neither it, nor any of its officers, directors, employees or agents, have ever been subjected to legal sanctions imposed by Medicare, Medicaid or any other federal agency or program. The Owner also represents that neither it, nor any of its officers, directors, employees or agents have been the subject of health care related criminal fines or restitution orders and that there are no health care related civil or criminal judgments pending against them, nor are there any judgments pending against them under the False Claims Act. If any of these instances should occur, the Owner will notify LCS immediately. The Parties hereto agree that none of the terms of the Agreement are based in whole or in part upon the procurement of referrals to or from any other Party or affiliated party. The Parties agree to keep confidential all terms and provisions of the Agreement, except as otherwise required by law.

7.17    Representations. LCS and the Owner represent that they are m material compliance with applicable federal, state, and local laws, rules, and regulations.

7.18    Corporate Compliance Program. The Owner acknowledges that LCS has created a Corporate Compliance Program to effect compliance with laws, regulations and guidelines applicable to federal and state health care programs. The Owner has received the LCS Code of Conduct contained in Exhibit A, Business Associate Agreement, to this Agreement (See Attachment 1 attached) related to LCS' Corporate Compliance Program. An Acknowledgement

(See Attachment 2 attached) has been signed by the Owner stating that it has read the LCS Code of Conduct.

7.19    Compliance with Laws and Regulations. Notwithstanding anything to the contrary in this Agreement, in the event any Party to this Agreement, in consultation with counsel, develops a good faith concern that continuance of this Agreement or any activity of the other Party is in violation of any applicable federal, state or local law or any regulation, order or policy issued under any such law, such Party shall immediately notify the other Party in writing of such concern and the specific activities giving rise to such concern and the reasons therefore. If an agreement on a method for resolving such concern is not reached within ten (10) days of such written notice, the activities described in the notice will cease or be appropriately altered until the concern is resolved. If the Parties cannot agree on a method of resolving the concern within thirty (30) days, this Agreement shall immediately terminate.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the duly authorized parties hereto have executed and delivered this Agreement on the day and year first above written.

LCS WESTMINSTER PARTNERSHIP III LLP				LIFE CARE SERVICES LLC

By:	LCS TIMBER RIDGE LLC			By:	/s/ Joel D. Nelson
Its:	Managing Partner			Name:	Joel D. Nelson
	By:	/s/ Joel D. Nelson		Title:	President and COO
	Name:	Joel D. Nelson
	Title:	President and COO

By:	WESTMINSTER-LCS III LLC
Its:	Partner
	By:	Westminster Fund V LP
	Its:	Member
		By:	Westminster Advisors V LLC
		Its:	General Partner

		By:	/s/Robert T. E. Lansing
		Name:	Robert T. E. Lansing
		Title:	Manager

	By:	Westminster Fund VI LP
	Its:	Member
		By:	Westminster Advisors V LLC
		Its:	General Partner

		By:	/s/Robert T. E. Lansing
		Name:	Robert T. E. Lansing
		Title:	Manager

EXHIBIT A

BUSINESS ASSOCIATE AGREEMENT

THIS    BUSINESS    ASSOCIATE    AND    COMPLIANCE    AGREEMENT    (this
"Agreement") is hereby incorporated into the Amended and Restated Management Agreement between LCS-Westminster Partnership III LLP, an Iowa limited liability partnership (the "Owner"), and Life Care Services LLC, d/b/a Life Care Services, an Iowa limited liability company (hereinafter referred to as "Business Associate"), dated the 10th day of February, 2015 (together with this and all other incorporated exhibits, schedules and attachments, the "Management Agreement").

PURPOSE

The Owner owns and operates a senior living community commonly known as Timber Ridge at Talus located in Issaquah, Washington (the "Community"). The purpose of this Agreement is to satisfy certain obligations of the Owner and Business Associate under the Health Insurance Portability and Accountability Act of 1996, ("HIPAA"), Health Information Technology for Economic and Clinical Health Act of 2009 ("HITECH") and their implementing regulations to ensure the integrity and confidentiality of Protected Health Information. Business Associate provides management services ("Services") to the Owner pursuant to the Management Agreement. To enable Business Associate to provide Services to the Owner, the Owner will disclose protected health information to Business Associate. The Parties desire to be in compliance with applicable federal, states and local laws, rules and regulations.

1.Definitions. The following terms used herein have the following meanings. Capitalized terms not defined herein shall have the meaning ascribed to them in the underlying Management Agreement.

"Individually Identifiable Health Information" means any information which either identifies a resident or may be used to identify a resident and which relates to any of the following: (a) the past, present or future physical or mental health condition of a resident; (b) the provision of health care to a resident; or (c) the past, present or future payment for the provision of health care to a resident.

"Protected Health Information" means any Individually Identifiable Health Information which relates to a Community resident, kept or maintained in any form or medium, limited to the information created or received by Business Associate from or on behalf of the Owner.

2.	Permitted Uses and Disclosure. Business Associate may utilize Protected
Health information as follows:

a)	As necessary for Business Associate to perform the Services for the
Owner;

b)     As necessary for Business Associate's proper management    of theCommunity; and
c)    As required by law.

Business Associate agrees that all uses and disclosures of Protected Health Information pursuant to this Agreement will be in accordance with applicable federal, state or local law and that it will not use or disclose any Protected Health Information in violation of the HIPAA and HITECH. Business Associate further agrees that in all instances where the use or disclosure of Protected Health Information is necessary, Business Associate will use its reasonable efforts to use or disclose only the minimum amount necessary to achieve the intended purpose for such use or disclosure. Business Associate also agrees that if at all possible, it will de-identify all Protected Health Information prior to its use or disclosure.

3.Disclosure to Third Parties. Business Associate will not disclose Protected Health Information to any third party except as follows:

a)    To the resident who is the subject of the Protected Health Information;

b)    To an agent or subcontractor of Business Associate ("Related Third Party") but only to the extent necessary for the provision of Services to the Owner, provided that the Related Third Party enters into an agreement with Business Associate in which the Related Third Party agrees to be bound by the same restrictions, terms or conditions that apply to Business Associate under this Agreement and in the attached Information Security Policies (see Attachment 3); or

c)    To any other third party who requests Protected Health Information only if such disclosure is required by law or for the purpose of facilitating the provision of the Services or other obligations under the Management Agreement and this Agreement and requestor provides Business Associate with reasonable assurances that Protected Health Information will be kept confidential pursuant to the terms of this Agreement and the attached Information Security Policies (see Attachment 3) and agrees to immediately notify Business Associate of any breach of confidentiality.

Business Associate will immediately notify the Owner of any request it receives for Protected Health Information other than as set forth above. If a resident requests Protected Health Information from a Business Associate employee or Related Third Party who is providing Services, the information shall not be released until the Owner is notified. In the event the Owner objects, Business Associate shall not release the information and shall refer the requestor to the Owner for further information.

4.Reporting Uses and Disclosures. Business Associate shall report to the Owner any use or disclosure of Protected Health Information not authorized by this Agreement of which Business Associate becomes aware, including any security incident. Business Associate shall immediately notify the Owner upon discovering any breach of Protected Health Information. A "breach" for purposes of this Agreement shall be defined as the acquisition, access, use, or disclosure of Protected Health Information in a manner not permitted by this Agreement. Business Associate shall be deemed to have discovered the breach on the date any member of

Business Associate' s workforce or any agent or subcontractor of Business Associate (other than the individual who committed the breach) is aware that a breach occurred, or through exercising reasonable diligence would have known that a breach occurred. A written report of the breach shall include: (i) identifying the nature of the non-permitted or violating use or disclosure; (ii) identifying the Protected Health Information used or disclosed; (iii) identifying who received the non-permitted or violating use or disclosure; (iv) identifying what corrective action Business Associate took or will take to prevent further non-permitted or violating uses or disclosures; and
(v) identifying what Business Associate did or will do to mitigate harm to the resident and to protect against any further breaches. Business Associate shall fully cooperate with the Owner in its investigation of any breach of Protected Health Information. Business Associate shall notify its workforce and any agents or subcontractors with access to Protected Health Information of Business Associate's obligation to immediately notify the Owner of a breach.

5.Adequate Safeguards. Business Associate shall use appropriate safeguards to ensure Protected Health Information is not accessed by individuals within or outside of its organization who do not require access to Protected Health Information. Such safeguards shall include administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of Protected Health Information including electronic Protected Health Information that Business Associate creates, receives, maintains, or transmits on behalf of the Owner. Business Associate shall ensure that any agents or subcontractors to whom it provides electronic Protected Health Information agree to the terms of this paragraph 5. Any determination by the Owner that Business Associate has violated this paragraph shall be cause for termination.
6.Access to Information. Business Associate shall provide the Owner with access to Protected Health Information upon the request of the Owner and in the time and manner reasonably designated by the Owner. Business Associate shall also provide reasonable access to Protected Health Information to other individuals as designated by the Owner.

7.Amendment of Protected Health Information. Upon the receipt by either the Owner or Business Associate of a request from a resident to amend his or her Protected Health Information, Business Associate shall provide that Protected Health Information to the Owner for a determination of whether such Protected Health Information shall be amended. If the Owner determines that the Protected Health Information should be amended, Business Associate shall incorporate any such amendments in its Protected Health Information.
8.Documentation of Disclosures. Owner and Business Associate will document disclosures of Protected Health Information as required by HIPAA and HITECH. The parties acknowledge Owner's obligations under this Section 8 regarding Protected Health Information of current and former residents of the Community are part of the day to day operations of the Community that are being managed by Business Associate pursuant to the Management Agreement

9.Record-keeping Requirements. Business Associate agrees to maintain an appropriate recordkeeping process to enable it to comply with the requirements of this Agreement, including, but not limited to, the retention of all Protected Health Information for a period of ten (10) years unless the Management Agreement is earlier terminated and Business

Associate returns all Protected Health Information to the Owner.

10.Mitigation. Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or disclosure of Protected Health Information by Business Associate in violation of the provisions of this Agreement. Business Associate shall cooperate with the Owner in the investigation and resolution of any use or disclosure of Protected Health Information which violates the terms of this Agreement or, where applicable, the terms of the attached Information Security Policies (see Attachment 3).

11.Availability of Books and Records. Business Associate hereby agrees to make its internal practices, books, records, policies, and procedures relating to the use and disclosure of Protected Health Information received from, or created or received by Business Associate on behalf of the Owner available to the Owner, its designee, the Secretary of Health and Human Services or other governing agency or entity for the purpose of determining compliance with HIPAA and HITECH.

12.Return or Destruction of Information. Upon termination of the Management Agreement, Business Associate shall return or destroy all Protected Health Information received from the Owner or created from such information or information received by others while providing Services to the Owner. Destruction shall include destruction of all copies, including backup tapes and other electronic backup medium. In the event Business Associate determines that the return or destruction of the information is not feasible Business Associate shall continue to hold all information in a confidential manner in conformance with all applicable laws.

13.Representations. Business Associate and the Owner represent that they are in material compliance with applicable federal, state, and local laws, rules, and regulations.

14.Corporate Compliance Program. The Owner acknowledges that Business Associate has created a Corporate Compliance Program to effect compliance with laws, regulations, and guidelines applicable to federal and state health care programs. The Owner has received the Business Associate's Code of Conduct (See Attachment 1 which is incorporated herein by this reference and made a part of this Agreement) related to Business Associate's Corporate Compliance Program. Acknowledgement of the Business Associate' s Code of Conduct (See Attachment 2 incorporated herein by reference and made a part of this Agreement) has been signed by the Owner stating that it has read Business Associate's Code of Conduct, agrees to abide by the principles and standards of the Code of Conduct, and acknowledges that it has no knowledge of any transaction or event that appears to violate Business Associate's Code of Conduct and that it will report any violations or suspected violations of Business Associate's Code of Conduct as provided therein. Business Associate hereby represents, warrants, and covenants that it agrees to abide by the principles and standards of the Code of Conduct, and acknowledges that it has no knowledge of any transaction or event that appears to violate Business Associate's Code of Conduct and that it will report any violations or suspected violations of the Business Associate's Code of Conduct as provided therein.

15.Legal Sanctions Imposed by Federal and State Health Care Programs. The Owner represents that neither it, nor any of its officers, directors, employees or agents, have ever been subjected to legal sanctions imposed by Medicare, Medicaid or any other federal agency or program. The Owner also represents that neither it, nor any of its officers, directors, employees or agents have been the subject of health care related criminal fines or restitution orders and that there are no health care related civil or criminal judgments pending against it or them, nor are there any judgments pending against them under the False Claims Act. If any of these instances should occur, the Owner will notify Business Associate immediately. The Parties hereto agree that none of the terms of the Management Agreement are based in whole or in part upon the procurement of referrals to or from any other party or affiliated party. Both Parties also agree to keep confidential all terms and provisions of the Management Agreement, except as otherwise required by law.

16.Termination For Breach of This Agreement. Upon the Owner's knowledge that Business Associate has breached this Agreement, the Owner may terminate the Management Agreement, provided however, the Owner shall give Business Associate thirty (30) days written notice and an opportunity to cure a breach of this Agreement. In the event Business Associate cures the breach to the satisfaction of the Owner within the thirty (30) day period, neither the Management Agreement nor this Agreement shall terminate. If Business Associate does not cure the breach within the thirty (30) day period, the Owner may terminate the entire Management Agreement, or if feasible, only those parts of the Management Agreement which permit Business Associate to use or disclose Protected Health Information, as defined in this Agreement. In the event the Management Agreement is terminated, all other agreements between the Parties which permit Business Associate to use or disclose Protected Health Information, shall also terminate.

17.Notices. All notices pursuant to this Agreement must be given in writing and shall be effective when received if hand-delivered or upon dispatch if sent by reputable overnight delivery service, facsimile, or U.S. Mail to the appropriate address or facsimile number as set forth in the Management Agreement.

18.Miscellaneous. In the event that any provision of this Agreement violates any applicable statute, ordinance, or rule of law in any jurisdiction that governs this Agreement such provision shall be ineffective to the extent of such violation without invalidating any other provision of this Agreement. This Agreement shall not be amended, altered, or modified except by written agreement signed by the Owner and Business Associate. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving Party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision. All references herein to specific statutes, codes or regulations shall be deemed to be references to those statutes, codes, or regulations as may be amended from time to time.

19.Survival of Obligations. The duties and obligations under this Agreement will survive the expiration or termination of this Management Agreement.
20.Agreement Governs. In the event of any conflict between the Management Agreement and this Agreement, the provisions of this Agreement shall govern.

Attachments:

Attachment 1 - Code of Conduct

Attachment 2 - Code of Conduct Acknowledgment Attachment 3- Information Security Policies

ATTACHMENT 1 TO
BUSINESS ASSOCIATE AGREEMENT LCS CODE OF CONDUCT
CORPORATE STATEMENT OF PRINCIPLES THAT GUIDE OPERATIONS

LCS Principles
•We Serve the Customer, First and Foremost
•We Deal Honestly and Fairly, with Integrity and Openness

•	We Maintain a Long-Term Perspective

•	We are Diligent and Persevering

•	We are Interconnected and Interdependent

LCS is committed to managing and delivering quality health care services to seniors while upholding legal and ethical principles governing a responsible and caring workplace. LCS will comply with laws, regulations and guidelines applicable to federal health care programs. LCS strives to conduct its business consistent with the highest ethical standards and strives to prevent fraud and abuse.

In order to maintain these standards, LCS works with its employees to educate them regarding its standards. LCS expects its employees to obey all applicable laws and regulations and to conduct themselves so as to avoid conflicts of interest.

The laws and regulations governing the operation of health care businesses have become exceedingly complicated and complex. To ensure the provision of quality health care in compliance with these laws and regulations, LCS has developed a compliance program. A few of these laws are listed in the paragraphs that follow. This Code of Conduct and the Corporate Compliance Manual are an integral part of the LCS compliance program. They apply to all relationships between LCS and other health care providers, including physicians and vendors of goods and services.

The Corporate Compliance Manual sets forth LCS' standards, policies and procedures regarding compliance with the applicable laws and regulations relating to financial relationships among health care providers or other potential sources of business referrals. It is designed to ensure that LCS' business and billing practices comply with applicable laws and regulations.

Code of Conduct
It is LCS' policy to adhere to the following:

•We must maintain the highest standards of integrity and objectivity in dealing with vendors and service providers.
•Weare prohibited from accepting or giving gifts beyond the common business courtesies.

•	We shall never offer or accept gifts from a government employee.

•Under no circumstances will we accept or give kickbacks when obtaining or awarding contracts, services, referrals, goods or business.
•We must perform our duties to the best of our abilities while obeying all laws, regulations, policies, and procedures which apply to our workplace.
•We must fully comply with laws, regulations and guidelines applicable to the federal health care programs.

Improper Payments
Employees shall not engage, either directly or indirectly, in any corrupt business practice, including bribery, kickbacks or payoffs, intended to induce, influence, or reward favorable decisions of any customer, contractor or vendor, or any other person in a position to benefit LCS or the employee in any way. No employee shall make or offer to make any payment or provide any other item of value to another person with the understanding or intention that such payment is to be used for an unlawful or improper purpose.

Business Entertainment and Gifts
Employees may provide and accept ordinary and reasonable business entertainment and gifts of nominal value (e.g., tickets to sporting events or concerts, meals and similar gift items), provided that such entertainment and gifts do not violate the laws of the locale in which the business is transacted and are not given for the purpose of influencing the business behavior of the recipient. In any event, such ordinary and reasonable entertainment and gifts may be given only with the prior approval of the President, Executive Vice President, or a Senior Vice President. Cash gifts to physicians or other referral sources are prohibited. Non-cash gifts to or from referral sources that exceed reasonable personal entertainment or have a value exceeding $100 each, or total more than $250 in a calendar year are prohibited. Gifts exceeding this policy may be made to or from customers or other persons subject to the President, Executive Vice President or a Senior Vice Presidents' written approval.

Confidential Information, Proprietary Information, and Intellectual Property
All employees are prohibited from the unauthorized use or disclosure of any of the trade secrets, confidential information, intellectual property, or other proprietary information and materials owned by or provided to LCS. This includes, but is not limited to, the processes, designs, formulas, inventions, computer programs, know-how, technical information, patents, trademarks, service marks, copyrights, financial information, product developments, research data, strategic information, marketing strategies and plans, business acquisition and divestiture plans, internal pricing information, costs and margin information, private contracts, customer analysis, and customer lists belonging to LCS. It also includes information that vendors or customers have entrusted to us with an expectation that it will be maintained in confidence. All confidential information, proprietary information, or intellectual property invented, created, written, developed, conceived or produced by employees during their employment that is within the scope of LCS' actual or anticipated business operations, is the exclusive property of LCS. The obligation to preserve confidential information, proprietary information, and intellectual property continues after employment with LCS ends.

Conflict of Interest
If an employee or a member of an employee's immediate family has a financial interest of 5% or greater or a·personal interest with LCS customers, vendors and competitors, as defined in the employee handbook, the employee shall disclose the nature and extent of such relationship to the Corporate Compliance Officer.

Compliance Reporting
Employees have a duty to report any activity or occurrence which employees believe may violate the provisions of LCS' Code of Conduct. Reporting shall be done promptly through a report to the Corporate Compliance Officer or designee. Reporting may be done anonymously. The identity of the reporting person will not be disclosed unless required by a federal agency. The Corporate Compliance Officer will provide an annual report to the Board of Managers.

Training
Employees shall participate in scheduled training regarding LCS' Compliance Program which will include applicable state and federal laws, regulations and guidelines applicable to federal health care programs.

Compliance
LCS is committed to assuring that its business is managed in a fiscally sound basis in accordance with all applicable state and federal laws and regulations, including ensuring appropriate billing codes are utilized for all third party reimbursement.

Safeguards
LCS is committed to maintaining reasonable and appropriate safeguards to ensure confidentiality and privacy of resident health information. Employees shall not disclose medical or personal information except in accordance with LCS' applicable policies and procedures.

Federal Laws
The False Claims Act is a federal law that prohibits knowingly providing false or misleading claims for payment to a federal health care program. Examples of false or fraudulent claims include: claims for items not provided or not provided as claimed; claims for services that are not medically necessary; and claims when there has been a failure of care.

The Anti-Kickback Statute is a federal law which prohibits any person from knowingly and willfully offering or receiving kickbacks, bribes or rebates, directly or indirectly, in return for a referral for items or services covered by federal health care programs. This federal law is broadly interpreted to include anything of value given or received in exchange for business reimbursed by the federal health care programs such as Medicare and Medicaid.

The Health Insurance Portability and Accountability Act, commonly referred to as HIPAA, is a federal law which, places requirements on health care providers who transmit health information electronically. A health care provider is any entity which receives payment for providing health care services and supplies. HIPAA imposes civil and criminal penalties on a person who knowingly obtains or discloses individually identifiable health information under certain circumstances. Health care providers are required to maintain reasonable and appropriate administrative and physical safeguards to ensure the integrity and confidentiality of such information and to protect against any reasonably anticipated threats or hazards to the security of the information and unauthorized uses or disclosures of the information.

The Stark Physician Self-Referral Statute is a federal law which prohibits a physician from making a referral to an entity with which the physician or any member of the physician's immediate family has a financial relationship, if the referral is for the furnishing of designated health services.

ATTACHMENT 2

ACKNOWLEDGMENT

A copy of the Code of Conduct of Life Care Services LLC, d/b/a Life Care Services, an Iowa limited liability company ("LCS"), has been received and reviewed by the Owner. It is understood, acknowledged, and agreed by the Owner to abide by the LCS Code of Conduct as an LCS managed community. As an LCS-managed community we have had the opportunity to ask questions and discuss any aspects of the LCS Code of Conduct with LCS' Corporate Compliance Officer or an LCS Corporate Compliance member, and will forward an original signed copy of this Acknowledgment to the LCS Corporate Compliance Officer.
Except as stated on the attached document, as of this date we have no knowledge of any transactions or events that appear to violate the LCS Code of Conduct. We, as an LCS-managed community, acknowledge our affirmative obligation to adhere to the principles and standards of the LCS Code of Conduct and to report any violations or suspected violation of the LCS Code of Conduct to LCS on the LCS Compliance hotline or in writing to the LCS Corporate Compliance Officer.

Signature of the Owner

Print Name

Date

ATTACHMENT 3 TO
BUSINESS ASSOCIATE AGREEMENT INFORMATION SECURITY POLICIES

1.	Access

a.
Individuals. Business Associate will limit access to Protected Health Information (PHI), and to equipment, systems, networks, applications and media which contain, transmit, process or store PHI, to those employees of Business Associate who need to access the PHI for the purpose of performing Business Associate's obligations to the Owner and the Community.

b.
Physical Access. All PHI and the corresponding equipment, systems and media used to process or store PHI, must be kept in a secured facility or secured area. Physical controls (locks, keypads, etc.) must exist to control access. Only employees or agents of the Business Associate with legitimate business need may have access to the secured facility or area.

c.
Electronic Access. Unique user identification (User ID) and authentication is required for all systems that maintain or access PHI. Users will be held accountable for all actions performed on the system with their User ID. At least one of the following authentication methods must be implemented:

1. Strictly controlled passwords
11. Biometric identification
111. Unique token or card key

In the case the authentication is through individual passwords, the following password policies must be in place:

•	Required passwords must be a minimum of six characters with a reasonable level of password complexity (mixture of capital letters, numbers and/or symbols).

•	Passwords must never be shared with another individual, unless the person is a designated security manager.

•	Account lockouts for multiple attempts to access an account with an invalid password must exist.

•	Password changes must be required at least every 90 days where technically feasible.

•	A password history must be maintained to disallow re-use where technically feasible.

•	User accounts must be periodically reviewed and inactivated when access is no longer required.

•	Timeouts and/or automatic logoffs for inactivity must be in place for all systems that permit access to PHI.

2.	Portable Devices or Media

a.
Passwords or PINs must be in place to secure access to a portable device. Portable devices include, but are not limited to, laptops, notebook and tablet computers, smart phones, PDA's and portable storage devices.

b.	PHI must never be stored on portable devices unless encrypted.

c.	PHI may be stored on portable storage devices for the purposes of maintaining backup copies provided the storage devices are subject to the physical access requirements noted above.

3.	Transmission and Printing of Protected Health Information

a.	Electronic PHI may only be transmitted via encrypted and authenticated channels such as VPN (virtual private network), encrypted FTP, SSL, or HTTPS.

b.	Wireless transmission must be secured by encryption and authentication.

c.	Access via the Internet or any other remote access must be controlled via secured technologies including authentication and encryption. Acceptable technologies include firewalls and VPN services.

d.	PHI must not be downloaded, copied or printed indiscriminately or left unattended and open to compromise.

4.	Disposal of Protected Health information

a.	At times, Business Associate will be required to destroy files or media containing PHI. If so, the following must be observed:
1. Magnetic media such as tapes, hard drives and diskettes must be purged of all information such that the data is no longer reasonably retrievable. Overwriting is an acceptable method.
11. Non-magnetic media such as hard copies, CD's or DVD's must be physically destroyed such that the data is no longer reasonably retrievable.

5.	System Controls

a.	Anti-virus protection must exist on systems or networks that store, process, access, or transmit PHI. Periodic scans and up-to-date virus definitions are required.

b.	Operating system service packs and security patches must be applied to systems or networks which store, process, access or transmit PHI as soon as practical after they are released.

6.	Education and Audit

a.	All personnel who have access to PHI must receive instruction regarding security awareness and proper security practices.

b.	Business Associate must have a process in place for employees to report instances of non compliance with the terms of this security policy.

c.	Security relevant activity must be logged and reviewed on a periodic basis.

d.	Business Associate must review activity logs, investigate and resolve incidents where unauthorized access and attempts are identified.

A-13

EXHIBIT B
Services that are available to the Owner at an additional cost include:

1.
Providing corporate resource team functional specialists (food service, community life services, environmental services, plant operations and residential health services) for specific short-term assignments.

2.	Conducting independent customer satisfaction surveys.

3.	Serving as marketing, financial and/or development consultant for expansions, additions, and refurbishments.

4.	Evaluating the feasibility of and/or managing a home health agency to be owned by the Owner.

5.	Performing market research such as market feasibility studies, market surveys, focus groups or pricing analyses.

6.	Providing applications for Certificate of Need/Determination of Need and Hill Burton.

7.	Providing design recommendations for the kitchen.

8.	Providing consulting nurse services.

9.	Supporting Local Area Network (LAN) services such as network and mail servers and systems, local network infrastructure, PC, laptop, printer, or other community local asset acquisition and support.

The following services are arranged by LCS with third party providers:

1.	HealthMEDX Clinical and EMR (Electronic Medical Records) System

2.	Data communications circuits, generally a Metro Ethernet or similar capability

3.	Meals Accounting System or other point of sale system

4.	CPS - Group Purchasing activities

5.	Care South - Health at Horne services

6.	Insurance - LCS Advantage Ins. Program and Hexagon

7.	KRONOS - time keeping

8.	Milliman- actuarial studies

9.	LCS - Technology Support

10.	Provision of website and development history

B-1

EXHIBIT C
DISPUTE RESOLUTION PROCEDURES AND
LIMITATION OF MONETARY DAMAGES

The terms of this Exhibit C are hereby incorporated in and made a part of the Amended and Restated Management Agreement dated as of February 10, 2015 by and between LCS-Westminster Partnership III LLP, an Iowa limited liability partnership (the "Owner"), and Life Care Services LLC, d/b/a Life Care Services, an Iowa limited liability company ("LCS").

1.Good Faith Discussion Required. The Parties desire to avoid and settle without litigation all future disputes between them, contractual, statutory or otherwise, arising out of all agreements between them, their interpretation, or the refusal to perform the whole or any part of any such agreement (a "Dispute"). Accordingly, the Parties agree to engage in good faith discussions to resolve any Dispute. If they are unable to resolve a Dispute by negotiation, then either the Owner or LCS has the right to require that the Dispute, except as otherwise provided in section 7.8.4 of the Management Agreement, be decided by arbitration.
2.Party Appointed Arbitrators - Qualifications. Either Party may, by written notice to the other, appoint an arbitrator who shall be an independent attorney with no prior legal representation of the appointing party. The written notice shall specify the hourly rate upon which the fees of the arbitrator will be based. The other Party shall, by written notice, within ten
(10) days after the receipt of such notice by the first Party, appoint a second arbitrator who shall be an independent attorney with no prior legal representation of such party. In default of a timely appointment of the second arbitrator, the first arbitrator appointed shall be the sole arbitrator and shall have the authority hereinafter provided to the chair of the panel when there are three arbitrators.

3.Arbitrators' Appointment of Third Arbitrator. When two arbitrators have been appointed as provided above, they shall, if possible, agree on a third arbitrator and shall appoint such third arbitrator by written notice signed by both of them and a copy mailed to each Party to this Agreement within ten (10) days after appointment of the second arbitrator. The third arbitrator shall serve as the chair of the panel. All arbitrators, including the Party-appointed arbitrators, shall serve in a neutral capacity and shall prior to the hearing, provide or take a written undertaking or oath of impartiality.

4.Third Party Appointment of Third Arbitrator - Qualifications. If more than ten (10) days elapse after the appointment of the second arbitrator without notice of the appointment of the third arbitrator as provided for above, then either Party may request appointment of an arbitrator chosen by the American Arbitration Association, and the arbitrator so chosen shall be the third arbitrator for purposes of this Section.

5.The Hearing. On the appointment of the three arbitrators as provided for above, such arbitrators shall hold an arbitration hearing within one hundred (100) miles of the Community, within ninety (90) days after the last of such appointments. At the hearing, the rules of evidence generally applicable in an administrative proceeding, including the rules relating to

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attorney/client privilege, shall apply, and the technical rules of evidence applicable to court proceedings shall not apply.

6.Document Production, Depositions and Protective Orders. At any time after appointment of the third arbitrator, each Party may serve up to fifteen (15) interrogatories, fifteen
(15) document requests and ten (10) requests for admissions without prior approval of the chair of the panel. Within twenty-five (25) days after the service of such requests, the receiving Party shall provide copies of documents requested by the other and responses to the requests for admissions and written interrogatories served by the other. The chair of the panel shall decide any disagreement relating to such discovery requests and responses. Each Party may take the deposition of up to five (5) individuals without prior approval of the chair of the panel. Additional oral depositions may be taken upon good cause shown and approval by the chair of the panel. Reasonable protective orders prohibiting disclosure of documents except to the Parties, their attorneys, the arbitrators or a court may be entered by the chair of the panel.

7.No Compromise Final Resolution. Each Party shall be required to submit its proposed resolution of the Dispute in writing to the arbitrators and the other party within ten (10) days after the conclusion of the presentation of evidence in the arbitration hearing. The arbitrators shall be required to render a decision within twenty (20) days after the submission by both parties of their proposed resolution, adopting in full one or the other of such proposed resolutions, based on law and legal precedent, and no compromises or alternative resolutions shall be allowed or considered by the arbitrators. The arbitrators shall prepare and provide to the Parties, a brief statement of the reasonsfor their decision.
8.Limitation on Manager's Damages. An award of monetary damages against LCS, its affiliates, employees and agents shall not exceed (i) the insurance proceeds collected with respect to such matter plus (ii) the aggregate amount of the monthly management fees theretofore paid to LCS pursuant to this Agreement. There shall be no award of punitive or exemplary damages.

9.Review. The arbitration decision shall be final and binding on both Parties unless the arbitration is fraudulent or so grossly erroneous as to necessarily imply bad faith. Either Party may raise the issue of fraud or gross error in a court proceeding,
10.Costs. Each Party shall bear its own costs of arbitration and one-half of the costs of the third arbitrator. However, the arbitrators may choose to award general costs of arbitration including legal fees and arbitrator fees, against the losing party if they determine that the final position urged by the losing party was not reasonable.
11.Coordination with Related Proceedings. If any Party to this Agreement is also a party to a pending court action, arbitration or special proceeding with a third party, arising out of the same transaction or series of related transactions, and there is a possibility of conflicting rulings on a common issue of law or fact, a court or arbitrator (1) may refuse to enforce the procedural provisions of this Agreement, and may order intervention or joinder of all parties in a single action, arbitration or special proceeding; (2) may order intervention or joinder as to all or certain issues; (3) may order arbitration among the parties who have agreed to arbitration and stay the pending court action, other arbitration proceeding or special proceeding pending the

C-3

outcome of the arbitration proceeding hereunder; or (4) may stay the arbitration pending the outcome of the court action, other arbitration or special proceeding. Notwithstanding the provisions of this Agreement, if a claim is made against the Owner or LCS or both by a resident or employee or former resident or employee of the Community, and if such claim is submitted to arbitration (the "Other Arbitration"), each Party consents to the participation by the other Party in such Other Arbitration provided, however, that the limitations set forth in paragraphs 8, 9 and 10 hereof shall remain applicable with respect to claims in the Other Arbitration that are between the Parties hereto.

12.Applicable Law. The law applicable to any arbitration pursuant to this Agreement, shall be the Federal Arbitration Act (90 U.S.C §1 et seq.), and, to the extent not inconsistent therewith and not inconsistent with this Agreement, the Revised Uniform Arbitration Act as promulgated by the National Conference of Commissioners on Uniform State Laws. If any applicable and enforceable state or federal law imposes additional or different requirements, those requirements shall be met and the other provisions in this Agreement not inconsistent therewith shall be valid and enforceable to the maximum permissible extent.

13.Negotiation Confidential. All negotiation and proceedings pursuant to paragraph 1 above are confidential and shall be treated as compromise and settlement negotiations, and not as admissions, for purposes of applicable rules of evidence and any additional confidentiality protection provided by applicable law.

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SCHEDULE 4.5 LITIGATION

Litigation: In May 2013, a Resident of the Facility tripped and struck her right eye on a door jam, and wanted Borrower to pay for her treatment and home care. Borrower determined that it was not at fault and had no liability for this incident. The Resident filed a lawsuit in August 2014 (amended in September 2014) in Superior Court of Washington for King County, alleging negligence on the part of Borrower; and seeking relief including general damages, medical expenses, attorney fees, and costs assumed and incurred. This lawsuit remains unresolved as of the Closing Date, although any liability arising from it is expected to be covered under Borrower’s liability insurance policy.

Workers’ Compensation: The State of Washington funds/administers its own workers’ compensation program. Borrower pays a quarterly premium, and then receives back a Retrospective Group Rating Refund. As with almost any residential / health care facility with a large contingent of caregiver employees, the Facility has an ongoing series of workers’ compensation claims; there are five (5) open claims as of the Closing Date.

SCHEDULE 4.30 FACILITY LEASES

Salon Lease Agreement Between LCS-Westminster Partnership III LLP and Azadeh Sadri effective February 1, 2008; as amended by Amendment to Salon Lease Agreement Between LCS-Westminster Partnership III LLP and Azadeh Sadri effective December 1, 2010; and as further amended by Amendment to Salon Lease Agreement Between LCS-Westminster Partnership III LLP and Azadeh Sadri effective February 1, 2011
Therapy Services Agreement dated as of October 1, 2012, between Select Physical Therapy Orthopedic Services, Inc. and LCS-Westminster Partnership III LLP; as amended by Addendum to Therapy Services Agreement dated September 18, 2012

SCHEDULE 4.32 EXISTING INDEBTEDNESS

As of the Closing Date, Borrower has no Indebtedness other than that identified in Section 4.32 (Other Indebtedness) of the Agreement.

As of December 31, 2014, Resident Loans totaled $79,971,197; and Resident Loans secured by the Resident Loan Deed of Trust totaled $34,582,100.

SCHEDULE 5.31

POST-CLOSING DELIVERIES

1.Borrower shall provide Lender with certificates evidencing earth movement and business interruption insurance coverage in amounts and otherwise acceptable to Lender in its reasonable discretion.

2.Borrower will execute any indemnity agreement required by Talus Corporate Center and provide to Lender the Report on Subsurface Exploration and Geotechnical Engineering dated February 19, 2008, prepared by Golder Associates with respect to Talus Corporate Center, provided that Lender also agrees to indemnify Talus Corporate Center with respect to any liability related to the provision of such report.

3.Borrower to provide the DSHS Management Agreement Notice.